     As filed with the Securities and Exchange Commission on April 14, 2000
                                               Registration No. 333-___________
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                           STATE COMMUNICATIONS, INC.
                           --------------------------
                     (TO BE RENAMED TRIVERGENT CORPORATION)
                     --------------------------------------
             (Exact name of registrant as specified in its charter)

          SOUTH CAROLINA                               4813                               58-2354282
       --------------------                      -----------------                    -------------------
   (State or Other Jurisdiction            (Primary Standard Industrial                (I.R.S. Employer
of Incorporation or Organization)          Classification Code Number)                Identification No.)

                             200 NORTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 370-4500
                     --------------------------------------
   (Address, including Zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

                             RILEY M. MURPHY, ESQ.
                                GENERAL COUNSEL
                             TRIVERGENT CORPORATION
                             200 NORTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 370-4500
                     --------------------------------------
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

    WILLIAM P. CRAWFORD, JR., ESQ.                THOMAS R. BROME, ESQ.              RICHARD D. TRUESDELL, JR., ESQ.
WYCHE, BURGESS, FREEMAN & PARHAM, P.A.           CRAVATH, SWAINE & MOORE                  DAVIS POLK & WARDWELL
          POST OFFICE BOX 728                        WORLDWIDE PLAZA                      450 LEXINGTON AVENUE
 GREENVILLE, SOUTH CAROLINA 29602-0728              825 EIGHTH AVENUE                   NEW YORK, NEW YORK 10017
      (864) 242-8200 (TELEPHONE)                   NEW YORK, NY 10019                  (212) 450-4000 (TELEPHONE)
      (864) 235-8900 (FACSIMILE)               (212) 474-1000 (TELEPHONE)              (212) 450-4800 (FACSIMILE)
                                               (212) 474-3700 (FACSIMILE)

                     --------------------------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                     --------------------------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================
Title of Each Class of Securities       Proposed Maximum Aggregate             Amount of
to be Registered                        Offering Price (1)                     Registration Fee (2)
---------------------------------------------------------------------------------------------------
Common Stock, par value $0.001.......   $172,500,000                           $45,540
===================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2) Calculated pursuant to Rule 457(a) based on estimate of the proposed maximum aggregate offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE

         SUBJECT TO SHAREHOLDER APPROVAL, THE REGISTRANT PLANS TO CHANGE ITS NAME TO TRIVERGENT CORPORATION AND REINCORPORATE AS A DELAWARE CORPORATION BEFORE CIRCULATING THE PROSPECTUS INCLUDED IN THIS FILING. REFERENCES TO THE REGISTRANT IN THE PROSPECTUS ARE TO THE PROPOSED NEW NAME, AND TO DELAWARE AS THE STATE OF INCORPORATION.

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.


                    SUBJECT TO COMPLETION -- APRIL 14, 2000

==============================================================================

PROSPECTUS
    , 2000

                                     [LOGO]
                             TRIVERGENT CORPORATION
                             SHARES OF COMMON STOCK

-------------------------------------------------------------------------------

TRIVERGENT CORPORATION:

- We are a broadband telecommunications company offering web design and web hosting, high-speed data and voice services.

-        TriVergent Corporation
         200 North Main Street
         Greenville, South Carolina 29601

PROPOSED SYMBOL AND MARKET:

- We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "TRIV."

THE OFFERING:

-        We are offering         shares of our common stock.

-        The underwriters have an option to purchase up to an additional shares from us to cover over-allotments.

- This is our initial public offering, and no public market currently exists for our shares.

-        We anticipate that the initial public offering price for our shares
         will be between $        and $         per share.

-        Closing:          , 2000.



-------------------------------------------------------------------------------
                                             Per Share           Total
Public offering price:                   $                   $
Underwriting fees:
Proceeds to TriVergent Corporation:
-------------------------------------------------------------------------------

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

-------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE

              CREDIT SUISSE FIRST BOSTON

                               FIRST UNION SECURITIES, INC.

                                                 THOMAS WEISEL PARTNERS LLC

                                                                 DLJDIRECT INC.

         (Graphical depiction of TriVergent's network, overlayed on a map of the southeastern United States. The map identifies the locations of our DMS sites, ATM sites and transmission facilities.)

                               TABLE OF CONTENTS

                                                           PAGE
Prospectus Summary ....................................       3
Risk Factors ..........................................       9
Forward-Looking Statements ............................      19
Use of Proceeds .......................................      20
Dividend Policy .......................................      20
Capitalization ........................................      21
Dilution ..............................................      22
Selected Consolidated Financial Data ..................      24
Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations .......................................      26
Business ..............................................      35
Description of Our Indebtedness .......................      52
Government Regulation .................................      56
Management ............................................      63
Certain Relationships and Related
     Transactions .....................................      73
Principal Stockholders ................................      76
Description of Capital Stock ..........................      79
Shares Eligible for Future Sale .......................      83
Underwriting ..........................................      85
Legal Matters .........................................      89
Experts ...............................................      89
Available Information .................................      89
Index to Financial Statements .........................     F-1

                                --------------

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. In this prospectus, "TriVergent," "we," "us" and "our" refer to TriVergent Corporation.

         We have applied to register the following trademarks which may appear in this prospectus: Broadband Bundle(TM) and TrieWeb(TM). Our logo and certain titles and logos of our services mentioned in this prospectus are our trademarks.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding us and our common stock being sold in this offering, especially "Risk Factors" beginning on page 9 and our consolidated financial statements and the notes thereto, before deciding to invest in our common stock. Except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

         We are a broadband telecommunications company offering automated web design and web hosting, high-speed data and voice services. Our goal is to become the leading single-source, web-based communications company serving small and medium-sized businesses in the southeastern United States. Our principal product is our Broadband Bundle, which provides automated web design and web hosting, high-speed data and Internet access using digital subscriber line, or DSL, technology and local and long distance voice services. The Broadband Bundle is sold for a single price based on the customer's selected bandwidth capacity and number of access lines. We believe we are the only company providing this all-inclusive bundle in our markets. Our Broadband Bundle has been designed to increase customer loyalty and provide a cost-effective, web-based communications solution to our target customers. To complement our Broadband Bundle we will offer carrier grade data centers for dedicated web hosting and bandwidth connectivity in 33 of our 36 target markets by the end of 2001. We also offer network and data integration services, such as dedicated server colocation, and local area network and wide area network solutions, as well as on-premise voice and data equipment, hubs, routers and cabling services.

         As part of our Broadband Bundle, we offer our proprietary web architecture service, TriEWeb, that enables our customers to design and maintain their own websites using our template-driven web design Internet application. Our customers can edit their web sites and update e-mail addresses through a secure on-line, interactive control panel 24 hours a day without contacting our customer care representatives. We also provide our customers with high-speed Internet connectivity through our DSL services, unlimited local service and 100 minutes of free long distance usage per line, as well as web hosting. We believe this affordable, scalable solution enables our small and medium-sized business customers to take advantage of web related and connectivity services more typically utilized by larger companies. Since we began offering the Broadband Bundle in January 2000, approximately 90% of our new customers have entered into at least one-year contracts for service. At March 31, 2000, approximately 50% of our Broadband Bundled customers had three-year contracts. We also intend to release the second version of TriEWeb in third quarter 2000, to allow our customers to develop e-commerce applications and conduct transactions using their websites.

         We currently offer our products and services in six markets across South Carolina, North Carolina and Georgia. We intend to serve an additional 18 markets throughout nine southeastern states by the end of 2000, and a total of 36 markets by the end of 2001. We expect our total network footprint to cover more than 70% of BellSouth's business access line market, encompassing 5.4 million business access lines. We believe our network will ultimately cover over 90% of the business access lines in our target markets.

         We believe the number and size of our colocations positions us with the broadest colocation foot print in the BellSouth region. Our scale and unified network design of converged voice and data services allow us to accommodate future access line growth in our target markets both rapidly and cost-effectively. At March 31, 2000, we had:

         - secured 256 central office colocation facilities representing approximately 50,000 square feet of caged-in space and passing over 10 million access lines;
         - installed voice and data equipment in 82 of these colocation facilities, with 47 others under construction; and

         - deployed three asynchronous transfer mode, or ATM, switches, 2,400 route miles of lit fiber optic capacity, and three Nortel voice-switching platforms.

         Our network is designed to include six voice switches complemented by 33 ATM switches to provide our Broadband Bundle to our customers throughout the southeastern region. We currently have three voice switches installed and expect to install three more by the end of 2000 which will complete the voice switch deployment necessary to cover all of our currently planned markets. We intend to construct data centers in substantially all of our markets to house our ATM switches and provide dedicated and shared web hosting services to our customers. Because many of the traditional data service providers have targeted only the largest cities in our target market, we believe the market for data centers in small and medium sized cities in this region is currently underserved. We expect to house our carrier-grade data centers connected directly to our ATM switch. These data centers will have auxiliary battery and diesel power restoration, fire suppression, security clearance and access to customers' workstations and access to the Internet through our fiber network. We will offer our customers a complete solution that includes web hosting and high-speed Internet connections. We believe we will be first to market this service in many of our target markets.

         Since our inception, we have raised approximately $137 million in equity from a number of experienced investors in the telecommunications industry, including Moore Capital, Richland Ventures, Boston Millenia Partners, First Union Capital Partners, Bank of America Securities, CIT Group, TD Securities, CIBC, Southeastern Technology Fund, Wachovia Bank and Nortel Networks. Our management team, board of directors and affiliates have invested over $7 million in us. We also have a $120 million senior credit facility from a syndicate of financial institutions and a $45 million credit facility from Nortel Networks.

BUSINESS STRATEGY

      We have been pursuing our current business strategy since February 1999. Prior to that time, our business strategy was to resell to residential customers local and long distance voice services. With the exception of our prepaid business, we discontinued marketing resold residential service in April 1999 and expect this business to decline over the next two years. Our current business strategy is to become the leading single-source, web-based communications company serving small and medium-sized businesses in the southeastern United States. To achieve this goal, we have developed the following business strategy:

         -   Offer a Complete, Bundled Broadband Internet Communications
             Solution
         - Target Small and Medium-Sized Businesses in the Southeastern United States
         - Capitalize on First Mover Advantage in Bundled Services and Data Centers
         -   Leverage Proven Distribution Channels
         -   Capitalize on our Colocation Footprint
         -   Implement Scalable and Integrated Back Office Systems
         -   Leverage Management Expertise
         -   Accelerate Growth and Expand Product Offering through Acquisitions

         In most of our target markets, we expect to have a locally based sales force led by a sales manager and a team of six to 40 account executives responsible for customer acquisition and retention in their market. We also intend to use third-party agents to enhance the reach of our direct sales force. We currently have developed strong relationships with voice and data equipment distributors located throughout the southeastern region of the United States, including those affiliated with Teleco, Inc.

         Our management team is led by Charles S. Houser, our Chairman and Chief Executive Officer, who has had a distinguished career in the telecommunications industry, including serving as:

         - chairman and chief executive officer of Corporate Telemanagement Group, Inc., or CTG, a switch-based long distance carrier acquired by LCI International, Inc.;
         - chief executive officer of Tel/Man, a switch-based long distance carrier;
         - chief operating officer of SouthernNet, a facilities-based long distance carrier that was acquired by MCI in 1989; and
         -        chairman of Teleco, Inc.

                                  THE OFFERING

         The calculation of the number of shares outstanding after this offering includes the automatic conversion of all outstanding shares of preferred stock into common stock but does not reflect shares that may be issued upon the exercise of options and warrants. Unless otherwise specifically stated, information in this prospectus assumes the underwriters do not exercise their option to purchase additional shares in this offering.

Common stock offered by us....................                            shares

Common stock outstanding after
 this offering................................                            shares

Use of proceeds...............................       We plan to use the net proceeds from this offering:

                                                     -    for capital expenditures relating to the planned
                                                          expansion of our network;

                                                     -    to fund operating losses during the rollout of
                                                          services in new markets; and

                                                     -    for working capital and other general corporate
                                                          purposes.

                                                     See "Use of Proceeds."

Dividend policy...............................       We have never paid or declared any cash dividends on our common stock and do not anticipate paying cash dividends in the
                                                     foreseeable future.  We currently intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth.

Proposed Nasdaq National Market symbol........       TRIV


--------------

PRINCIPAL OFFICES

         We are a Delaware corporation. Our predecessor was a South Carolina corporation. Our principal executive offices are located at 200 North Main Street, Greenville, South Carolina 29601. Our telephone number is (864) 370-4500.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

         The following table sets forth our summary consolidated financial data for the periods indicated. The consolidated statement of operations data for the period from October 29, 1997 (date of inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1999 have been derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP, independent public accountants, as indicated in their report included elsewhere in this prospectus. The results of our operations for the periods indicated are not necessarily indicative of the results of operations in the future.

         The as adjusted balance sheet data gives effect to the following as if each had taken place on December 31, 1999:

         - the issuance of Series C preferred stock in February and March 2000 for which we received total net proceeds of $67.1 million;

         -        the automatic conversion of Series A, B and C preferred stock
                  into              shares of common stock and the issuance of
                              shares of common stock in payment of dividends
                  accrued on the Series A, B and C preferred stock through the closing of this offering; and

         -        our receipt of net proceeds from the sale of          shares
                  of common stock in this offering at an assumed initial public offering price of $ per share, after deducting estimated underwriting discounts and commissions and offering expenses.

         EBITDA, shown below under "Other Financial Data," consists of net loss before extraordinary item, excluding net interest, taxes, depreciation and amortization and noncash compensation expense. We have provided EBITDA because it is a measure of financial performance commonly used for comparing companies in the telecommunications industry in terms of operating performance, leverage and ability to incur and service debt. EBITDA provides an alternative measure of cash flow from operations as determined under generally accepted accounting principles. You should not consider it as a substitute for operating loss, as an indicator of our operating performance nor as an alternative to cash flows from operating activities as a measure of liquidity. We may calculate EBITDA differently from other companies. For further information, see our consolidated financial statements and related notes included elsewhere in this prospectus.

         You should read the summary consolidated financial data set forth below in conjunction with our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                PERIOD FROM
                                                                OCTOBER 29
                                                             (INCEPTION ) THROUGH              YEAR ENDED
                                                                 DECEMBER 31,                  DECEMBER 31,
                                                             --------------------  --------------------------------
                                                                    1997                1998                1999
                                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
    DATA:
Revenues ..............................................           $     --            $  5,261            $ 25,037
Cost of services ......................................                 --               3,802              17,704
Selling, general and administrative ...................                 40              12,166              23,523
Provision for uncollectible accounts ..................                 --               1,976               7,285
Depreciation and amortization .........................                 --                 150               1,318
Operating loss ........................................                (40)            (12,833)            (24,793)
Net loss ..............................................                (40)            (12,723)            (25,664)
Net loss per common share .............................               (.01)              (1.37)              (2.60)

OTHER FINANCIAL DATA:
Net cash used in operating activities .................           $    (56)           $(11,072)           $(19,956)
Net cash used in investing activities .................                 --               1,465)            (38,764)
Net cash provided by financing activities .............                110              13,883              72,558
Capital expenditures ..................................                 --               1,465              34,966
EBITDA ................................................                (40)            (12,683)            (23,475)

                                                                               AS OF DECEMBER 31, 1999
                                                                  --------------------------------------------------
                                                                    ACTUAL                               AS ADJUSTED
                                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and investments ................           $ 17,928                                $
Working capital .......................................              5,485
Net property and equipment ............................             44,057                                  44,057
Total assets ..........................................             67,277
Long-term debt ........................................             18,200                                  18,200
Redeemable preferred stock ............................             65,780
Stockholders' deficit .................................            (31,158)

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. Before investing, you should consider carefully the risks described below, together with all of the other information included in this prospectus.

                         RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY PROVIDING TELECOMMUNICATIONS SERVICES MAKES EVALUATING OUR PERFORMANCE DIFFICULT.

         We began operating as a telecommunications services provider in October 1997 by reselling BellSouth's local telephone service. We changed our business strategy from reselling local and long distance services to providing a broadband bundle of services on our network in February 1999 and are currently implementing this strategy in six markets. We are also beginning to enter additional markets and plan to enter a total of 36 markets. As a result of our limited operating history, you have limited historical financial information upon which to evaluate how we will perform in the future. Many of our services are new or have recently been introduced in new markets. We cannot assure you that we will be able to compete successfully in the telecommunications services provider business.

OUR FUTURE GROWTH WILL REQUIRE SIGNIFICANT AMOUNTS OF ADDITIONAL CAPITAL AND OUR FAILURE TO OBTAIN ADDITIONAL CAPITAL COULD SIGNIFICANTLY IMPAIR OUR ABILITY TO IMPLEMENT OUR BUSINESS STRATEGY.

         The expansion and development of our business and the deployment of our networks, services and systems will require significant amounts of additional capital to fund debt service and cash flow deficits. Although we anticipate that our existing funds and the net proceeds of this offering will fund approximately 70% of our capital expenditures and operating losses to finance our first 36 markets, we will need additional capital to complete these markets. We may require additional financing or require financing sooner than anticipated if our development plans change or prove to be inaccurate. If we are not able to raise additional funds when needed (or obtain waivers of provisions restricting future borrowings from our lenders under our credit facilities) we would be required to significantly scale back our operations. There can be no assurance that additional capital will be available on terms acceptable to us, or available at all. Additional debt we may incur during the next few years to finance our expansion could require us to dedicate a substantial portion of our future cash flow from operations to the repayment of that debt, thereby reducing the funds available for other business purposes, limiting our ability to obtain additional financing and placing us at a competitive disadvantage compared to competitors who have less debt than we do. This could have an adverse effect on our business, operating results and financial condition.

IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR FUTURE GROWTH, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

         To implement our business plan, we intend to rapidly and significantly expand our operations. Any future rapid expansion will challenge our management, personnel, operational, financial and other resources. Failure to manage our future growth effectively could adversely affect customer satisfaction, service offerings and the continued implementation of our business strategy. We cannot assure you that we can:

         - improve existing and successfully implement new operations, financial and management information controls, reporting systems and procedures;
         -        hire, train and manage additional qualified personnel;
         -        expand and upgrade our core technologies;
         -        effectively allocate or obtain management resources; or

         - effectively manage relationships with our customers, suppliers and other third parties.

Any failure to successfully manage and expand these areas and to implement and improve these systems, procedures and controls in an efficient manner at a pace consistent with the growth of our business could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE A HISTORY OF OPERATING LOSSES AND NEGATIVE CASH FLOW AND WE MAY NOT BE PROFITABLE IN THE FUTURE.

         We have incurred significant losses and experienced negative operating cash flow for each month since we began operations as a telecommunications provider and expect to continue to incur losses in the future as we expand our network. As of December 31, 1999, we had an accumulated deficit of approximately $38.4 million. The development of our business and the deployment of our networks, services and systems will require significant capital expenditures. We expect our operating losses to increase significantly during our network, services and systems deployment, which will continue for the foreseeable future. The prolonged effects of generating losses without additional funding would be a restriction on our ability to pursue our business strategy.

         If we cannot achieve profitability from operations or alternative funding sources, we may not be able to meet:

         -      our capital expenditure needs;
         -      our debt service obligations; or
         -      our working capital needs.

PROVIDING SERVICES TO CUSTOMERS WITH CRITICAL WEB SITES AND WEB-BASED APPLICATIONS COULD POTENTIALLY EXPOSE US TO LAWSUITS FOR CUSTOMERS' LOST PROFITS OR OTHER DAMAGES.

         Because our web hosting and applications services are critical to many of our customers' businesses, any significant interruption in our services could result in lost profits or other indirect or consequential damages to our customers. Although the standard terms and conditions of our customer contracts disclaim our liability for any such damages, a customer could still bring a lawsuit against us claiming lost profits or other consequential damages as the result of a service interruption or other web site or web application problems that the customer may ascribe to us. There can be no assurance that a court would enforce any limitation on our liability, and the outcome of any lawsuit would depend on the specific facts of the case and legal and policy considerations. In some cases we could be liable for substantial damage awards. These damage awards might exceed our liability insurance by unknown but significant amounts, which would have an adverse effect on our business.

IF WE ARE UNABLE TO DEVELOP AND INTEGRATE OUR OPERATIONS SUPPORT SYSTEMS AND INTERFACE WITH SYSTEMS OF THIRD PARTIES, WE WILL BE UNABLE TO MONITOR COSTS, BILL CUSTOMERS, PROCESS CUSTOMER ORDERS AND PROVIDE GOOD CUSTOMER SERVICE.

         We are developing and implementing our operational and support systems, purchasing products and services offered by third party vendors and integrating those products and services to produce efficient operational solutions. If we are unable to identify our information and processing needs or develop, integrate, maintain and upgrade our systems, these systems may not perform as expected. In addition, our systems must interface with those of third parties, such as BellSouth and other third parties, to exchange information critical for ordering and provisioning our services to our customers. We cannot assure you that these systems will be successfully implemented on a timely basis, if at all, or that once implemented, they will perform as expected. Risks to our business associated with our systems include:

         - failure by these third party vendors to deliver their products and services in a timely and effective manner and at acceptable costs;
         - our failure to identify all of our information and processing needs;
         - failure of our related processing or information systems to function properly;
         -        failure to integrate new products or services effectively; or
         - failure of the operations support systems of BellSouth and other third parties to adequately exchange information with our systems.

         In addition, our right to use these systems is dependent upon license agreements with third party vendors. Some of these agreements may be canceled by the vendor and the cancelation or nonrenewal of these agreements may interrupt our service until we find suitable alternative vendors.

OUR RELIANCE ON BELLSOUTH'S AND OTHER TRADITIONAL TELEPHONE COMPANIES' FACILITIES AND INTERCONNECTIONS COULD ADVERSELY EFFECT OUR BUSINESS.

         Our ability to deliver our services successfully requires interconnection agreements with BellSouth and other traditional telephone companies which are subject to federal and state regulation. These companies are our competitors and currently dominate the provision of telecommunication services in our markets. Federal legislation regulating the telecommunications industry has enhanced competition in the local services market by requiring traditional local telephone companies to provide access to their networks through interconnection agreements and to offer unbundled elements of their network and retail services at prescribed rates to other telecommunications carriers, such as us. However, we still must negotiate required interconnection agreements, including colocation provisions, or continue or renew existing lease, interconnection and/or colocation arrangements provisions on terms favorable to us. Otherwise, we could experience interruptions in service and, in turn, customer dissatisfaction and the loss of existing and potential customers. We cannot assure you that we will be able to negotiate such arrangements on favorable terms or at all. If we are unable to renew our interconnection agreements, or if the terms of these interconnection agreements are not favorable to us, it could also have an adverse effect on our business.

         We are and will continue to be dependent on traditional telephone companies to assure uninterrupted service and competitive services. Blocked calls, delays and problems in installing service result in customer dissatisfaction and risk the loss of business. Many new carriers have experienced difficulties in working with the traditional telephone companies with respect to ordering, interconnecting, leasing premises and implementing systems to order and receive unbundled network elements and wholesale services. Furthermore, the rules governing which unbundled network elements the traditional local telephone companies must provide and the cost methodology for providing these elements are currently under Federal Communications Commission and judicial review. If we are unable to obtain the cooperation of a traditional telephone company, our ability to offer local services would be adversely effected.

         We must use copper telephone lines controlled by BellSouth, or other traditional telephone companies providing services in our target markets, to provide connections to customers, including DSL. We also depend on the traditional telephone company in each market for colocation, a substantial portion of the transmission facilities used to connect our equipment in traditional telephone companies' central offices to our network, and testing and maintaining the quality of copper lines. Traditional telephone companies may not provide timely cooperation because we are competitors. If this occurs, we may not have alternate means of connecting our DSL and other equipment with copper lines and/or connecting our equipment in central offices to our switching centers, which could materially affect our business and operations. Furthermore, we cannot assure you that we will be able to obtain copper telephone lines and services we require from traditional telephone companies on a timely basis or at quality levels, prices, terms and conditions satisfactory to us. Delays in obtaining access to colocation space and telephone lines or the rejection of our applications for colocation could result in delays in, and increased expenses associated with, the implementation of our business strategy.

         Our ability to provide DSL-based and other services to potential customers depends on the quality, physical condition, availability and maintenance of telephone lines within the control of the traditional telephone companies. DSL technology may not operate as expected on traditional telephone companies' networks and may interfere with or be affected by other transport technologies. All transport technologies using copper telephone lines have the potential to interfere with, or to be interfered with by, other traffic on adjacent copper telephone lines. This interference could degrade the performance of our services or make us unable to provide service on selected lines. We may be unable to negotiate successfully interference resolution procedures with traditional telephone companies. Interference could adversely affect the speed of deployment, our reputation and customer service, which could cause us to lose our customers and have an adverse effect on our business.

OUR DEPENDENCE ON THIRD PARTY VENDORS FOR EQUIPMENT, LEASED TRANSPORT FACILITIES AND OTHER SERVICES MAY ADVERSELY AFFECT OUR BUSINESS.

         Our network design strategy contemplates our owning and operating our own switches but initially leasing a substantial portion of our transport facilities, or network lines, from third parties. Currently, we use leased facilities for a vast majority of our transport requirements. Although we have begun to selectively acquire our own fiber transport capacity, we expect, for the foreseeable future, to continue to lease a substantial portion of our transport capacity from other carriers, many of which are competitors in our service territories.

         We currently purchase all of our equipment from a number of vendors and outsource a significant portion of the installation and field service of our networks to third parties, principally Nortel.

         We currently lease a majority of our long haul transport facilities from one carrier. Although we believe that adequate alternative sources of transport facilities exist, if this carrier's facilities become unavailable, our business could be disrupted. In addition, although we believe we have protection against unexpected increases in the costs of our leased transport facilities, an unexpected material increase in these costs could have an adverse effect on our results. We also have minimum volume commitments, and our failure to meet them may obligate us to pay underutilization changes.

         We have entered into agreements with Nortel and other vendors to help install our broadband network. We also have arrangements with Nortel to monitor our network until we have installed our own network operations center. Any failure or inability by these vendors to perform these functions in a timely manner could cause significant delays and costs in providing services to our existing and prospective customers and deploying our network in our target markets. Any such failure could materially and adversely affect our business, prospects, operating results and financial condition.

         We are also dependent on third-party supplies for substantial amounts of fiber, conduit, computers, software, switches, routers and related components that we use to expand and upgrade our network. If any of these relationships is terminated or a supplier fails to provide reliable services or equipment, and we are unable to reach suitable alternative arrangements quickly or on favorable terms, we may experience significant delays and additional costs. If that happens, it could have an adverse effect on us.

         Our reliance on third party vendors involves a number of risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. Any reduction or interruption of supply or service could disrupt our business.

FAILURE TO MAINTAIN AND ADAPT OUR NETWORK COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

         Our success will depend upon the capacity, reliability and security of our network. Our failure to maintain and expand our network infrastructure on a timely basis or adapt it to either changing customer requirements or evolving industry standards could have a material adverse effect on our business, prospects, operating results and financial condition. Because we expect that a substantial portion of our future revenues will be derived from providing tailored applications and services to our customers, we must continue to expand and adapt our network infrastructure as the number of end users and the amount of information they wish to transfer increase and as customer requirements change. If end user demand evolves to favor higher downstream transmission speeds than those we currently offer, we cannot be sure that we will be able to expand or adapt our network infrastructure to meet this additional demand or our customers' changing requirements on a timely basis, at a commercially reasonable cost or at all.

OUR FAILURE TO EFFECTIVELY MANAGE THE RISKS RELATED TO THE PROVISION OF INTERNET SERVICES COULD HARM OUR BUSINESS.

         In addition to our telephone and data service product offerings, we act as an Internet service provider to our customers. The Internet is comprised of many Internet service providers that operate their own networks and interconnect with each other at various peering points. We are in the process of developing relationships to permit us to exchange traffic with these providers. We cannot assure you that we will be able to expand or adapt our network infrastructure to meet the current requirements for Internet service providers or any new requirements on a timely basis, at a commercially reasonable cost, or at all. In addition, we cannot guarantee that other national Internet service providers will maintain these types of relationships with us.

         The law in the United States relating to the liability of Internet service providers for information carried on, disseminated through or hosted on their systems is currently unsettled. Exposure to such liability could require us to expend substantial resources or discontinue certain product or service offerings. In addition, increased attention to liability issues, as a result of lawsuits, legislation and legislative proposals, could adversely affect the growth of Internet use and, in turn, our business and results of operations.

CLAIMS AGAINST US ALLEGING OUR INFRINGEMENT OF A THIRD PARTY'S INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR BUSINESS.

         We rely on a combination of licenses, confidentiality agreements and other contracts to establish and protect our intellectual property rights. The steps we have taken may be inadequate to protect our technology or other intellectual property. Third parties may assert infringement claims against us and, in the event of an unfavorable ruling on any claim, we may be unable to obtain a license or similar agreement to use intellectual property we rely upon to conduct our business. In addition, these claims may divert management's attention away from the business and be costly to defend.

         We have applied for service marks on certain terms and symbols that we believe are important for our business. We also rely on unpatented trade secrets and know-how to maintain our competitive positions, which we seek to protect, in part, by confidentiality agreements with employees, consultants and others. However, these agreements may be breached or terminated, and we may not have adequate remedies for any breach. In addition, our competitors may otherwise learn or discover our trade secrets. We currently have no patents or patent applications pending.

         Many of our management and other personnel were previously employees of other telecommunications companies. In many cases these individuals conduct activities for us similar to those they conducted prior to joining us. These employees could be subject to allegations of violations of trade secrets, non-compete or confidentiality agreements or other similar claims.

THE TELECOMMUNICATIONS INDUSTRY IS UNDERGOING RAPID TECHNOLOGICAL CHANGES, AND OUR FAILURE TO KEEP UP WITH THESE CHANGES COULD IMPEDE OUR ABILITY TO ATTRACT NEW CUSTOMERS AND CAUSE US TO LOSE EXISTING CUSTOMERS.

         The telecommunications industry is subject to rapid and significant changes in technology, customer requirements and preferences. Our failure to keep up with these changes could impede our ability to attract new customers and cause us to lose existing customers. New technologies could reduce the competitiveness of our network by reducing the cost or increasing the supply of services that compete with those we plan to offer. One result may be that our most significant future competitors may be new entrants into the communications services industry.

         The high-speed data communications industry is in the early stages of development and is subject to rapid and significant technological change. Because the industry is new and technologies available for high-speed data communications services are rapidly evolving, the services we provide our customers will need to change over time. Many providers of high-speed data communication services are testing products from numerous suppliers for various applications, and these suppliers have not broadly adopted an industry standard. In addition, various industry groups are in the process of trying to establish standards, which could limit the types of available technologies. Certain critical issues concerning commercial use of DSL technology for Internet access, including security, reliability, ease and cost of access and quality of service, remain unresolved and may impact the growth of these services.

IF WE ARE UNABLE TO RETAIN AND HIRE OUR KEY PERSONNEL, WE MAY NOT BE ABLE TO SUCCESSFULLY ACHIEVE OUR OBJECTIVES.

         Our future success depends on the performance of our key personnel and of our senior management team in executing our business strategy, including the continued services of our chief executive officer and chief operating officer. Several members of our management have joined us very recently, and if they are unable to integrate themselves into our business or work together as a management team, our business will suffer. Our future success also depends in large part on our ability to identify, attract, motivate and retain skilled and qualified management personnel. Competition for qualified employees and personnel in the telecommunications industry is intense, and there is a limited number of persons with knowledge of and expertise in the industry. We cannot assure you that we will be able to hire or retain necessary personnel in the future. Loss of services of key personnel or our inability to attract additional qualified personnel could adversely affect our business.

WE FACE RISKS INVOLVING ACQUIRED BUSINESSES, POTENTIAL ACQUISITIONS AND THE DEVELOPMENT OF STRATEGIC ALLIANCES OR INVESTMENTS NEEDED TO COMPLEMENT OUR EXISTING BUSINESS.

         One of our business strategies contemplates growth through strategic acquisitions. There can be no assurance that we will be able to successfully compete with other bidders for targeted acquisitions. Our ability to finance acquisitions may be constrained by our degree of leverage. In addition, our credit facilities may significantly limit our ability to enter into strategic alliances or acquisitions and to incur related indebtedness.

Furthermore, the evaluation of potential acquisition targets may divert management's time and resources away from current operations. The inability to complete strategic acquisitions may have a negative impact on our planned growth and expansion to additional markets. Integrating acquired businesses into our operations can be difficult and require much of management's time and attention. We cannot assure you that:

         -        we will be able to identify suitable targets in the future;
         - we will be able to successfully integrate the network, operations, personnel, products, technologies and financial and other systems of the acquired businesses into our operations;
         - we will not encounter unexpected difficulties in entering markets where we have little or no prior experience;
         - we will be able to successfully enhance our customer support resources to adequately service our existing customers and the customers of the acquired businesses; or
         - the integration of acquired businesses into our business will not be more expensive or take longer than anticipated.

OUR FAILURE AND THE FAILURE OF OUR SUPPLIERS TO ADEQUATELY ADDRESS YEAR 2000 PROBLEMS COULD NEGATIVELY IMPACT OUR BUSINESS AND CAUSE US TO LOSE CUSTOMERS.

         We have experienced no Year 2000 issues to date and we are not aware of any material issues for our suppliers. However, we are continuing to evaluate and determine whether our significant suppliers are in compliance or have appropriate plans to remedy Year 2000 issues when their systems interact with our systems. There can be no assurance that our systems or the systems of other companies on which we rely are Year 2000 compliant, that another company's failure to successfully convert, or that another company's conversion to a system incompatible with our systems, would not have an adverse impact on our operations.

OUR BUSINESS WILL SUFFER IF INTERNET USAGE DOES NOT CONTINUE TO INCREASE THE DEMAND FOR OUR SERVICES OR IF THE INTERNET FAILS TO PERFORM RELIABLY CAUSING OUR QUALITY OF SERVICE TO DECREASE.

         Use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has recently begun to increase rapidly. The adoption of the Internet for information retrieval and exchange, commerce and communications, particularly by those enterprises that have historically relied upon alternative means of information gathering, commerce and communications, generally requires the adoption of a new medium of conducting business and exchanging information. If the Internet as a commercial or business medium fails to develop further or develops more slowly than expected, our business could be materially adversely affected.

         Our success depends in large part on continued growth in the use of the Internet which causes an increase in the demand for our services. We would be adversely affected if Internet usage does not continue to grow. Internet usage and growth may be inhibited for a number of reasons, such as:

         -        inadequate network infrastructure;
         -        security concerns;
         - uncertainty of legal and regulatory issues concerning the use of the Internet;
         -        inconsistent quality of service;
         - lack of availability of cost-effective, reliable, high-speed service; and
         -        failure of Internet usage to expand internationally.

         If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, or its performance and reliability may decline. For example, web sites have experienced interruptions in service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently, use of the Internet as a commercial or business medium could grow more slowly or decline in the future, which would harm our business.

                         RISKS RELATED TO THIS OFFERING

INTENSE COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY MAY NEGATIVELY AFFECT THE NUMBER OF OUR CUSTOMERS AND THE PRICING OF OUR SERVICES.

         The telecommunications industry is highly competitive, and one of the primary purposes of the Telecommunications Act is to foster further competition. In each of our markets, we compete principally with BellSouth or the traditional telephone company serving that market. It is likely that we will also face competition from other communications providers, and competitive local exchange carriers, cable companies, cellular carriers, interexchange carriers, DSL providers and many other competitors. We currently do not have a significant market share in any of our markets. BellSouth and other traditional telephone companies have long-standing relationships with their customers, financial, technical and marketing resources, including brand name recognition, substantially greater than ours and the potential to fund competitive services with cash flows from a variety of businesses. Additionally, they currently benefit from existing regulations that favor the traditional telephone companies over competitors. Furthermore, the regional Bell operating companies recently have been granted, under particular conditions, pricing flexibility from federal regulators with regard to some services with which we compete. This may present BellSouth with an opportunity to subsidize services that compete with our services and offer competitive services at lower prices.We also expect to experience declining prices and increasing price competition. We cannot assure you that we will be able to achieve or maintain adequate market share or margins, or compete effectively, in any of our markets. Any of the foregoing factors could have an adverse effect on us.

WE ARE SUBJECT TO SIGNIFICANT REGULATION THAT COULD CHANGE IN A MANNER ADVERSE TO US.

         Telecommunications services are subject to significant regulation at the federal, state and local levels. The following factors may have an adverse effect on us:

         - delays in receiving required regulatory approvals or onerous conditions imposed on these approvals;

         - difficulties completing interconnection agreements with traditional telephone companies; or

         - the enactment of new and adverse federal and/or state legislation or regulatory requirements or changes in the interpretation of existing legislations and/or changes in regulatory requirements.

         Recent federal legislation governing the U.S. telecommunications industry remains subject to judicial review and additional FCC rule-making. As a result, we cannot predict the legislation's effect on our future operations or results. Many regulatory actions regarding important items that impact us are underway or are being contemplated by federal and state authorities. Changes in current or future regulations adopted by federal, state or local regulators, or other legislative or judicial initiatives relating to the telecommunications industry, could have a material adverse effect on us.

         Unlike some of our competitors, particularly the traditional telephone companies, we are not currently subject to some of the burdensome regulations imposed by federal legislation. Our ability to compete in the local exchange market will depend upon a continued favorable, pro-competitive regulatory environment, and could be adversely affected by new regulations or legislation affording greater flexibility and regulatory relief to our competitors.

         In August 1998, the FCC requested comments on new rules that would allow traditional telephone companies to provide their own DSL services through a separate affiliate free from traditional regulation. The provision of DSL services by a traditional telephone company affiliate not subject to traditional regulation could have a material adverse effect on us.

         We are currently required to publicly file with governmental authorities our tariffs describing the prices we charge our customers and the terms and conditions for some intrastate, interstate and international services. Challenges to these tariffs by regulators or third parties could cause us to incur substantial legal and administrative expenses.

         Federal and state regulatory agencies also have the right to impose sanctions and forfeitures, mandate refunds or impose other penalties for regulatory non-compliance.

                         RISKS RELATED TO THIS OFFERING

THERE MAY BE A LACK OF A TRADING MARKET FOR OUR COMMON STOCK.

         Our common stock has not been traded in the public market before this offering. We cannot be sure that an active public market for our common stock will develop or continue after this offering. Investors may not be able to sell their common stock at or above our initial public offering price or at all. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in financial estimates or recommendations by industry research analysts, investors' perceptions of us and our industry, announcements by us or our competitors, future sales of our stock and general economic, industry and market conditions. The trading price of our common stock is likely to be volatile. The stock market has experienced extreme volatility and this volatility has often been unrelated to the operating performance of particular companies.

FUTURE SALES OF OUR COMMON STOCK MAY LOWER OUR STOCK PRICE.

         If our existing stockholders and optionholders sell a large number of shares of our common stock, the market price of our common stock could decline significantly. The perception in the public market that these holders might sell shares of common stock could alone depress our market price. Immediately after this offering, approximately shares of our common stock will be outstanding. The shares included in this offering will be available for immediate resale in the public market. The remaining shares, or % of our total outstanding shares, will become available for resale in the public market as shown on the chart below, subject to performance by the stock. Although of those shares are subject to lock-up agreements restricting their sale for 90, 135 or 180 days from the date of this prospectus, the underwriters may waive this restriction at any time. For a more thorough discussion of shares that will become available, see "Shares Eligible for Future Sale."

         ADDITIONAL SHARES AVAILABLE FOR RESALE                DATE OF FIRST AVAILABILITY
         --------------------------------------                --------------------------
                                                       90 days after the date of this prospectus
                                                           subject, in some cases, to price and
                                                           volume limitations

                                                       135 days after the date of this prospectus
                                                           subject, in some cases, to price and
                                                           volume limitations

                                                       180 days after the date of this prospectus
                                                           subject, in some cases, to price and
                                                           volume limitations

INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF $      PER SHARE
IN THE BOOK VALUE OF THEIR INVESTMENT.

         If you purchase shares of our common stock at the public offering
price, you will experience immediate dilution of $       per share because the
price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares and because we have experienced significant operating losses. You will experience additional dilution upon the exercise of outstanding stock options and warrants to purchase common stock. For a more thorough discussion of dilution, see "Dilution."

OUR CERTIFICATE OF INCORPORATION CONTAINS CERTAIN PROVISIONS THAT COULD DELAY OR IMPEDE A CHANGE OF CONTROL AND THEREFORE COULD HAVE A NEGATIVE IMPACT ON OUR STOCKHOLDERS.

         Provisions of our certificate of incorporation and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be a benefit to our stockholders. For a more thorough discussion of our certificate of incorporation and Delaware law, see "Description of Capital Stock."

                           FORWARD-LOOKING STATEMENTS

         We make forward-looking statements in this prospectus. These forward-looking statements include but are not limited to statements about our plans, objectives, expectations, intentions, assumptions and other statements that are not historical facts. Some of the forward-looking statements can be identified by the use of words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates" or the negative of those words or other comparable terminology. Forward-looking statements involve risks and uncertainties. These statements are based on management's current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in those statements, including:

         - the rate of expansion of our network and our customer base;
         - highly competitive market conditions;
         - changes in or developments under laws, regulations, licensing requirements or telecommunications standards;
         - changes in the availability of colocation and transmission facilities;
         - changes in retail or wholesale communications rates;
         - changes in technology;
         - the loss of the services of key officers; and
         - general economic conditions.

         For a discussion of these, and of additional factors that could cause actual results to differ, please see the preceding discussion under "Risk Factors" contained in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made.

                                 USE OF PROCEEDS

         We estimate that we will receive net proceeds of approximately $ million from the sale of our common stock in this offering, based upon the midpoint of the filing range and after deducting the estimated underwriting
discounts and commissions and estimated offering expenses of $    million
payable by us. If the underwriters' over-allotment option is exercised in full,
we estimate that such net proceeds would be approximately $           . See
"Underwriting."

         We intend to use the net proceeds from this offering:

         - for capital expenditures relating to the planned expansion of our network;

         - to fund operating losses during the rollout of services in new markets; and

         -        for working capital and other general corporate purposes.

         We may also use a portion of the net proceeds from this offering and borrowings under our senior credit facility to acquire complementary businesses or enter into strategic alliances, although we have no material specific understandings, commitments or agreements to do so at this time.

         Because of the number and variability of factors that may determine our use of the net proceeds of this offering, our management will retain a significant amount of discretion over the application of the net proceeds. The actual net proceeds could also vary substantially from our current plans due to market conditions.


                                 DIVIDEND POLICY

         We have never paid or declared any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth.

         Future dividends, if any, will be determined by our board of directors and will depend upon our results of operations, financial condition and capital expenditure plans, as well as other factors that our board of directors considers relevant. Our senior credit facility and Nortel credit facility currently limit the payment of dividends and future financing agreements are likely to contain similar restrictions.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 1999 on an actual basis and as adjusted to give effect to:

         - the issuance of Series C preferred stock in February and March 2000 for which we received total net proceeds of $67.1 million;

         -    the automatic conversion of Series A, B and C preferred stock into
                   shares of common stock and the issuance of      shares of
              common stock in payment of dividends accrued on the Series A, B and C preferred stock through the closing of this offering; and

         -    our receipt of net proceeds from the sale of      shares of common
              stock in this offering at an assumed initial public offering price
              of $      per share, after deducting estimated underwriting
              discounts and commissions and offering expenses.

         This table should be read in conjunction with our consolidated financial statements, notes to those statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" included elsewhere in this prospectus.

                                                                                  AS OF DECEMBER 31, 1999
                                                                             -------------------------------
                                                                             ACTUAL              AS ADJUSTED
                                                                                      (IN THOUSANDS)
Cash, cash equivalents and investments ..........................              $ 17,928                   $
                                                                               ========            ========
Long-term  debt  (excluding  current  portion  of  capital
    lease obligations):
    Term loan ...................................................              $ 17,100            $ 17,100
    Other .......................................................                 1,100               1,100
                                                                               --------            --------
    Total long-term debt ........................................                18,200              18,200
Redeemable preferred stock:
    Series A 5.5% cumulative convertible preferred stock,
         $.01 par value; 10,000,000 shares authorized;
         4,711,672 shares issued and outstanding; no shares
         issued and outstanding (as adjusted)....................                12,685                  --
    Series B 5.5% cumulative convertible preferred stock,
         $.01 par value; 14,133,329 shares authorized;
         13,866,662 shares issued and outstanding (actual);
         no shares issued and outstanding (as adjusted)..........                53,094                  --

Stockholders' deficit:
         Common stock, $0.001 par value, 100,000,000 shares
         authorized; 11,147,920 shares issued and outstanding,
         (actual)................................................                    11
         Additional paid-in capital .............................                 7,466
         Accumulated deficit ....................................               (38,427)            (38,427)
         Treasury stock .........................................                  (208)               (208)
                                                                               --------            --------

       Total stockholders' deficit ..............................               (31,158)
                                                                               --------            --------
                 Total capitalization ...........................              $ 52,821            $
                                                                               ========            ========

                                    DILUTION

         Our net tangible book value as of December 31, 1999 was approximately $31,341,991 million, or $0.69 per share of common stock after giving effect to the issuance of Series C preferred stock in February and March 2000. Net tangible book value per common share is equal to total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, assuming the conversion of all shares of preferred stock into common stock. After giving effect to this offering and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us, our net tangible book value as of December 31, 1999 would have been approximately $ million, or $ per share of common stock. This represents an immediate increase in net tangible book value of $ per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $ per share of common stock to new stockholders purchasing our common stock in this offering. The following table illustrates this per share dilution as of December 31, 1999:


         Assumed initial public offering price per share........................                        $
                                                                                                        --------
         Net tangible book value per share at December 31, 1999.................            $0.69

         Increase in net tangible book value per share attributable to new stockholders...........................................................
                                                                                            -----
         Pro forma net tangible book value per share after this offering........
                                                                                                        --------
         Dilution per share to new stockholders.................................                        $
                                                                                                        ========

         The following table summarizes on a pro forma basis as of December 31, 1999 after giving effect to the conversion of all outstanding shares of our preferred stock and accrued dividends thereunder into an aggregate of 34,354,806 shares of common stock at the closing of this offering:

         - the number of shares of our common stock purchased by existing stockholders, the total consideration and the average price per share paid to us for these shares;

         - the number of shares of our common stock purchased by new stockholders, the total consideration and the price per share paid for these shares, valuing them at the midpoint of the filing range; and

         - the percentage of shares of our common stock purchased by the existing stockholders and new stockholders and the percentage of consideration paid to us for these shares.

                                                 SHARES PURCHASED              TOTAL CONSIDERATION           AVERAGE PRICE
                                           ---------------------------     ---------------------------         PER SHARE
                                             NUMBER          PERCENT          AMOUNT           PERCENT       -------------

Existing stockholders...............       45,502,726                      $139,205,389.60                       $3.06
                                                                     %                                %
New stockholders....................
                                           ----------                      ---------------     -------
     Total..........................                                 %                                %
                                           ==========      ==========      ===============     =======

         The table above assumes that none of the stock options or warrants outstanding upon the closing of this offering will be exercised, which at December 31, 1999 include:

         - 5,276,707 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.68 per share; and
         - 1,084,649 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.05 per share.

         If any of these stock options or warrants are exercised, there will be further dilution to new investors. If all of these stock options and warrants are exercised, the number of shares held by new investors will be reduced to
     % of the shares purchased, for which new investors will have paid      %
of the total consideration for shares purchased. Based on our pro forma net tangible book value as of December 31, 1999 described above and giving effect to the exercise of all of these stock options and warrants, the dilution per share
to new investors would be $      .

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth our selected consolidated financial data for the periods indicated. The consolidated statement of operations data for the period from October 29, 1997 (date of inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999 have been derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP, independent public accountants, as indicated in their report included elsewhere in this prospectus.

         You should read the selected consolidated financial data set forth below in conjunction with our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

         The as adjusted balance sheet data gives effect to the following as if each had taken place on December 31, 1999:

         - the issuance of Series C preferred stock in February and March 2000 for which we received total net proceeds of $67.1 million;

         -    the automatic conversion of Series A, B and C preferred stock into
                   shares of common stock and the issuance of      shares of
              common stock in payment of dividends accrued on the Series A, B and C preferred stock through the closing of this offering; and

         -    our receipt of net proceeds from the sale of      shares of common
              stock in this offering at an assumed initial public offering price
              of $      per share, after deducting estimated underwriting
              discounts and commissions and offering expenses.

         EBITDA, shown above under "Other Financial Data," consists of net loss before extraordinary item, excluding net interest, taxes, depreciation and amortization and noncash compensation expense. We have provided EBITDA because it is a measure of financial performance commonly used for comparing companies in the telecommunications industry in terms of operating performance, leverage and ability to incur and service debt. EBITDA provides an alternative measure of cash flow from operations as determined under generally accepted accounting principles. You should not consider it as a substitute for operating loss, as an indicator of our operating performance nor as an alternative to cash flows from operating activities as a measure of liquidity. We may calculate EBITDA differently from other companies. For further information, see our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                       PERIOD FROM
                                                                       OCTOBER 29
                                                                       (INCEPTION)
                                                                         THROUGH                     YEAR ENDED
                                                                       DECEMBER 31,                 DECEMBER 31,
                                                                     --------------      ---------------------------------
                                                                          1997               1998                  1999
                                                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues ..............................................              $       --          $    5,261            $   25,037
Cost of services ......................................                      --               3,802                17,704
Operating expenses:
    Selling, general and administrative ...............                      40              12,166                23,523
    Provision for uncollectible accounts ..............                      --               1,976                 7,285
    Depreciation and amortization .....................                      --                 151                 1,318
                                                                     ----------          ----------            ----------
        Total operating expenses ......................                      40              14,292                32,126

Operating loss ........................................                     (40)            (12,833)              (24,793)
Interest income .......................................                      --                 123                   816
Interest expense ......................................                                         (13)               (1,469)
                                                                     ----------          ----------            ----------
Loss before extraordinary item ........................                     (40)            (12,723)              (25,446)
                                                                     ==========          ==========            ==========
Extraordinary item - early extinguishment of
debt ..................................................                      --                  --                  (218)

Net loss ..............................................                     (40)            (12,723)              (25,664)
Preferred stock accretion .............................                       0                 (58)               (2,603)
                                                                     ----------          ----------            ----------
Net loss to common stockholders .......................              $      (40)         $  (12,781)           $  (28,267)
                                                                     ==========          ==========            ==========
Net loss per common share (basic
    and diluted) ......................................              $     (.01)         $    (1.37)           $    (2.60)
                                                                     ==========          ==========            ==========

Shares used in computing net loss per share
    weighted average common shares outstanding
                                                                      6,390,476           9,308,771            10,868,729

OTHER FINANCIAL DATA:
Net cash used in operating activities .................              $      (56)         $  (11,072)           $  (19,956)
Net cash used in investing activities .................                      --              (1,465)              (38,764)
Net cash provided by financing activities .............                     110              13,883                72,558
Capital expenditures ..................................                      --               1,465                34,966
EBITDA ................................................                     (40)            (12,683)              (23,475)

                                                                                             AS OF DECEMBER 31, 1999
                                                                                       ---------------------------------
                                                                                        ACTUAL              AS ADJUSTED
                                                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and investments.........................................        $17,928                $
Working capital................................................................          5,485
Net property and equipment.....................................................         44,057                  44,057
Total assets...................................................................         67,277
Long-term debt.................................................................         18,200                  18,200
Redeemable preferred stock.....................................................         65,780                      --
Stockholders' deficit..........................................................        (31,158)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the "Selected Consolidated Financial and Operating Data" and our consolidated financial statements and notes thereto contained elsewhere in this prospectus.

Overview

         From our inception in October 1997, through April 1999, our business strategy was to target residential customers for the resale of local and long distance voice services. These customers were solicited largely through direct mail using an incentive check, generally for $20, to switch to our resold services. This check (when cashed) served as authorization for transferring the service from their existing telecommunications service providers to us. In March 1999, we changed our business strategy to become a single source, web-based communications company serving small and medium-sized businesses in the southeastern United States. As a result, in April 1999, with the exception of our prepaid business we discontinued marketing our resale voice services, and began to implement our new business strategy. To implement our new strategy, we began to acquire a significant number of BellSouth central office colocations, deploy data switches, build data centers, develop electronic operational support systems and acquire data management expertise through the acquisition of Internet-related companies.

         Our historical financial statements reflect our financial and operating performance under our former business strategy and do not reflect our new business strategy of deploying our own network and data centers and focusing our marketing on small and medium-sized businesses located in the southeastern United States.

         We expect our revenues from our original resale services to decline to immaterial amounts over the next two years. We anticipate that in the future, the majority of our revenues will come from the sale of our Broadband Bundle. The Broadband Bundle is sold for a single price based on the customer selected bandwidth capacity and number of access lines. We will also continue to sell prepaid local telephone services, primarily through local check cashing businesses. We expect this business to continue, but not to grow.

         To date, we have experienced significant operating losses and negative cash flow, substantially from our resale business. Under our new business strategy, we do not anticipate achieving positive cash flow in any of our target markets during the initial development, construction and expansion of our telecommunications services until we establish a sufficient revenue-generating customer base. We estimate that it will take approximately 24 months before a typical target market becomes cash flow positive. As a result, we expect to experience significant operating losses and negative cash flow as we expand operations into our initial 36 markets.

         Our business plan provides for six DMS switch sites and 33 ATM switch sites to cover our initial 36 markets. Fixed costs associated with the buildout of a particular market include:

         - securing collocation facilities. We anticipate fixed costs of a collocation facility will be approximately $390,000. This includes non-recurring initial set up fees payable to BellSouth and the costs associated with the switching and ancillary equipment located there, not including a small ATM switch, which would cost approximately $50,000.

         - purchasing necessary voice and data switching equipment. Switch costs associated with DMS switch sites are approximately $4.5 million and include approximately $3.5 million for the cost of a Nortel DMS 100/500 switch and the related equipment. An ATM switch site costs approximately $1.5 million, which includes $750,000 for the cost of the switch and related equipment.

         - leasehold improvements to switch sites. These costs are approximately $1.0 million for Nortel DMS 100/500 switches and $750,000 for ATM switches.

         We acquire local telephone services on a wholesale basis from BellSouth and other traditional telephone companies, both for our resale and prepaid businesses. To provide our Broadband Bundle, we have interconnection agreements with BellSouth for our network and our colocation facilities. Except for some initial nonrecurring charges, we pay for these facilities on a monthly basis. We also have agreements with a long haul telecommunications provider, to provide us with long distance services both for our resale business and Broadband Bundle service offering. We are charged for long distance services as used. We also have the indefeasible right to use the lit fiber to connect our switches with the same provider, for which we paid $14 million in March 2000. We will amortize this cost over the 20-year life of the contract. We will also pay monthly maintenance charges related to this indefeasible right of use.

         To accelerate our new business strategy, we have acquired four data communications and Internet companies in two of our target markets whose customers we hope to migrate to our Broadband Bundle:

         - Carolina Online, Inc., a Greenville, South Carolina provider of Internet access to 7,000 customers (acquired in March 1999, for a total purchase price of $1.8 million);
         - DCS, Inc., a Greenville, South Carolina data integrator and equipment provider (acquired in July 1999 for a total purchase price of $1.0 million, including assumption of debt);
         - Ester Communications, Inc., a Wilmington, North Carolina provider of voice and data equipment and services to 3,000 small business customers (acquired in February 2000, for a total purchase price of $4.5 million, including assumption of debt); and
         - Information Services and Advertising Corporation, a Wilmington, North Carolina provider of Internet services to 1,200 customers (acquired in February 2000, for a total purchase price of $800,000).

         While there were no significant revenues from these Internet and equipment services in 1999, we expect to have revenue in future periods from these businesses.

FACTORS AFFECTING RESULTS OF OPERATIONS

         REVENUES

         Our revenues through the end of 1999 consisted primarily of revenues from the resale of local and long distance voice services to residential customers, and to a lesser extent from prepaid local telephone services. There were no revenues in this period from the sale of our Broadband Bundle or our data center services. Through the end of 1999, our revenues were derived from:

         - resale of local and long distance telephone services to residential customers;
         -        prepaid local telephone services;
         -        dial-up Internet access services from Carolina Online; and
         - small amounts of cabling equipment revenues from the local area and wide area network equipment business of DCS.

In the future, we expect to continue to receive revenue from these sources, although revenues associated with our residential resale business will decline substantially.

         With the change in our business strategy, we expect to generate most of our future revenues from sales of our Broadband Bundle to small and medium-sized businesses. We expect the increasing portion of our revenues will come from:

         - our Broadband Bundle product, which includes high-speed Internet access using DSL connections, website design, web hosting and maintenance, and local and long distance telephone voice services;
         - long distance services in excess of the 100 minutes per month included in the Broadband Bundle;
         -    rental of space for customer servers at our data centers;
         - compensation for termination of calls of other providers to our customers over our network; and
         -    installation, equipment sale and cabling services.

         COST OF SERVICES

         The cost of services for our residential resale business consists primarily of the purchase of wholesale local telephone services from BellSouth, and the purchase of wholesale long distance services from a long haul telecommunications provider.

         As we deploy our network and begin selling our Broadband Bundle, we will incur additional costs of services, primarily for:

         -    the lease of transport and customer connections;
         -    the costs of the indefeasible right to use;
         - operating costs, such as rent and personnel costs, associated with our colocation facilities, data centers and our own switching sites; and
         - payments to other carriers to terminate our customers' calls on their networks.

         We lease lines from the traditional telephone company in each market to connect our customers with our colocation and switching facilities. We also lease transmission lines from other communications companies, including traditional telephone companies, to connect our switching and colocation facilities.

         We have an agreement with a long haul telecommunication provider for the resale and transport of long distance services on a per minute basis which contains minimum volume commitments. In the event we fail to meet our minimum volume commitments, we may be obligated to pay under-utilization charges. Similarly, in the event we underestimate our need for transmission capacity, we may be required to obtain capacity through more expensive means. Transmission capacity costs will increase as our customers' long distance calling volume increases, and we expect these costs to be a significant portion of our cost of long distance services.

         We expect switch site lease costs and colocation costs to be a significant part of our ongoing cost of services. Traditional telephone companies typically charge both a start-up fee and a monthly recurring fee for use of their central offices for colocation. Our primary expense associated with providing Internet access to our customers is the cost of interconnecting our network with a national Internet service provider.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Our selling, general and administrative expenses include selling and marketing costs, billing, corporate administration, human resources and network maintenance.

         For our residential resale business, we incurred costs associated with our direct mailing and direct marketing agency commissions. We will no longer incur these costs since we are no longer marketing these services. The incentive checks used to solicit our residential customer resale business were recognized as a marketing expense as service was initiated and will no longer be incurred in the future. For our remaining resale customers and our new businesses, we will continue to incur costs associated with provisioning, customer care, information technology, regulatory and facilities rental costs.

         For our Broadband Bundle services we will incur additional selling, general and administrative costs related to:

         - our direct sales force, as well as commissions for our independent sales agents;
         - increased provisioning, customer care, information technology and other personnel costs;
         -        our new network engineering department;
         -        outsourcing reciprocal compensation and access billings;
         -        increased general administrative overhead; and
         -        advertising and public relations.

         We expect our selling and marketing costs to increase significantly as we expand our operations. We will employ a large direct sales force in most markets we enter with our Broadband Bundle. To attract and retain a highly qualified sales force, we are offering our sales personnel a compensation package emphasizing base salaries, commissions and stock options. In addition to our direct sales force, we expect to make significant use of independent sales agents in each of our markets to sell our broadband products. Our sales agents are compensated with monthly residual payments based upon the monthly billings of customers they service.

         We are also developing an integrated information system and procedures for operations support systems and other back office systems to enter, schedule, provision and track a customer order from point of sale to the installation and testing of service. This system will also include or interface with trouble management, inventory, billing, collection and customer care service systems. We also expect billing costs to increase as the number of our customers and call volume increase.

         We expect that other costs and expenses, including the costs associated with the maintenance of our network, administrative overhead and office leases, will grow significantly as we expand our operations, and that administrative overhead will be a large portion of these expenses during the development phase of our business. However, we expect these expenses to decrease as a percentage of our revenue as we build our customer base.

         PROVISION FOR UNCOLLECTIBLE ACCOUNTS

         Our provision for uncollectible accounts, particularly in 1999, reflected the poor credit quality of our residential resale customers. Our direct mail solicitation offered local and long distance services at a discount from BellSouth's rates. Therefore, it attracted a number of consumers who were poor credit risks and about whom we had no credit information. In addition, due to the lag time between the transfer of billing information from BellSouth to us, many of our customers received their initial bill after several months of service. As a result, customers received one large bill for several months of service causing a decrease in customer satisfaction that resulted in higher than anticipated defaults and loss of business. We believe that our 1999 provision for uncollectible accounts has adequately reflected these problems, and that our remaining residential resale business will not require unusual uncollectible provisions in future periods.

         DEPRECIATION AND AMORTIZATION

         Our depreciation and amortization expense includes depreciation of switch related equipment and equipment colocated in BellSouth's central offices, network infrastructure equipment, information systems, furniture and fixtures and amortization of initial non-recurring charges from BellSouth for our colocation facilities. It also includes, for a portion of 1999, amortization of goodwill in connection with our acquisitions of Carolina Online, Inc. and DCS, Inc. These acquisitions were accounted for using the purchase method of accounting. The amount of the purchase price in excess of the fair value of the net assets acquired will be amortized over a 10-year period. We expect our depreciation and amortization expense to increase as we continue to make capital expenditures and consummate acquisitions which are accounted for using the purchase method of accounting.

         INCOME TAXES

         We have not generated any taxable income to date and do not expect to generate taxable income in the next few years. Our net operating loss carryforwards will be available to offset future taxable income, if any, through the year 2019, but its use may be limited by Section 382 of the Internal Revenue Code. Therefore, we have not recorded a net deferred tax asset relating to these net operating loss carryforwards.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

         REVENUES

         Revenues for 1999 and 1998 consisted primarily of residential customer billings for the resale of local and long distance voice services. These total revenues were $25.0 million for 1999 compared to $5.3 million for 1998, an increase of $19.7 million. This increase was primarily due to growth in sales to existing residential customers and the addition of new residential customers.

         COST OF SERVICES

         Cost of services for 1999 and 1998 consisted primarily of the charges from local and long distance providers for wholesale voice telephone services. These costs were $17.7 million for 1999 compared to $3.8 million for 1998, an increase of $13.9 million. This increase was primarily due to the increased number of residential customers subscribing to our services and other increased costs resulting from the addition of network operating personnel and the expansion of our network.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses were $23.5 million for 1999 compared to $12.2 million for 1998, an increase of $11.3 million. This increase was primarily due to expenses associated with sales growth and additional personnel, including additional personnel to support the broadband services we were developing.

         PROVISION FOR UNCOLLECTIBLE ACCOUNTS

         Provision for uncollectible accounts was $7.3 million for 1999 compared to $2.0 million for 1998, an increase of $5.3 million. This increase was primarily due to the relatively poor credit quality of our initial residential customers and to billing delays described under the heading "Factors Affecting Results of Operations--Provision for Uncollectible Accounts."

         DEPRECIATION AND AMORTIZATION

         Our depreciation and amortization expense was $1.3 million for 1999 compared to $0.2 million for 1998, an increase of $1.1 million. This increase was primarily due to increased capital expenditures for leasehold improvements and computers and other equipment related to increased personnel, and to the amortization of goodwill related to two acquisitions during 1999 for a portion that year, plus depreciation for a full 12 months for equipment acquired in 1998.

         INTEREST INCOME

         Interest income was earned from the temporary investment of proceeds from the sale of our preferred stock in investment grade securities.

         INTEREST EXPENSE

         Interest expense was $1.5 million for 1999 compared to $13,000 in 1998, and was primarily interest on debt issued to finance purchases of network equipment and interest on the Series 1999 Subordinated Notes.

INCEPTION THROUGH DECEMBER 31, 1997

         During the period from our inception at October 29, 1997 through the end of 1997, we were in the development stage of operations and did not generate any revenue. Our principal activities during this period consisted of the following:

         -        hiring management and other key personnel;
         -        raising capital;
         -        procuring governmental authorizations;
         -        acquiring equipment and facilities;
         - developing, acquiring and integrating operations support and other back office systems; and
         -        negotiating interconnection agreements.

         This development stage continued through June of 1998.

LIQUIDITY AND CAPITAL RESOURCES

         The development of our Boadband Bundle business, the deployment and start-up of switching facilities for that business and the establishment of reliable operations support systems will require significant capital to fund the following:

         -        capital expenditures;
         -        the cash flow deficits generated by operating losses;
         -        working capital needs; and
         -        debt service.

         Our principal capital expenditure requirements will include:

         -        the purchase and installation of switches; and
         -        the development and integration of operations support systems.

To fund our business strategy, we expect to use a combination of stock, debt and funds from operations.

         EQUITY AND PREFERRED FINANCING

         Our equity and preferred financing has consisted of approximately $137 million provided by our institutional investors and management. Of this amount, approximately $130 million was for our preferred stock, including $67 million received in February and March 2000. The remainder was for our common stock.


         CREDIT FACILITIES

         In January 2000, we entered into a senior credit facility with a group of commercial banks which permits us to borrow up to $120 million, subject to various conditions, through December 31, 2007. The senior credit facility is comprised of an $80 million term loan facility and a $40 million revolving credit facility. Any borrowings under the term loan facility must be completed by December 31, 2000. Under the revolving credit facility, $20 million will not be available unless specified financial results are achieved for the third quarter of 2000. As of March 31, 2000, $25 million is outstanding under the term loan facility and no amount is outstanding under the revolving credit facility. This senior credit facility is described in greater detail in "Description of Our Indebtedness."

         We also have a credit facility with Nortel under which we may borrow up to $45 million by March 31, 2001, subject to various conditions. Repayments of principal will begin after March 31, 2001. As of March 31, 2000, no amount is outstanding under the Nortel credit facility. The Nortel credit facility is described in greater detail in "Description of Our Indebtedness."

         CASH FLOWS

         We have incurred significant operating and net losses since our inception. We expect to experience increasing operating losses and negative cash flow as we expand our operations and build our customer base. As of December 31, 1999, we had an accumulated deficit of $38.4 million. Net cash used in operating activities was $11.1 million for 1998 and $20.0 million 1999. The net cash used for operating activities during 1999 was primarily due to net losses.

         Net cash provided by financing activities was $13.9 million for 1998 and $72.6 million for 1999. Net cash provided by financing activities for 1999 included $49.8 million from issuances of our preferred stock, $17.8 million from a term loan and warrants and $10.5 million from private placements of notes and warrants.

         CAPITAL REQUIREMENTS

         Net cash used in investing activities was $1.5 million for 1998 and $38.8 million for 1999. Capital expenditures were $35.0 million, and cash paid for acquisitions amounted to $1.1 million, for 1999. Capital expenditures were $1.5 million for 1998. We expect that our capital expenditures will be substantially higher in future periods in connection with the purchase of equipment necessary for the development and expansion of our network, the development of new markets and potential acquisitions and strategic alliances.

         At December 31, 1999, we had purchased approximately $25 million of Nortel switching equipment and services under a total current commitment of approximately $100 million. In March 2000, we purchased an indefeasible right of use from a long haul telecommunications provider for $14 million.

         To expand and develop our business, we will need a significant amount of cash. We estimate that our current business plan, including future capital expenditures, operating losses associated with the roll out of our network in our initial 36 target markets by December 31, 2001 and working capital needs, will require approximately $436 million, to the point when we anticipate these markets will become cash flow positive. Upon completion of this offering, we will have pre-funded approximately 70% of these capital requirements with:

         -        cash on hand;

         -        borrowing capacity under our credit facilities; and

         -        anticipated cash provided by operations.

         The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of the demand for our services and regulatory, technological and competitive developments, including additional market developments and new opportunities in the industry and other factors. We may also require additional financing in order to take advantage of unanticipated opportunities, to effect acquisitions of businesses, to develop new services or to otherwise respond to changing business conditions or unanticipated competitive pressures. Sources of additional financing may include commercial bank borrowings, vendor financing and the private or public sale of equity or debt securities. Our ability to obtain additional financing is uncertain. We cannot assure you that we will be able to raise sufficient debt or equity capital on terms that we consider acceptable, if at all. If we are unable to obtain adequate funds on acceptable terms, our ability to deploy and operate our network, fund our future expansion plans or respond to competitive pressures would be significantly impaired.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         At December 31, 1999, the carrying value of our debt obligations was $17.2 million and of our capital lease obligations was $1.4 million. The weighted average interest rate on our debt obligations at December 31, 1999 was 10.95%. Because the interest rates on our senior credit facility are at floating rates, we are exposed to interest rate risks. If market interest rates had been 1% higher in 1999 our interest expenses for that year would have been increased by $ .

         We have not, in the past, used financial instruments in any material respect as hedges against financial and currency risks or for trading. However, as we expand our operations, we may begin to use various financial instruments, including derivative financial instruments, in the ordinary course of business, for purposes other than trading. These instruments could include letters of credit, guarantees of debt and interest rate swap agreements. We do not intend to use derivative financial instruments for speculative purposes. Interest rate swap agreements would be used to reduce our exposure to risks associated with interest rate fluctuations and are required by our credit facility. In March 2000 we entered into an interest rate swap agreement with a $60 million notional amount related to our borrowings under our credit agreement. By their nature, these instruments involve risk, including the risk of nonperformance by counterparties, and our maximum potential loss may exceed the amount recognized in our balance sheet. We would attempt to control our exposure to counterparty credit risk through monitoring procedures and by entering into multiple contracts.

YEAR 2000

         While we have not experienced any Year 2000 problems to date and are not aware of any material issues for our suppliers, we are continuing to evaluate and determine whether our significant suppliers are in compliance or have appropriate plans to remedy any Year 2000 issues that have not been discovered. We cannot assure you that another company's failure to successfully convert to a Year 2000 compliant system, or that another company's conversion to a system incompatible with our systems, would not have a material adverse impact on our operations.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as subsequently amended, is effective on a prospective basis for interim periods and fiscal years beginning January 1, 2001. This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging securities. To the extent we enter into any such transactions in the future, we will adopt the statement's disclosure requirements in the financial statements for the year ending December 31, 2001.

         In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101. This bulletin provides interpretive guidance on the recognition, presentation and disclosure of revenue that must be applied to financial statements no later than the second fiscal quarter of 2000. We do not believe that our adoption of this bulletin will have a material impact on our consolidated financial position or results of operations.

                                    BUSINESS

         We are a broadband telecommunications company offering automated web design and web hosting, high-speed data and voice services. Our goal is to become the leading single-source, web-based communications company serving small and medium-sized businesses in the southeastern United States. Our principal product is our Broadband Bundle, which provides automated web design and web hosting, high-speed data and Internet access using digital subscriber line, or DSL, technology and local and long distance voice services. The Broadband Bundle is sold for a single price based on the customer's selected bandwidth capacity and number of access lines. We believe we are the only company providing this all-inclusive bundle in our markets. Our Broadband Bundle has been designed to increase customer loyalty and provide a cost-effective, web-based communications solution to our target customers. To complement our Broadband Bundle, we will offer carrier grade data centers for dedicated web hosting and bandwidth connectivity in 33 of our 36 target markets by the end of 2001. We also offer network and data integration services, such as dedicated server colocation, and local area network and wide area network solutions, as well as on-premise voice and data equipment, hubs, routers and cabling services.

         As part of our Broadband Bundle, we offer our proprietary web architecture service, TrieWeb, that enables our customers to design and maintain their own websites using our template-driven web design Internet application. Our customers can edit their web sites and update e-mail addresses through a secure on-line, interactive control panel 24 hours a day without contacting our customer care representatives. Our Broadband Bundle also includes high-speed Internet connectivity through our DSL services, unlimited local service and 100 minutes of free long distance usage per line, as well as web hosting. We believe this affordable, scalable solution enables our small and medium-sized business customers to take advantage of web related and connectivity services more typically utilized by larger companies. Since we began offering the Broadband Bundle in January 2000, approximately 90% of our new customers have entered into at least one-year contracts for service. At March 31, 2000, approximately 50% of our Broadband Bundled customers had three-year contracts. We also intend to release the second version of TrieWeb in third quarter 2000, which will allow customers to develop e-commerce applications and conduct transactions using their websites.

         We currently offer our products and services in six markets across South Carolina, North Carolina and Georgia. We intend to serve an additional 18 markets throughout nine southeastern states by the end of 2000, and a total of 36 markets by the end of 2001. We expect our total network footprint to cover more than 70% of BellSouth's business access line market, encompassing 5.4 million business access lines. We believe our network will ultimately cover over 90% of the business access lines in our target markets.

         We believe the number and size of our colocations positions us with the broadest colocation footprint in the BellSouth region. Our scale and unified network design of converged voice and data services allow us to accommodate future access line growth in our target markets both rapidly and cost-effectively. At March 31, 2000, we had:

         - secured 256 central office colocation facilities representing approximately 50,000 square feet of caged-in space and passing over 10 million access lines;

         - installed voice and data equipment in 82 of these colocation facilities, with 47 others under construction; and

         - deployed three asynchronous transfer mode, or ATM, switches, 2,400 route miles of lit fiber optic capacity, three Nortel voice-switching platforms and unified colocation facilities.

         Our network is designed to include six voice switches complemented by 33 ATM switches. Our network design supports our Broadband Bundle, combining data and voice service to our customers. We currently have three voice switches installed and expect to install three more by the end of 2000 which will complete the voice switch deployment necessary to cover all of our currently planned markets. We anticipate in the future migrating to the soft switch platform by Nortel called Succession Network, which is designed to be compatible with our current network. Our colocation facilities are connected using redundant routes to our ATM switches which then transmit the data to one of our host switches. We believe this method of network deployment allows us to build our target markets faster, use less capital and reduce ongoing circuit costs.

         We believe the Succession Network design, once implemented, will enhance the functionality and efficiencies of our existing voice and data switches by allowing us to:

         -        effectively switch voice and data traffic on our ATM network;
         -        extend our network to reach additional customers;
         -        lower our transmission costs; and
         -        reduce capital expenditures.

         We intend to construct data centers in substantially all of our markets to house our ATM switches and provide dedicated and shared web hosting services to our customers. Because many of the traditional data service providers have targeted only the largest cities in the Southeast, we believe the market for data centers in small and medium-sized cities in this region is currently underserved. We expect to house our data centers in 1,500 to 5,000 square foot facilities connected directly to our ATM switch. These carrier-grade data centers include auxiliary battery and diesel power restoration, fire suppression, security clearance and access to customers' workstations. Our data centers provide access to our Internet backbone, allowing us to provide a complete solution that includes web hosting and high-speed Internet connections. We believe we will be first to market this service in many of our target markets.

         In most of our target markets, we expect to have a locally based sales force led by a sales manager and a team of six to 40 account executives responsible for customer acquisition and retention in their markets. To support our local sales force we employ:

         - a centralized and local staff that include service order coordinators, client development representatives and technical consultants;
         - a support staff that maintains competitive pricing information, designs proposals and assists in post-sales account management.

         As of March 31, 2000, our sales and sales support staff consisted of 70 persons. We also intend to use third-party agents to enhance the reach of our direct sales force. We currently have developed strong relationships with voice and data equipment distributors located throughout the southeastern region of the United States, including those affiliated with Teleco, Inc., a nationwide distributor of telecommunications equipment.

         Our management team is led by Charles S. Houser, our Chairman and Chief Executive Officer, who has had a distinguished career in the telecommunications industry, including serving as:

         - chairman and chief executive officer of Corporate Telemanagement Group, Inc., or CTG, a switch-based long distance carrier that was acquired by LCI International, Inc. in 1995;
         - president and chief executive officer of Tel/Man, Inc., a switch-based long distance carrier that was acquired by SouthernNet;
         - chief operating officer of SouthernNet, Inc., a facilities-based long distance carrier that was acquired by MCI in 1989; and
         -        chairman and chief executive officer of Teleco, Inc.

         Mr. Houser has also served on the board of directors of LDDS Communications, Comptel, CTG, Tel/Man, Teleco and was chairman of the Telecommunications Resellers Association and presently serves on the board of directors of Ibasis.

         BUSINESS STRATEGY

         We have been pursuing our current business strategy since February 1999. Prior to that time, our business strategy was to resell to residential customers local and long distance voice services. With the exception of our prepaid business, we discontinued marketing resold residential service in April 1999 and expect this business to decline over the next two years.

         Our current business strategy is to become the leading single-source, web-based communications company serving small and medium-sized businesses in the southeastern United States. To achieve this goal, we have developed the following business strategy:

         OFFER A COMPLETE, BUNDLED BROADBAND INTERNET COMMUNICATIONS SOLUTION

         Our Broadband Bundle is a complete Internet and communications solution utilizing DSL technology. Our services include automated web design and web hosting, with local and long distance telephone service for a single monthly price based upon the number of access lines and transmission speed selected by the customer. When customers purchase our bundled package, we become, in effect, their Internet and telecommunications manager. We believe that bundling services in this manner allows our customers to receive a high level of service and enables us to leverage our sales force to generate higher revenues per account executive. We believe we are the only company in our region that provides a single bundle of DSL, automated web design and web hosting, and telephone services to its customers.

         An important component of our Broadband Bundle is our proprietary web design software, TrieWeb, which allows a customer to design and maintain a fully functional website integrated with our DSL and telephone services. Our service allows small businesses that have not had the expertise or financial resources to develop websites to take advantage of growing Internet and e-commerce opportunities. We believe that no other telephone or DSL company in our target markets offers services comparable to TrieWeb, which we believe will allow us to differentiate ourselves from our competitors.

         TARGET SMALL AND MEDIUM-SIZED BUSINESSES IN THE SOUTHEASTERN UNITED STATES

         We target small and medium-sized businesses in the southeastern United States that we believe have been underserved by the traditional telephone companies. In particular, we attempt to sell our services to businesses that cannot afford to maintain a communications staff, but that have increasingly complex telecommunications and Internet needs. When targeting these businesses, we offer our customers a high bandwidth, a fixed price and a flexible communications solution. With our Broadband Bundle, we believe we are able to provide all of the services a typical small and medium-sized business needs to have a presence on the worldwide web.

         CAPITALIZE ON FIRST MOVER ADVANTAGE IN BUNDLED SERVICES AND DATA
CENTERS

         We have typically been the first communications service provider in our target markets to offer a full suite of data and telecommunications services as a single bundle. This bundle includes automated web design and web hosting, high-speed data and Internet access using digital subscriber line, or DSL, technology and local and long distance voice services. We believe we will maintain our first mover advantage by continuing to offer product innovations. For example, we intend to release the second version of our TrieWeb in third quarter 2000, which will allow customers to develop e-commerce applications and conduct transactions using their websites. As a result of our first mover advantage, we believe we will be able to capture larger portions of our target markets before our competitors can provide comparable services.

         We also believe we have a first-mover advantage by providing carrier-grade data center space in many of the markets we serve. These carrier-grade data centers include auxiliary battery and diesel power restoration, fire suppression, security clearance and access to customers' workstations. We will provide our customers with either dedicated or shared data service and broadband connections. Our data centers provide access to our Internet backbone allowing us to provide a complete solution that includes web hosting and high-speed Internet connectivity.

         LEVERAGE PROVEN DISTRIBUTION CHANNELS

         We use both a direct sales force and authorized agents to distribute our products and services. We believe that the key to our success will be finding direct sales people and authorized agents with strong community relationships and technical backgrounds.

         In most markets, we will have a locally-based direct sales force that uses a consultative approach to offer clients a full range of sophisticated, cost-effective Internet, data and voice solutions. Our consultative approach allows our sales force to work with new and existing customers to analyze their needs and optimally configure the services each customer receives to ensure we deliver superior customer care. Our sales staff is assisted by a support staff that maintains competitive pricing information, develops proposals and assists in post sales account management.

         We believe authorized agents serve as an exceptional distribution channel and will complement our direct sales force marketing efforts due to their expertise in telephone and data-related products and their existing customer bases. A number of our executives were former members of the senior management team of CTG, a company that we believe successfully utilized authorized agents such as equipment vendors, consultants and systems integrators to sell its telecommunications services. We expect to target these agents formerly associated with CTG to sell our Broadband Bundle.

         CAPITALIZE ON OUR COLOCATION FOOTPRINT

         We believe the number and size of our colocations will allow us to accommodate future access line growth in our target markets both rapidly and cost-effectively. With 256 central office colocation facilities representing approximately 50,000 square feet of caged-in space and passing over 10 million access lines, we believe we have the broadest colocation footprint for converged voice and data services in the BellSouth region.

         Within each colocation facility we have deployed, or are deploying integrated voice and data switches to provide simultaneous voice and DSL service. We believe this provides us significant competitive advantages over competitors that deploy only voice or data. By designing our colocations in this manner, we are able to allocate the overhead costs associated with deploying colocations across multiple products and revenue streams. This unified colocation architecture can be extended to support emerging applications as customer requirements dictate.

         IMPLEMENT SCALABLE AND INTEGRATED BACK OFFICE SYSTEMS

         We are committed to having an efficient and scalable back office system. We are developing an integrated strategy for our operations support systems and other back-office systems that we believe will implement state-of-the-art technologies and will provide superior customer service and significant competitive advantages in terms of accuracy, efficiency, and capacity to process large order volumes. In December 1999, we initiated our back office system by installing the Metasolv operational support system and the Daleen billing system. These systems, which are integrated and readily expandable, will enable us to reduce our operating costs and shorten our provisioning times by minimizing data entries and the potential for errors. We are also attempting to achieve electronic bonding with BellSouth's and other carriers' customer support and local service request systems.

         LEVERAGE MANAGEMENT EXPERIENCE

         We have assembled a strong management team with communications, network design, web hosting and applications, operations and sales expertise. In addition, we intend to strengthen our competitive position in the southeastern region by hiring management with strong operating experience and local ties to the communities we serve. Our board and its advisors also includes industry veterans with significant telecommunications expertise who will continue to help us in the development of products and services necessary to meet the telecommunications requirements of our customers. Our 14 top executives and board members have an average of 18 years of telecommunications experience.

         ACCELERATE GROWTH AND EXPAND PRODUCT OFFERINGS THROUGH ACQUISITIONS

         We intend to seek acquisitions of Internet and related telecommunications companies to accelerate our market penetration and growth. We also seek to acquire companies that offer products and services that complement our current offerings and can be integrated into our existing operations and networks, as well as those that will provide us with additional skilled management and sales personnel.

RECENT ACQUISITIONS

         To accelerate our business strategy, we have acquired several companies with a customer base to which we believe we can successfully market our Broadband Bundle including:

         - In March 1999, we acquired Carolina Online, Inc., a regional Internet service provider headquartered in Greenville, South Carolina. Carolina Online currently provides Internet access to approximately 7,000 business and residential customers.

         - In July 1999, we acquired DCS, Inc., a data integrator and equipment provider headquartered in Greenville, South Carolina.

         - In February 2000, we acquired Ester Communications, Inc., a provider of voice and data equipment and services. Ester has 3,000 small business customers to which it provides equipment and services, including local exchange and long distance services through agency arrangements with various network providers.

         - In February 2000, we also acquired Information Services and Advertising Corporation, a regional Internet service provider headquartered in Wilmington, North Carolina that currently has approximately 1,200 Internet access customers.

         In March 2000, we entered into a letter of intent to acquire NetMCR, Inc., a Greensboro, North Carolina based Internet service provider. NetMCR serves approximately 2,800 businesses and consumers in the greater Greensboro, North Carolina market. Although we cannot assure you that we will close this acquisition, we expect to do so in the near future. We currently have no definitive understandings relating to any other acquisitions.

MARKET OPPORTUNITY

         We provide a broad range of services that include automated web design and web hosting, high-speed data and voice services. We believe markets for these services are growing rapidly, which will allow us to grow our business quickly and expand the number of products and services that we offer our customers.

         OVERALL MARKET SIZE AND GROWTH

         According to IDC, the overall market of unswitched data and voice traffic is estimated to have generated a total of $212.8 billion in revenues in 1998 and is expected to grow to $252.2 billion by 2002. IDC estimates the number of switched network access lines is expected to grow from 187.5 million lines in 1998 to 232.6 million lines by 2002. IDC also estimates competitive local exchange carrier market share by revenue will grow from 2.6% in 1998 to 5.6% by 2002. Due to this rapid growth, estimates of data and Internet services revenue are not as well established as those relating to traditional voice traffic communications. However, we believe that a significant market opportunity exists for providers of data and Internet services.

         We believe that the rapid opening of the local market to competition, accelerated growth rates in local traffic related to increases in Internet access, and the desire for "one-stop shopping" by small and medium-sized businesses and consumers, present an opportunity for new entrants to achieve product differentiation and significant penetration into this growing market. Success in this environment will depend primarily on speed-to-market, marketing creativity and a new entrant's ability to provide competitively priced services rapidly, and to issue concise, accurate integrated billing statements.

         GROWTH AND EMERGENCE OF OUTSOURCED DATA SYSTEMS

         We believe many small and medium-sized businesses lack the resources to administer increasingly complex data networking systems. Outsourced solutions, such as those we offer, allow these businesses to reduce costs and to focus resources on their core business activities. We estimate, based on industry sources, that spending in the United States on distributed networking, network services and applications will grow from $54.2 billion in 1998 to $173.0 billion in 2002.

         GROWING MARKET DEMAND FOR HIGH-SPEED DIGITAL COMMUNICATIONS BANDWIDTH

         According to public documents filed by BellSouth, the fastest growing area in its underlying network is data and data-related access lines and services. BellSouth's growth rates for the following services provide evidence of the market opportunity:

                                                      1998                           PERCENT GROWTH
                                                  ACCESS LINE           ---------------------------------------
SERVICE                                           EQUIVALENTS           1997 VS. 1998             1996 VS. 1997

Basic Rate ISDN...........................            175,000                34.3%                    53.4%
Primary Rate ISDN.........................            458,000               103.9                     49.0
DS-1......................................          4,090,000                27.6                    168.6
DS-3......................................          6,646,000                48.1                     59.5

         We believe these growth rates are attributable to the growth in data traffic being transmitted over the BellSouth network. We believe this data is consistent with growth rates for data services on a national basis.

         High-speed data and Internet connectivity has become increasingly important to small and medium-sized businesses due to the growth in Internet usage and e-commerce. According to IDC, the number of Internet users worldwide is estimated to have reached approximately 86.6 million in 1997 and is forecasted to grow at a 36% compounded annual growth rate to approximately 398.6 million by 2002. IDC also estimates that the value of goods and services sold worldwide through the Internet will increase from $15.4 billion in 1997 to over $733.6 billion in 2002. The popularity of the Internet with consumers and e-commerce applications has stimulated businesses to establish web sites and corporate intranets and extranets to expand their client reach and improve their communications efficiency. High-speed digital connections are also becoming increasingly important to businesses and consumers as higher bandwidth information and applications become available on the Internet. Growing use of the Internet is also creating an increased demand for web design, web hosting and data centers. Due to the increasingly complex nature of these services, our customers have increasingly looked to outsource their service requirements to emerging communications service providers like us.

         DSL MARKET DEMAND

         According to IDC, total DSL revenue is expected to increase in the U.S. from $14.5 million in 1998 to $5.7 billion in 2003, for a 229% compounded annual growth rate. By 2003, IDC estimates there will be 12.6 million DSL connections, up from approximately 100,000 DSL connections in 1998.

         FAVORABLE REGULATORY ENVIRONMENT

         Until February 1996, the competitive local telecommunications industry generally has been limited to providing interstate dedicated access, interstate switched access and private line services, accounting for only approximately one-fourth of the total local services market. The Telecommunications Act of 1996 established a legal framework that encourages the utilization of traditional telephone company infrastructure to compete with those carriers. The Telecommunications Act mandates that traditional telephone companies allow competitors to lease telephone lines on a line-by-line basis, provide space in their central offices for competitors' equipment to connect to the leased lines, provide access to backbone fiber networks and provide access to operations support systems to permit competitors to access customer databases. Under the Telecommunications Act, in order to be able to offer long distance services in their local service area, traditional telephone companies must demonstrate to the satisfaction of state public utilities commissions that they have permitted competitive access to their local telephone networks. Although DSL technology predated the Telecommunications Act, by opening the local telephone loop to competition, the Telecommunications Act made it possible for competitive carriers focused on high-speed data communications to integrate their equipment and service offerings with the public switched telephone network. However, regulatory changes may also increase the competition with our services.

PRODUCTS AND SERVICES

         Through our Broadband Bundle, we offer a complete package of communications services, including automated web design and web hosting, high-speed data and Internet access using digital subscriber line, or DSL, technology and local and long distance voice services. These services are offered for a single monthly price based on the number of access lines and transmission speeds selected by the customer. Each Broadband Bundle also includes ancillary features such as call waiting, hunting and three-way calling, as well as 100 minutes per month of free long distance usage per telephone line.

         BUNDLED SERVICES

         Our current bundled package of broadband Internet communications services includes the following:

         Digital Subscriber Line - Through our unified colocation facilities we provide DSL services at speeds up to one megabyte per second primarily through Nortel's 1-Meg Modem. We provide simultaneous voice and DSL service over a single unbundled network element. We also intend to offer voice-over-DSL services through our relationship with Nortel and Jetstream Communications, Inc.

         Web Page Design - Our proprietary web architecture software system, TrieWeb, allows our customers to produce template-driven web pages. Our customers have unlimited use of TrieWeb through our control panel function that enables them to access their web site 24 hours a day to maintain and update information, such as adding e-mail accounts or inserting new product offerings.

         Web Hosting - We provide web hosting services for all customers that sign up for the Broadband Bundle. We provide each customer with up to 24 megabytes of storage for their website. Customers have the ability to utilize more storage capacity for an additional fee through our control panel in TrieWeb.

         Local Exchange Telephone Services - We provide local exchange telephone service and the ancillary services typically provided by traditional telephone companies, such as call waiting, caller ID and hunting.

         Long Distance Telephone Service - We provide traditional long distance telephone services and the ancillary services, such as calling cards, 800 numbers, account codes, online billing and various management reports. For the basic fee, we provide each customer with 100 minutes of long distance service per month. Customers who exceed the basic bundle are billed for overage on a per-minute basis.

         We offer our services on a bundled basis where our customers pay a fixed price, based on the number of access lines and desired access speed, for all of our services whether the customer takes one or all of the services offered. The following is a sample monthly pricing matrix currently in effect for our Greenville, South Carolina, market:

                                                      NUMBER OF ACCESS LINES
                               --------------------------------------------------------------------
            ACCESS SPEED            1                6              12           18             24
           160 kilobytes       $  195             $  420        $  690        $  960         $1,230
           320 kilobytes          285                510           780         1,050          1,320
           640 kilobytes          375                600           870         1,140          1,410
              1 megabyte          465                690           960         1,230          1,500

         OTHER SERVICES

         Web Hosting Services - We offer a full range of web and managed server web hosting services in geographically dispersed and environmentally and technologically controlled carrier grade data facilities with both redundant power and Internet access. Our web hosting includes vertical rack space, cabinet units, security cage on NT and UNIX platforms with guaranteed bandwidth.

         Network Equipment - We also provide voice and data networking design, equipment sales and installation, including routers and hubs from Cisco Systems, BayStack, NetGear and 3Com. This equipment allows customers to integrate their DSL service with current or new local area networks.

         Cabling Services - We also provide inside wiring services to customers on a custom basis, including cable drops, telephone drops and other wire-based installation services.

         PLANNED SERVICES

         We intend to maintain a leading position in developing Internet and web based services for our customers. We plan to release new versions of our software that will permit greater utilization of the Internet. These services will revolve around customer content, delivered over our high-speed platforms, as well as scalable e-commerce initiatives for product transactions through TrieWeb.

         Web Page e-commerce - We plan to release the second version of TriEWeb in the second quarter of 2000. This version will have a catalogue feature allowing our customers to develop a catalogue of their products and services. We also expect to release version 3.0 of TriEWeb in the third quarter of 2000 that will incorporate with our catalogue feature a new e-commerce initiative that includes credit card processing and shopping cart functions.

         Broadband Internet Portal - We plan to release a custom Internet portal application with broadband capabilities, including video streaming. This application will include local news, sports and weather, along with access to online pay-per-view events.

         Remote Local Area Network Access Services - We believe that the desire of businesses to have their employees access e-mail and conduct business electronically from outside their offices will increase the demand for high-speed digital communications for remote local area network access. We intend to pursue opportunities to provide DSL services to equip employees of targeted businesses with the ability to work at home and in other remote locations through remote local area network access.

         Virtual Private Network Services - We intend to combine our DSL and dedicated T-1 access services with our virtual private network equipment to provide clients with high-speed and secure connections to their corporate local area network and the Internet. We believe this product will enable our customers to have a flexible, cost-effective solution that supports both telecommuters and site-to-site connections. Our virtual private network services will provide our clients with the convenience of an always-on connection and the high-speed and performance of DSL technology.

SALES AND MARKETING

         We use both a direct sales force and authorized agents to distribute our products and services. We believe that the key to our success will be our ability to hire a direct sales force and authorized agents with strong community relationships and technical backgrounds. We also believe that our chief executive officer brings valuable relationships and contacts in our southeastern region, and within the telecommunications and systems integration industries, which will allow us more easily to gain access to customers in these markets.

         In most markets we will have a locally-based sales force that uses a consultative selling approach to offer clients a full range of sophisticated, cost-effective Internet and data and voice solutions. Most of our sales teams will be led by a sales manager and will include from six to 40 account executives responsible for the acquisition and retention of all customers in those markets. To support our sales force we have a central staff that includes service order coordinators, client development representatives and technical consultants. Our sales staff is assisted by a support staff that maintains competitive pricing information, develops proposals and assists in post sales account management. In addition to our internal sales staff at March 31, 2000, our agent sales force consisted of 29 authorized agents.

         Our authorized agents include interconnect dealers and data integrators. We provide our agents with a training program and marketing literature to help our agents become familiar with our bundles offering. Agents typically sell our services into their existing customer bases using our brand name. We provide the sales support, proposals, customer care, billing and collections functions. Agents are compensated with monthly residual commissions, based entirely on production. We intend to capitalize on prior relationships, and utilize many of the agents formerly associated with CTG to sell our services. CTG (where a number of our executives were previously employed) achieved $100 million in revenues in approximately five years largely through utilizing authorized agents, such as telecommunications equipment vendors, consultants and systems integrators, to sell its services.

         We believe that our bundle of services allows us to leverage our sales force to produce higher revenue production because a single individual is able to sell the multiple services. As we increase the number and square footage of our colocation facilities, we intend to increase our sales and support staff accordingly.

                                                                                      PROJECTED AT
                                                AT DECEMBER 31,     AT MARCH 31,      DECEMBER 31,
SALES STAFF                                         1999               2000              2000
                                                ---------------   ---------------   ---------------

Account executives                                           15                38               230
Sales managers                                                2                 8                30
Regional managers                                             0                 4                10
Agent account managers                                        1                 4                20
Sales support                                                 6                13                70
Vice President of Sales                                       1                 3                 3
                                                ---------------   ---------------   ---------------
         Total                                               25                70               363
                                                ===============   ===============   ===============

Our Target Markets

         We are targeting our sales and marketing efforts to cover 36 of the largest markets in the southeastern United States. We presently serve six markets with the Broadband Bundle and are scheduled to serve an additional 18 markets by the end of 2000. We expect to develop all additional 12 markets by the end of 2001.

         The following tables show our current operational and planned markets, the number of colocation facilities we are planning to secure and build, and the approximate number of addressable access lines:

         OPERATIONAL MARKETS --Markets in which we currently offer the Broadband
Bundle:

                                           ESTIMATED                                                             DATA CENTERS
                        ESTIMATED            TOTAL         INSTALLED         PLANNED                        ---------------------
                       ADDRESSABLE        ADDRESSABLE      COLOCATION      COLOCATION        INITIAL        ESTIMATED     OPENING
MARKET               BUSINESS LINES      ACCESS LINES      FACILITIES      FACILITIES      SERVICE DATE     SQ. FEET        DATE
------               --------------      ------------      ----------      ----------      ------------

Greenville, SC              79,489           201,255           7                7          1st Qtr. 00       1,500      2nd Qtr. 00
Spartanburg, SC             52,993           134,170           2                3          1st Qtr. 00          --               --
Atlanta, GA                824,586         1,656,506          10               29          1st Qtr. 00       1,000      2nd Qtr. 00
Greensboro, NC              90,630           204,116           6                6          1st Qtr. 00       1,500      2nd Qtr. 00
Burlington, NC              40,280            90,718           2                2          1st Qtr. 00          --               --
Winston-Salem, NC           70,490           158,757           3                3          1st Qtr. 00          --               --

         MARKETS UNDER CONSTRUCTION - Markets where we are currently installing equipment to offer the Broadband Bundle:

                                        ESTIMATED                                                              DATA CENTERS
                     ESTIMATED            TOTAL          INSTALLED         PLANNED                       -----------------------
                    ADDRESSABLE        ADDRESSABLE       COLOCATION      COLOCATION         INITIAL      ESTIMATED       OPENING
MARKET             BUSINESS LINES      ACCESS LINES      FACILITIES      FACILITIES      SERVICE DATE    SQ. FEET         DATE
------             --------------      ------------      ----------      ----------      ------------
-
Wilmington, NC            40,709            97,920           2                3           2nd Qtr. 00       1,500     2nd Qtr. 00
Miami/Ft.
Lauderdale, FL           907,891         2,365,430           15              29           2nd Qtr. 00       1,500     2nd Qtr. 00
Charlotte, NC            221,469           504,291           11              11           3rd Qtr. 00       1,500     3rd Qtr. 00
Raleigh, NC              163,889           379,134           --              12           3rd Qtr. 00       2,500     3rd Qtr. 00
Nashville, TN            210,500           499,833           8               13           3rd Qtr. 00       2,500     3rd Qtr. 00

         MARKETS IN DEVELOPMENT -- Markets where we have secured colocation space and are currently constructing or planning construction of switching facilities to offer the Broadband Bundle:

                                               ESTIMATED                                           DATA CENTERS
                             ESTIMATED           TOTAL         PLANNED                       ----------------------
                             ADDRESSABLE      ADDRESSABLE    COLOCATION       PLANNED        ESTIMATED      OPENING
 MARKET                    BUSINESS LINES    ACCESS LINES    FACILITIES     SERVICE DATE     SQ. FEET        DATE
 ------                    --------------    ------------    ----------     ------------

 Columbia, SC                     93,471          203,624         5          3rd Qtr. 00       2,500      3rd Qtr. 00
 Knoxville, TN                    95,831          281,136         5          3rd Qtr. 00       2,500      3rd Qtr. 00
 Charleston, SC                   94,352          262,735         7          3rd Qtr. 00       2,500      3rd Qtr. 00
 Asheville, NC                    39,766           98,300         2          3rd Qtr. 00       2,500      3rd Qtr. 00
 Jackson, MS                     137,630          322,088        10          4th Qtr. 00       2,500      4th Qtr. 00
 Augusta, GA                      61,513          171,453         4          4th Qtr. 00       2,500      4th Qtr. 00
 Jacksonville, FL(1)             213,917          590,926        16          4th Qtr. 00       2,500      4th Qtr. 00
 Chattanooga, TN                  92,992          237,482         5          4th Qtr. 00       2,500      4th Qtr. 00
 Memphis, TN                     222,231          603,909        11          4th Qtr. 00       2,500      4th Qtr. 00
 Louisville, KY                  182,620          474,245        12          4th Qtr. 00       2,500      4th Qtr. 00
 Columbus, GA                     41,252          140,637         3          4th Qtr. 00       2,000      4th Qtr. 00
 Macon, GA                        45,850          122,389         3          4th Qtr. 00       2,000      4th Qtr. 00
 New Orleans, LA                 228,924          575,701        13          4th Qtr. 00       2,500      4th Qtr. 00

(1) In Jacksonville, FL, we have installed sixteen colocation facilities.

         PLANNED MARKETS -- Markets in which we have either secured or applied for colocation space and plan to offer the Broadband Bundle:

                                              ESTIMATED                                            DATA CENTERS
                             ESTIMATED          TOTAL          PLANNED                        -------------------------
                            ADDRESSABLE      ADDRESSABLE     COLOCATION        PLANNED        ESTIMATED
MARKET                     BUSINESS LINES    ACCESS LINES    FACILITIES     SERVICE DATE      SQ. FEET     OPENING DATE
------                     --------------    ------------    ----------     ------------

Birmingham, AL                    20,248         484,580         15          1st Qtr. 00        2,500      1st Qtr. 01
Savannah, GA                      64,910         139,750          3          1st Qtr. 00        2,500      1st Qtr. 01
Mobile, AL                        62,767         174,048          5          1st Qtr. 01        2,500      1st Qtr. 01
Huntsville, AL                    45,914         138,073          4          1st Qtr. 01        2,500      1st Qtr. 01
Baton Rouge, LA                   93,579         233,025          6          1st Qtr. 01        2,500      1st Qtr. 01
Montgomery, AL                    57,546         154,704          3          1st Qtr. 01        2,500      1st Qtr. 01
Daytona, Fl                       45,306         157,841          4          1st Qtr. 01        2,500      1st Qtr. 01
Lafayette, LA                     66,241         172,639          4          1st Qtr. 01        2,500      1st Qtr. 01
Shreveport, LA                   101,868         285,339          7          1st Qtr. 01        2,500      1st Qtr. 01
Biloxi-Gulfport, MS               32,613          80,462          4          2nd Qtr. 01        2,500      2nd Qtr. 01
Gainesville, FL                   29,685          87,957          1          2nd Qtr. 01        2,500      2nd Qtr. 01
Pensacola, FL                     53,357         160,096          5          2nd Qtr. 01        2,500      2nd Qtr. 01

         The estimated addressable lines in the above tables are based on reports filed by BellSouth with the FCC in 1998, increased based on our assumptions of a 2.5% growth rate per year for residential lines and 10% a year for business lines.

NETWORK INFRASTRUCTURE

         We anticipate in the future migrating to the soft switch platform by Nortel called Succession Network, which we expect to be compatible with our current network.

         We are deploying a unified voice and data network that allows us to provide all services included in the Broadband Bundle. The planned network will consist of six Nortel DMS 100/500 digital switches that are connected together through our 2,400 mile fiber optic network that we purchased through a 20-year indefeasible right of use from a long haul telecommunications service provider in March 2000. We currently have three of these switches installed and expect to install the other three by the end of 2000. The six Nortel switches will provide the primary voice switching functions for all our planned markets throughout the southeastern United States. We are also deploying asynchronous transfer mode, or ATM, switches in all our planned primary and secondary markets. We plan to connect our ATM switches with multiple redundant routes from various long haul providers such as Global Crossing. The final step in our unified network is to connect our unified colocation facilities with the ATM switches. This will be accomplished through the lease of DS-1, DS-3 or OC-3 routes from BellSouth or alternative fiber optic network providers. These are typically utilized through a long-term lease arrangement.

         Our fiber backbone will be connected to our switching platforms, which will be connected to our colocation facilities, typically through multiple, redundant DS-1, DS-3 or OC-3 circuits. Our colocation facilities are typically secured in caged-in areas which contain primarily voice and data equipment. We have deployed a unique method in building and designing our colocation facilities. Our colocation facilities contain both voice and data equipment instead of either voice or data equipment, independently. We believe these unified colocation facilities will allow us to drive greater revenue over a standard copper pair or leased unbundled network element. Currently, we are able to provide simultaneous voice and data services over a single UNE, thus significantly increasing the revenue per line in relation to voice only or data only equipped colocations.

INFORMATION SYSTEMS

         We are developing an integrated strategy for our operations support systems and other back-office systems that we believe will implement state-of-the-art technologies and will provide superior customer service and significant competitive advantages in terms of accuracy, efficiency, and capacity to process large order volumes. If our development is successful, we expect that our seamless end-to-end back office system will enable us to synchronize multiple activities such as circuit ordering and updating of national databases. Upon completion of installation, we expect this system to allow customer orders to be entered a single time, with the information then shared between the various components of our systems.

         We believe that our planned single entry system will be superior to many existing systems, which generally require multiple entries of customer information. Multiple information entry can result in billing problems, service interruptions and delays in installation. Our single entry process should be less labor intensive and reduce the margin for error. In addition, the sales to billing interval should be significantly shortened.

         ORDER ENTRY AND PROVISIONING

         Order entry involves the initial loading of customer data into our information systems. We utilize the Metasolv operations systems software for this purpose. Our sales executives will be able to take orders and upload them via the web to our provisioning representatives who enter the initial customer information into our Metasolv system. When Metasolv is fully coupled with the capabilities of our DSET gateways, orders can be submitted to business partners electronically, thereby minimizing implementation time, coordination complexities and installation costs.

         In addition to cost benefits associated with electronic installation of access lines and inventory management system, the Metasolv system should improve our internal processes in various other ways through its "workflow" management capabilities. The system routes tasks to the appropriate employee groups, tracks order progress and is capable of alerting operations personnel of any "jeopardy" situations. The system is designed to allow sales executives or customer care coordinators to maintain installation schedules and notify customers of any potential delays. Once an order has been completed, the Metasolv system electronically updates our billing system to initiate billing of installed services.

         ELECTRONIC BONDING

         Through our DSET and Metasolv software, we are implementing interfaces with some BellSouth systems for the electronic exchange of order information. We believe that we are one of the first competitive providers to do so with BellSouth. While many of our competitors initiate service for a customer by sending the traditional telephone company a fax or e-mail or by remote data entry, the electronic interfaces, which we are in the process of implementing, link our operations support systems directly to BellSouth's system, so that we can process some types of orders on an automated basis. Additionally, once fully installed and implemented, we will be able to confirm receipt and installation of service on-line and in real-time. Due to issues relating to BellSouth's internal operations support systems, we expect to experience some difficulties with the electronic interfaces which may require some manual intervention. Other traditional telephone companies in our region are just beginning to develop automated interfaces on a limited basis. We anticipate establishing similar connections with other traditional telephone companies.

         We expect to have our operations support system and other back office systems fully integrated by the third quarter of 2000. The following table lists the status of each independent portion of our operations support systems:

         SYSTEM                   PURPOSE                          INSTALLATION DATE     INTEGRATION DATE
         ------                   -------                          -----------------     ----------------
         Metasolv                 OSS                              4th Qtr. 99           1st Qtr. 00
         Daleen                   Billing                          4th Qtr. 99           1st Qtr. 00
         DSET                     Gateways                         4th Qtr. 99           2nd Qtr. 00
         BellSouth                CSR Address Validation           1st Qtr. 00           2nd Qtr. 00
         BellSouth                LSR Local Service Request        1st Qtr. 00           1st Qtr. 00
         SCC                      911 Data                         4th Qtr. 99           2nd Qtr. 00
         Global Crossing          Long Distance                    1st Qtr. 00           2nd Qtr. 00
         NPAC                     Local Number Portability         2nd Qtr. 00           2nd Qtr. 00
         Illuminet                LIDB/CNAM                        1st Qtr. 00           2nd Qtr. 00
         Vertex                   Tax Database                     4th Qtr. 99           1st Qtr. 00

         BILLING SYSTEM

         For billing, we utilize the Daleen BillPlex system, which provides our customers with a consolidated invoice for all of our services. Customer telecommunications usage generates billing records that are automatically transmitted from the switch to the billing systems. These records are then processed by the billing software that calculates usage costs, integrates fixed monthly charges and assembles bills. For those customers who request electronic billing, we will be adding the capability to provide the invoice and call detail records in electronic form over the web. The Daleen system will allow us to add advanced features such as special discounts based on "bundles" of service, call volume, or number of services used. It will also allow us to calculate complex local, state and federal taxation and discrete billing options by type of service ordered.

         CUSTOMER CARE AND TROUBLE MANAGEMENT

         Our back office system and trouble management system will allow customer care representatives to call a customer while simultaneously accessing that customer's service profile. It will also enable our customer care personnel to track customer problems proactively, assign repair work to the appropriate technical teams and provide employees and management access to comprehensive reports on the status of service activity. We have entered into a service agreement with Nortel to assist us in the continuous monitoring and operating of our switch network. The network management system is also designed to anticipate failures and intervene before many service interruptions or service degradations occur.

COMPETITION

         OVERVIEW

         We operate in a highly competitive environment and currently do not have a significant market share in any of our markets. Most of our actual and potential competitors have substantially greater financial, technical, marketing and other resources, including brand name recognition. Further, the continuing trend toward business alliances in the telecommunications industry, and the increasingly reduced regulatory and technological barriers to entry in the data and Internet services markets, could give rise to significant new competition. We believe that the principal competitive factors affecting our business will be pricing levels and clear pricing policies, customer service, accurate billing and a variety of services. Our ability to compete effectively will depend upon our ability to provide high quality services at prices generally equal to or below those charged by our competitors. To maintain our competitive posture, we believe that we must be able to reduce our prices in response to reductions in rates, if any, by others.

         Implementation of the Telecommunications Act and the related trend towards business combinations and alliances in the telecommunications industry may create significant new competitors for us. The Telecommunications Act was designed to eliminate most barriers to local competition and to permit the traditional local telephone companies, if they demonstrate compliance with certain pro-competitive conditions, to provide in-region traditional long distance services.

         Our primary competitors in local service markets are the traditional telephone companies that have long-standing relationships with customers and regulatory authorities at the federal and state levels. In addition, traditional telephone companies have existing fiber optic networks and switches. If future regulatory or court decisions afford traditional telephone companies increased rates for access or interconnection services, greater pricing flexibility, the ability to refuse to offer particular services or network elements on an unbundled basis or other regulatory relief, those decisions could have a material adverse effect on us. Further, new competitive telecommunication providers, cable television companies, electric utilities, microwave providers, wireless telephone system operators and large customers who build private networks also seek to compete in the local services market.

         BELLSOUTH CORPORATION INC.

         BellSouth has dominant market share of the local exchange business in the most of markets where we plan to compete. We believe BellSouth maintains control over 93% of the business access lines in the central offices where we colocate our equipment. Because of its dominant presence, we must buy a significant portion of our underlying network from BellSouth. Some of the network pieces we purchase or lease from BellSouth include the unbundled network element, inside wiring and SmartRing services. This significant reliance on our primary competitor is burdensome and typically time consuming. Although federal and state laws require BellSouth to provide us equal services, there is no way to guarantee this will occur.

         BellSouth currently offers digital subscriber line services as well as Internet services. It is one of the larger competitors in these data oriented markets as well. We expect BellSouth to compete aggressively to attempt to keep as much business as possible. BellSouth has significantly more capital, technological and management resources and poses a competitive threat to our success.

         DATA/INTERNET SERVICES PROVIDERS AND FIXED WIRELESS COMPANIES

         Our competitors in our target markets also include Internet service providers, other telecommunications companies, online services providers and Internet software providers. In addition, we may face competition from companies providing DSL services such as Bluestar Communications, and DSL.Net, Inc. The FCC has authorized cellular, personal communications services and other providers to offer wireless services to both fixed and mobile locations. These providers can offer wireless and other services to fixed locations, such as office and apartment buildings, in direct competition with us. Some of these competitors such as WinStar Communications, Inc., Teligent, Inc. and Advanced Radio Telecom, Inc., have already begun connecting high-rise buildings in some of the largest cities in the United States. Many of these competitors have greater financial technological and marketing resources than those available to us.

         COMPETITIVE TELECOMMUNICATIONS PROVIDERS

         We face competition as well from long distance carriers seeking to enter the local exchange market such as AT&T and WorldCom, and from resellers of local exchange services and competitive access providers. We also face competition from other competitive local exchange carriers with overlap in our target markets, such as US LEC, Inc., Business Telecom, Inc. and ITC Deltacom, Inc. Established telephone companies, particularly the regional Bell operating companies, have established independent competitive local exchange carrier subsidiaries to compete with their former Bell System cousins in local competition. AT&T, WorldCom and Sprint have each begun to offer local telecommunications services in major U.S. markets using their own facilities or reselling the other providers' services. In addition, the continuing trend toward consolidation of telecommunications companies, and the formation of strategic alliances within the telecommunications industry and the development of new technologies could give rise to significant new competitors. Such combined entities may provide a bundled package of telecommunications products, such as local, long distance and Internet telephone, that directly compete with the products we offer.

         OTHER COMPETITORS

         Other companies that currently offer, or are capable of offering, local switched services include: cable television companies, electric utilities, microwave carriers and large business clients who build private networks. These entities, upon entering into appropriate interconnection agreements or resale agreements with traditional telephone companies, could offer single source local and long distance services like those that we offer. We also expect to increasingly face competition from companies offering long distance data and voice services over the Internet. Such companies could enjoy a significant cost advantage because they do not currently pay carrier access charges or universal service fees.

         SERVICES WHICH COMPETE WITH OUR DSL SERVICES

         The traditional telephone companies represent significant competition as they possess sufficient capital to deploy DSL equipment rapidly, have their own telephone wires and can bundle digital data services with their existing analog voice services to achieve economics of scale in serving customers.

         Cable modem service providers such as Excite@Home and Road Runner are deploying high-speed Internet services over cable networks. Where deployed, these networks provide similar and in some cases higher-speed Internet access than we provide. However, we believe that cable modem service providers are faced with slower deployment and greater costs.

         Many competitive telecommunications companies such as NorthPoint Communications Group, Inc., Rhythms NetConnections Inc. and Bluestar Communications, Inc. offer high-speed digital services. In addition, long distance carriers, such as AT&T Corp., Sprint Corporation, WorldCom, Inc. and Qwest Communications International Inc., have deployed large-scale Internet access networks, and have high brand recognition. Internet services providers, such as BellSouth.Net, Inc. and EarthLink Inc. also provide Internet access to residential and business customers.

         On-line service providers, such as AOL, and MSN, a subsidiary of Microsoft, provide content and applications ranging from news and sports to consumer video conferencing. Many of these on-line service providers have developed their own access networks for modem connections. If these on-line service providers were to extend their access networks to DSL or other high-speed service technologies, they would become our competitors.

         Wireless and satellite data service providers are developing wireless and satellite-based Internet connectivity. We may face competition to provide voice, data and videoconferencing services from terrestrial wireless service providers such as Teligent, Inc., Advanced Radio Telecom Corp. and WinStar Communications Inc.

         Additionally, we also may face competition from satellite-based systems. Motorola, Inc., Hughes Communications Satellite Services, Inc., a subsidiary of General Motors Corporation, Teledesic LLC and others have planned global satellite networks that can be used to provide broadband voice and data services, and the FCC has authorized several of these applicants to operate their proposed networks.

INTELLECTUAL PROPERTY

         We regard our products, services and technology as proprietary and attempt to protect them with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Currently we have seven servicemark applications pending. Despite our precautions, we may not be able to prevent misappropriation or infringement of our products, services and technology.

         Our logo and some titles and logos of our services mentioned in this prospectus are either our service marks or service marks that have been licensed to us. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

EMPLOYEES

         At March 31, 2000, we had 369 full-time employees. We also hire temporary employees and independent contractors as needed. In connection with our growth strategy, we anticipate hiring a significant number of additional personnel in sales and other areas of our operations by the end of 2000. Our employees are not unionized, and we believe our relations with our employees are good. Our success will continue to depend in part on our ability to attract and retain highly qualified employees.

LEGAL PROCEEDINGS

         From time to time the company becomes engaged in legal proceedings that occur under the normal course of business. There are no pending legal proceedings that we believe would individually or in the aggregate, have a material adverse effect on our business or financial condition.

FACILITIES

         We are headquartered in Greenville, South Carolina and lease offices and space in a number of locations, primarily for sales offices and network equipment installations. The table below lists our leased facilities, other than colocation facilities, as of March 31, 2000:

                                                                                   APPROXIMATE
                  LOCATION                PURPOSE         LEASE EXPIRATION         SQUARE FOOTAGE
                  --------                -------         ----------------         --------------
                  Greenville, SC          Headquarters     January 2004                 9,600
                                          Switch site      July 2009                    6,100
                  Atlanta, GA             Sales office     December 2004                4,500
                                          Switch site      July 2009                    4,400
                  Greensboro, NC          Sales office     January 2005                 3,500
                                          Switch site      October 2009                 4,500
                  Jacksonville, FL        Sales office     January 2005                 4,500
                                          Switch site      May 2010                     5,000
                  Miami, FL               Switch site      July 2009                   13,500
                  Charleston, SC          Sales office     June 2005                    3,700

         We believe that our leased facilities are adequate to meet our current needs and that additional facilities are available to meet our development and expansion needs in existing and projected target markets.

                         DESCRIPTION OF OUR INDEBTEDNESS

THE SENIOR CREDIT FACILITY

         TriVergent Communications, Inc., our wholly owned subsidiary, entered into a loan agreement with Toronto Dominion (Texas), Inc., as administrative agent, Newcourt Commercial Finance Corporation, as documentation agent, TD Securities (USA), Inc. and Capital Syndication Corporation, as co-lead arrangers and co-book runners, First Union National Bank, as syndication agent, and other lenders.

         Through this subsidiary, we conduct our original residential resale business and will conduct our facilities-based business in our first five markets, Greenville, Atlanta, Greensboro, Miami and Jacksonville. This subsidiary owns the related assets.

         The senior credit facility consists of two tranches:

         - a term loan facility in the amount of $80 million which is available to us through December 31, 2000; and
         - a revolving facility in the amount of $40 million which has a termination date of December 31, 2007.

         As of March 31, 2000, approximately $25 million was outstanding under the term loan facility and no amount was outstanding under the revolving facility. The senior credit facility:

         -   bears interest at rates per annum equal to, at our option:
             -   LIBOR plus 4.50%; or
             - 3.50% plus the greater of Toronto Dominion's prime rate and the federal funds effective rate plus 0.50%, in each case subject to reduction based on TriVergent Communications' financial performance;
         - is guaranteed by us and each of TriVergent Communications' subsidiaries; and
         - contains covenants that, among other things, require TriVergent Communications to meet ongoing financial tests and restrict its ability to incur additional indebtedness, incur liens, pay dividends or repurchase capital stock.

         The credit agreement requires TriVergent Communications to enter into interest rate hedging agreements satisfactory to the lenders that will fix the interest rate obligations of TriVergent Communications for at least the following three years, on at least 50% of the outstanding loans.

         We have guaranteed the obligations of TriVergent Communications under the credit agreement and have pledged the stock of TriVergent Communications to secure our guaranty. Under the guaranty agreement, we may not invest more than $100 million in our other subsidiaries, and no more than two-thirds of those investments may be financed by indebtedness.

         These guarantees are secured by:

         - a pledge by us of the capital stock of TriVergent Communications to secure our guaranty;
         - a pledge by TriVergent Communications of the capital stock of its subsidiaries; and
         - a lien on substantially all the assets of TriVergent Communications and its subsidiaries.

         MATURITY, AVAILABILITY AND REPAYMENT

         The amount available under the term loan facility will be reduced if a total of $50 million has not been borrowed by July 1, 2000, and no further amounts may be borrowed after December 31, 2000. Unless TriVergent Communications achieves specified financial results for the three months ending September 30, 2000, $20 million of the revolving facility will not be available. The amount available under the revolving facility reduces, at the end of each quarter, starting on March 31, 2003, by amounts increasing from 3.125% in 2003 to 6.25% in 2007, and any excess outstanding amount must be repaid.

         The outstanding amounts under the term loan facility must be repaid quarterly, beginning on March 31, 2003, in amounts increasing from 3.125% ($2,500,000) per quarter in 2003 to 6.25% ($5,000,000) per quarter in 2007.

         Amounts outstanding under the senior credit facility may be prepaid and revolving credit commitments may be permanently reduced, in whole or in part, at any time, subject to customary breakage charges.

         TriVergent Communications is required to prepay amounts outstanding and reduce revolving credit commitments in pro rata amounts equal to:

         - 75% of excess cash flow of TriVergent Communications and its subsidiaries for 2001 and 50% of their excess cash flow for each subsequent year;
         - 100% of the net cash proceeds in excess of $500,000 received by TriVergent Communications and its subsidiaries from the sale of assets; and
         - 50% of the net proceeds of the issuance of equity securities, and 100% of the net proceeds from borrowed money, received by TriVergent or any of its subsidiaries or by TriVergent (other than up to $100 million raised by TriVergent for its other subsidiaries).

         COVENANTS

         The senior credit facility also restricts the ability of TriVergent Communications and its subsidiaries, among other things, to:

         - make capital expenditures, investments, loans or advances or acquisitions in excess of certain limits;
         -   dispose of assets in excess of $3,000,000 in aggregate value;
         -   guarantee obligations or pay dividends;
         - create liens, other than certain permitted encumbrances, or incur additional indebtedness, other than certain permitted indebtedness; or
         - engage in mergers or consolidations, transactions with affiliates or materially change their lines of business.

         The credit agreement also requires TriVergent Communications to satisfy certain operating and financial tests. For this year and the next these are:

         - minimum installed access lines (increasing from 21,900 at March 31, 2000, to 91,200 at December 31, 2001);
         - minimum annualized revenues (increasing from $14.6 million at March 31, 2000, to $90.8 million at December 31, 2001);
         - minimum annualized cash flows (increasing from negative $30.8 million at March 31, 2000, to $11.9 million at December 31, 2001);

         - maximum capital expenditures ($56.2 million for 2000, and $9.0 million for 2001); and
         - maximum debt to capitalization ratio (55% through December 31, 2001).

         There are also requirements starting in 2002 for the ratio of operating cash flow to cash interest expense, the fixed charge ratio, the leverage ratio (maximum limits start on December 31, 2001) and the ratio of cash flow to debt service.

         THESE COVENANTS RELATE ONLY TO TRIVERGENT COMMUNICATIONS AND ITS SUBSIDIARIES, AND NOT TO TRIVERGENT AND ITS OTHER SUBSIDIARIES.

         The senior credit facility also contains customary events of default, including failure to pay interest or principal, breach of covenants, cross-default to other debt, material judgments, a change of control of TriVergent or TriVergent Communications and bankruptcy or insolvency.

         USE OF PROCEEDS

         TriVergent Communications can use the senior credit facility to fund capital expenditures for telecommunications equipment purchases, interest on the loans and other general corporate purposes.

THE NORTEL FACILITY

         In March 2000, TriVergent Communications South, Inc., our subsidiary that conducts our business in the markets not part of the business of TriVergent Communications, entered into a credit agreement with Nortel Networks Inc. providing for up to $45 million in term loans to finance the acquisition of network equipment and related software and services from Nortel. No amount is currently outstanding under this facility and no amount may be borrowed without the consent of the lenders under the senior credit facility, which we expect to be able to obtain.

         The Nortel facility:

         -   bears interest at rates equal to, at our option,
                 -    the prime rate of Citibank, N.A. (New York), plus 3.75% or
                 -    LIBOR plus 4.75%;
         - is guaranteed by all current and future subsidiaries of TriVergent Communications South; and
         - contains covenants that, among other things, require TriVergent Communications South and its subsidiaries to meet ongoing financial covenants and restrict their ability to incur additional indebtedness, incur liens and pay dividends.

         The Nortel facility is secured by:

         - a lien on substantially all the assets of TriVergent Communications South and its subsidiaries; and
         - a pledge by us of all the capital stock of TriVergent Communications South

         MATURITY, AVAILABILITY AND REPAYMENT

         The amount outstanding under the Nortel facility is repayable in quarterly principal payments of 8 1/3% beginning on June 30, 2001, with the balance payable at maturity on June 30, 2004.

         Amounts outstanding under the Nortel facility may be prepaid and unutilized commitments may be reduced, in whole or in part, at any time. Amounts prepaid may not be reborrowed.

         TriVergent Communications South would be required to prepay amounts outstanding equal to:

         - 75% of excess cash flow for the preceding year on March 31 of each year, commencing in 2002;
         - 100% of net cash proceeds in excess of $100,000 from dispositions of property by TriVergent Communications South or any of its subsidiaries that are not reinvested in the business; and
         - 100% of net cash proceeds received by TriVergent Communications South from issuances of debt or equity securities.

         COVENANTS

         The Nortel facility also restricts the ability of TriVergent Communications South and its subsidiaries, among other things, to:

         - declare or pay dividends to the extent they are not payable in capital stock or restrict any subsidiaries ability to pay dividends;
         -   prepay debt, subject to certain exceptions;
         - make payments to redeem, repurchase or retire capital stock, subordinated debt, warrants or options;
         -   enter into sale/leaseback transactions;
         - incur liens other than certain permitted encumbrances or materially change their line of business; and
         -   engage in mergers or consolidations.

         The Nortel facility also requires TriVergent Communications South to maintain:

         - maximum ratios, tested on a quarterly basis, of total debt to total capitalization (not in excess of 67%) and total debt to annualized EBITDA (starting in 2002);
         - a maximum amount of cumulative capital expenditures (increasing from $16.2 million at March 31, 2000, to $214 million at December 31, 2001);
         - a quarterly fixed charge coverage ratio (1.1 for all periods) and a minimum quarterly interest coverage ratio (starting in 2002);
         - minimum annualized EBITDA, on a quarterly basis (decreasing to negative $41.3 million for the first quarter of 2001 to negative $3.5 million of the fourth quarter of 2001);
         - a minimum number of access lines in service (increasing from none at March 31, 2000 to 80,683 at December 31, 2001); and
         - minimum quarterly revenue (increasing from none for the first quarter of 2000 to $22 million for the fourth quarter of 2001).

         The Nortel agreement requires TriVergent Communications South to enter into interest rate hedging agreements satisfactory to Nortel to fix the interest rate on at least 50% of its debt and that of its subsidiaries that has a floating rate of interest.

         THESE COVENANTS RELATE ONLY TO TRIVERGENT COMMUNICATIONS SOUTH AND ITS SUBSIDIARIES, AND NOT TO TRIVERGENT AND ITS OTHER SUBSIDIARIES.

         The Nortel facility contains customary events of default, including but not limited to, cross default to the purchase agreement with Nortel, a change of control event and cross default to other debt.

                              GOVERNMENT REGULATION

         The following summary of regulatory developments and legislation describes the primary present and proposed federal, state, and local regulation and legislation that is related to the Internet service and telecommunications industries and would have a material effect on our business. Existing federal and state regulations are currently subject to judicial proceedings, legislative hearings and administrative proposals that could change, in varying degrees, the manner in which our industries operate. We cannot predict the outcome of these proceedings or their impact upon the Internet service and telecommunications industries or upon us.

         OVERVIEW

         Our telecommunications services are subject to regulation by federal, state and local government agencies. Generally, Internet and certain data services are not directly regulated, although the underlying telecommunications services may be regulated in certain instances. We hold various federal and state regulatory authorizations for our regulated service offerings. The FCC has jurisdiction over our facilities and services to the extent those facilities are used in the provision of interstate or international telecommunications. State regulatory commissions also have jurisdiction over our facilities and services to the extent they are used in intrastate telecommunications. Municipalities and other local government agencies may require telecommunications services providers to obtain licenses or franchises regulating use of public rights-of-way necessary to install and operate their networks, although no such local franchise authorizations are required for our current operations. The networks also are subject to certain other local regulations such as building codes and generally applicable public safety and welfare requirements. Many of the regulations issued by these regulatory bodies may change and are the subject of various judicial proceedings, legislative hearings and administrative proposals. We cannot predict what impact, if any, these proceedings or changes will have on our business or results of operations.

         FEDERAL REGULATION

         The FCC regulates us as a non-dominant common carrier, or one that is not considered to be dominant over other service providers in the relevant product or geographic markets in which it operates. Non-dominant carriers are subject to lesser regulation than dominant carriers but remain subject to the general requirements that they offer just and reasonable rates and terms of service and do not unreasonably discriminate in the provision of services. We have obtained authority from the FCC to provide domestic interstate long distance services and international services between the United States and foreign countries and have filed the required tariffs. While we believe we are in compliance with applicable laws and regulations we cannot assure you that the FCC or third parties will not raise issues with regard to our compliance.

         THE TELECOMMUNICATIONS ACT

         In February 1996, the Telecommunications Act was passed by the United States Congress and signed into law by President Clinton. This comprehensive telecommunications legislation was designed to increase competition in the long distance and local telecommunications industries. The Telecommunications Act imposes a variety of duties on competitive telecommunications providers to facilitate competition in the provision of local telecommunications and access services. Like all local telecommunications carriers, where we provide local telephone services, we are required to:

         - interconnect our networks with those of other telecommunications carriers;
         - originate calls to and terminate calls from competing providers on a reciprocal basis;
         -   permit resale of our services;
         - permit users to retain their telephone numbers when changing providers; and
         - provide competing providers with access to poles, ducts, conduits and rights-of-way, if any.


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


         Traditional telephone companies, such as the regional Bell operating companies, are subject to requirements in addition to these, including the duty to:

         - undertake additional obligations applicable to the interconnection of their networks with those of competitors;
         - permit colocation of competitors' equipment at their central offices;
         - provide access to individual network elements and "unbundled elements," including network facilities, features and capabilities, on non-discriminatory and cost-based terms; and
         -   offer their retail services for resale at wholesale rates.

         The Telecommunications Act also eliminates certain pre-existing prohibitions on the provision of traditional long distance services by the regional Bell operating companies and GTE on a phased-in basis. Regional Bell operating companies currently are permitted to provide long distance service outside those states in which they provide local telecommunications service. In order to provide this category of long distance services, the regional Bell operating companies must receive all requisite state or federal regulatory approvals customary to the provision of long distance services. Regional Bell operating companies will be permitted to provide traditional long distance service within the regions in which they also provide local telecommunications service only upon demonstrating to the FCC, with input from state regulatory agencies and the Department of Justice, that they have complied with a statutory checklist of requirements intended to open local telephone markets to competition. GTE and other non-Bell traditional telephone companies are not limited by this regional restriction. To date only Bell Atlantic has been granted approval to provide in-region long distance services and that is restricted to long distance calls originating in New York. However, Bell Atlantic has begun the process to obtain permission to provide long distance services in other states and other Bell operating companies, including BellSouth, either already have started or are expected to soon begin the process of seeking long distance authority within their local operating territories. Southwestern Bell filed an application with the FCC on January 12, 2000, seeking permission to provide long distance services to customers in Texas. Entry of BellSouth into the long distance business could result in substantial competition to our services and may have a material adverse effect on us and our customers. When the FCC permits BellSouth to provide traditional long distance service in its local telephone service region, which is the same region we serve, they will be able to offer integrated local and long distance services and may enjoy a significant competitive advantage.

         The FCC is charged with establishing national rules implementing certain portions of the Telecommunications Act. In August 1996, the FCC released an order adopting an extensive set of regulations governing network interconnection, network unbundling and resale of traditional telephone company services, under the Telecommunications Act. In July 1997, the United States Court of Appeals for the Eighth Circuit issued a decision vacating substantial portions of these rules, principally on the ground that the FCC had improperly intruded into matters reserved for state jurisdiction. In January 1999, the United States Supreme Court reversed many aspects of the Eighth Circuit's decision, concluding that the FCC has jurisdiction to implement the local competition provisions of the Telecommunications Act. In so doing, the Supreme Court found that the FCC has authority to establish pricing guidelines applicable to the provision of unbundled network elements and the resale of traditional telephone company services, to prevent traditional telephone companies from desegregating existing combinations of network elements, and to establish rules enabling competitors to select all or portions of any existing traditional telephone company interconnection agreements for use in their own interconnection agreements with traditional telephone companies. The Supreme Court, however, did not evaluate the specific pricing methodology adopted by the FCC and has remanded the case to the Eighth Circuit for further consideration. While the Supreme Court resolved many issues, including the FCC's jurisdictional authority, other issues remain subject to further consideration by the courts and the FCC. Although most of these FCC rules were upheld by the Supreme Court, the Court found that the FCC had not adequately considered certain statutory criteria for requiring traditional telephone companies to make unbundled network elements available to competitive telecommunications providers. The FCC then conducted new proceedings to reexamine which unbundled network elements traditional telephone companies must provide. On November 5, 1999, the FCC released an order in which it required that traditional telephone companies make available most, but not all, of the network elements specified in its initial order, as well as certain new network elements not included on the original list. The FCC also clarified the obligation of traditional telephone companies to provide certain combinations of network elements. Various interested parties have sought reconsideration and filed appeals of the FCC's order.

         In the first half of 1998, four regional Bell operating companies, including BellSouth, petitioned the FCC to be relieved of certain regulatory requirements in connection with their provision of advanced telecommunications services. Advanced telecommunications services are wireline, broadband telecommunications services, as opposed to traditional voice services, and are widely used for Internet access, often relying on DSL technology and data-switched technology. In response, in August 1998, the FCC issued an order and notice which clarified its views on the applicability to advanced services of existing statutory requirements in the Telecommunications Act relating to network interconnection and unbundling. The FCC also solicited public comments on a wide variety of issues associated with the provision of advanced services by wireline carriers. The FCC generally determined that advanced telecommunications services are subject to its interconnection and unbundling rules. The FCC has not yet ruled on a preliminary FCC proposal that would permit traditional telephone companies to deploy advanced telecommunications services through a separate affiliate, which would not be regulated as a traditional telephone company and therefore would not be subject to the Telecommunications Act's unbundling and resale provisions. These orders have been appealed and are the subject of further FCC proceedings as well. Notably, in an order approving the merger of SBC with Ameritech, the FCC authorized SBC to transfer some advanced services, equipment and capabilities to a separate affiliate. If BellSouth were authorized to do the same, we could encounter additional difficulty obtaining access to network elements useful in providing DSL and other advanced services.

         In March 1999, the FCC adopted a further order strengthening the rights of competitive telecommunications providers to obtain physical colocation for purposes of interconnecting with traditional telephone company networks, as well as requiring that traditional telephone companies permit competitive telecommunications providers to collocate equipment used for interconnection and/or access to unbundled network elements. The FCC also adopted rules designed to limit traditional telephone companies' ability to deny competitive telecommunications providers the ability to deploy transmission hardware in colocation space by purporting that the equipment will cause electrical interference with other wires, requiring the construction of caged enclosures, and imposing large minimum space requirements and space preparation fees, among other things, and it proposed rules making these requirements more specific. On March 17, 2000 the U.S. Court of Appeals for the District of Columbia vacated significant portions of these FCC colocation rules, and remanded the matter to the FCC for further consideration. Among other things, the appeals court vacated new FCC rules that would have required traditional telephone companies to permit colocation of equipment usable to provide enhanced services, use colocation space to cross connect to third party carriers, and collocate their equipment in any unused space in their central offices. Further FCC and appellate proceedings are expected.

         Notably, rates charged for unbundled network elements are established through negotiation or by state regulatory commissions, subject to general FCC rules governing pricing methodology. FCC rules require traditional telephone companies to establish geographically deaveraged pricing for network elements soon, and such deaveraging could result in a substantial price increase for network elements in certain non-urban markets served by the Company.

         ACCESS REGULATION

         The FCC regulates the interstate access rates charged by traditional telephone companies for the origination and termination of interstate long distance traffic. Those access rates make up a significant portion of the cost of providing these long distance services. Over the past few years, the FCC has implemented changes in interstate access rules that result in the restructuring of the access charge system and changes in access charge rate levels. On remand from an appeals court, the FCC is conducting further proceedings to explain and refine its recent reforms affecting access charge rate levels. In addition, the FCC is considering several proposals to further reform access charge rate structures, including a proposal submitted by a coalition of long distance companies and regional Bell companies referred to as "CALLS". These and related actions may change access rate structures and rate levels. If access rates are reduced, access revenues of all local telecommunications carriers, including us, could be reduced, and the costs to traditional telephone companies and long distance carriers to provide long distance services also could be reduced significantly. The impact of these new changes will not be known until they are fully implemented.

         The FCC has also raised the issue of whether it should begin to regulate the access charges imposed by competitive telecommunications providers. Currently, competitive telecommunications providers are free to charge access rates at any levels they deem appropriate so long as they are "just and reasonable" and nondiscriminatory. The current proceeding seeks comment from the industry on whether competitive telecommunications providers should be required to cost-justify the access charges they impose on long distance carriers or whether such rates should be limited to a prescribed range of "reasonable" charges. A decision by the FCC to regulate competitive telecommunications providers' access charges could result in the reduction of those charges for all competitive telecommunications providers, including ours. Over the past few years, the FCC has granted traditional telephone companies significant flexibility in pricing their interstate special and switched access services. We anticipate that this pricing flexibility will result in traditional telephone companies lowering their prices in high traffic density areas, the probable areas of competition with us. We also anticipate that the FCC will grant traditional telephone companies increasing pricing flexibility as the number of potential competitors increases in each of these markets.

         In August 1999, the FCC released an order that granted substantial additional pricing flexibility to traditional telephone companies for certain interstate services. Among other things, the FCC granted immediate pricing flexibility to many traditional telephone companies in the form of streamlined introduction of new services, the ability to change rates for certain interstate services based on geographic location, and removal, after certain local toll dialing restrictions are lifted, of certain interstate long distance services from restrictive pricing regulation. The FCC also established a framework for granting many traditional telephone companies greater flexibility in the pricing of all interstate access services once they satisfy certain prescribed competitive criteria. The FCC also invited public comment on proposals for yet further traditional telephone company pricing flexibility.

         In addition, in various contexts, certain traditional telephone companies have asked the FCC to rule that certain calls made over the Internet are subject to regulation as telecommunications services including the assessment of interstate switched access charges and universal service fund assessments. Although the FCC has suggested that Internet-based telephone-to-telephone calls may be considered telecommunications services, it has not reached a final decision on that issue.

         UNIVERSAL SERVICE

         In 1997, the FCC established a significantly expanded universal service regime to subsidize the cost of telecommunications services to high-cost areas, and to low-income customers and qualifying schools, libraries and rural health care providers. Providers of telecommunications services, like us, as well as certain other entities, must pay for these programs. Our share of the payments into these subsidy funds will be based on our share of certain defined telecommunications end-user revenues. Currently, the FCC is assessing these payments on the basis of a telecommunications services provider's interstate and international revenue for the previous year. Various states are also in the process of implementing their own universal service programs. We are currently unable to quantify the amount of subsidy payments we will be required to make in the future or the effect that these requirement payments will have on our financial condition. Moreover, the FCC's universal service rules remain subject to change, which could increase our costs.

         DETARIFFING

         In November 1996, the FCC issued an order that required non-dominant, long distance carriers, like us, to cease filing tariffs for our domestic long distance services. Tariffing is a traditional requirement of telephone companies whereby such companies publish for public inspection at state and federal regulatory agencies all terms, conditions, pricing, and available services governing the sale of all such services to the public. Traditional long distance service tariffs are filed with the FCC and tariffs for local telephone services are filed with state regulatory commissions. The FCC's order required mandatory detariffing for long distance services and gave interstate long distance service providers nine months to withdraw federal tariffs and move to contractual relationships with their customers. This order subsequently was stayed by a federal appeals court, and it is unclear at this time whether or when the detariffing order will be implemented.

         In June 1997, the FCC issued another order stating that non-dominant local services providers may withdraw their tariffs for interstate access services provided to long distance carriers. The FCC continues to require that services providers obtain authority to provide service between the United States and foreign points and file tariffs for international service.

         In March 1999, the FCC adopted further rules that, while still maintaining mandatory detariffing, required long distance carriers to make specific public disclosures on the services providers' Internet websites of their rates, terms and conditions for domestic interstate services. The effective date of these rules also is delayed until a court decision is rendered on the appeal of the FCC's detariffing order. If the FCC's orders become effective, non-dominant interstate services providers will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions under which they offer their domestic interstate services, and will have to rely more heavily on individually negotiated agreements with end-users.

         RECIPROCAL COMPENSATION

         In decisions rendered in late 1998 and early 1999, the FCC determined that both dedicated access and dial-up calls from a customer to an Internet service provider are primarily interstate in nature and therefore are to be considered interstate calls, subject to the FCC's jurisdiction. The FCC's orders were appealed to the U.S. Court of Appeals for the District of Columbia. On March 17, 1999, the Court of Appeals vacated the FCC's order determining that dial-up calls placed to Internet service providers are jurisdictionally interstate, and remanded the matter to the FCC for further consideration. The FCC has initiated a proceeding to determine the effect that this regulatory classification will have on the obligation of a service provider to pay reciprocal compensation for dial-up calls to Internet service providers that originate on one service provider's network and terminate on another service provider's network. Currently, the FCC has permitted existing reciprocal compensation arrangements between service providers, as set forth in interconnection agreements and approved by state regulatory commissions, to remain intact.

         The FCC is currently determining whether a new compensation mechanism should be implemented. A decision which invalidates current reciprocal compensation arrangements could result in the reduction, or elimination, of potential revenues we may receive from reciprocal compensation payments for traffic terminated over our network to Internet service providers.

         CUSTOMER PRIVACY

         The Communications Act of 1934 and FCC rules protect the privacy of certain information that a telecommunications carrier such as us acquires by providing telecommunications services to such customers.

Such protected information known as Customer Proprietary Network Information, includes information related to the quantity technological configuration, type, destination and amount of use of a customer. Under the FCC's rules, a carrier may not use this information acquired through one of its offerings of telecommunications services to market certain other services without the approval of the affected customers. The United States Court of Appeals for the Tenth Circuit, however, recently overturned the FCC's rules regarding the use and protection of this information. The FCC relaxed these rules recently, but may seek review of the Tenth Circuit's decision by the U.S. Supreme Court.

         STATE REGULATION

         The Telecommunications Act preempts state and local statutes and regulations that would tend to prohibit the provision of competitive telecommunications services. As a result, we will be free to provide the full range of local, long distance and data services in all states in which we currently operate, and in any states into which we may wish to expand. While this action greatly increases our potential for growth, it also increases the amount of competition to which we may be subject. Because we provide intrastate common carrier services, we are subject to various state laws and regulations. Most state public utility and public service commissions require some form of certification or registration. We must acquire this authority before commencing service. In most states, we are also required to file tariffs or price lists setting forth the terms, conditions and prices for services that are classified as intrastate.

         We are required to update or amend these tariffs when we adjust our rates or add new products and are subject to various reporting and record-keeping requirements in these states. Many states also require prior approval for transfers of control of certified providers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence of significant debt obligations. States generally retain the right to sanction a service provider or to revoke certification if a service provider violates applicable laws or regulations. If any regulatory agency were to conclude that we are or were providing intrastate services without the appropriate authority or in violation of any regulation, the agency could initiate enforcement actions, which could include the imposition of fines, a requirement to disgorge revenues or the refusal to grant the regulatory authority necessary for the future provision of intrastate telecommunications services.

         We are authorized to provide competitive local telecommunications services in South Carolina, North Carolina, Georgia, Kentucky, Tennessee, Alabama, Louisiana, Florida and Mississippi. We have authority to provide intrastate long distance services in all states where we hold local services authority, and in several other states as well. We expect to apply for additional state authority in the future. However, there can be no assurance that we will receive such authorizations.

         LOCAL INTERCONNECTION

         The Telecommunications Act imposes a duty upon all traditional telephone companies to negotiate in good faith with potential competitive telecommunications providers to provide interconnection to their networks, exchange local traffic, make unbundled network elements available and permit resale of most local telephone services. In the event that negotiations do not succeed, we have a right to seek arbitration with the state regulatory authority of any unresolved issues. Arbitration decisions involving interconnection arrangements in several states have been challenged and appealed to federal courts. We may experience difficulty in obtaining timely traditional telephone company implementation of local interconnection agreements, and we can provide no assurance we will offer local services in these areas in accordance with our projected schedule, if at all.

         We have entered into interconnection agreements with BellSouth in all of its territories. We have begun to negotiate similar agreements with other traditional telephone companies where we have obtained status as a competitive telecommunications provider. Moreover, a number of our interconnection agreements will expire at various times over the next six months, after which time, we will be required to renegotiate each such agreement. The initial term of our interconnection agreement with BellSouth already has lapsed, but its terms continue to apply until a successor agreement is established through negotiation or state regulatory commission arbitration proceedings. It is uncertain how successful we will be in negotiating the terms critical to our provision of local data and voice services and we may be forced to arbitrate certain provisions of such agreements.

                                   MANAGEMENT

         The following sets forth information concerning our directors, executive officers and selected key employees, including their ages, as of March 31, 2000.

NAME                            AGE                                         POSITION
----                            ---                                         --------
Charles S. Houser                56           Chairman of the Board of Directors and Chief Executive Officer
G. Michael Cassity               50           President and Chief Operating Officer, Director
Shaler P. Houser                 30           Senior Vice President of Corporate Development and Strategy,
                                              Director
Clark H. Mizell                  44           Senior Vice President and Chief Financial Officer
Russell W. Powell                32           Senior Vice President of Sales
Riley M. Murphy                  44           Senior Vice President of Law, General Counsel and Secretary
Judith C. Slaughter              54           Senior Vice President of Customer Operations
G. Randolph McDougald            40           Senior Vice President of Marketing
Vincent M. Oddo                  42           Senior Vice President and Chief Information Officer
Ronald Kirby                     48           Senior Vice President of Network Customer Operations
J. W. Adams                      64           Senior Vice President of Network Engineering
Daniel E.H. Sterling             32           Vice President of Dealer Sales
William H. Oberlin               55           Director
Joseph A. Lawrence               51           Director
Jack Tyrrell                     53           Director
Robert S. Sherman                54           Director
Alan N. Colner                   45           Director
Watts Hamrick                    40           Director
Lawrence J. Bouman               53           Senior Technology Advisor

         BIOGRAPHICAL SKETCHES

         Charles S. Houser, a co-founder of TriVergent and our Chairman of the board of directors and Chief Executive Officer, has more than fifteen years of experience in the telecommunications industry as an investor and a senior manager. In 1996 and 1997, Mr. Houser was a principal and co-founder of Seruus Ventures, LLC and Seruus Telecom Fund LP, both venture capital firms specializing in telecommunications companies. From 1989 to 1996, Mr. Houser was chairman and chief executive officer of Corporate Telemanagement Group, Inc., a long distance company that merged with LCI International Inc. in 1995. From 1987 to 1989, Mr. Houser was president of The Consilium Group, Inc., a venture capital firm. From 1983 to 1987, he was chief executive officer of Tel/Man, Inc., a long distance company that merged with SouthernNet, Inc., where he also served as chief operating officer. Mr. Houser serves on the board of directors of Seruus Ventures, LLC; Seruus Telecom Fund, L.P.; Teleco, Inc., a telecommunications equipment distributor; iBasis, Inc., an Internet-based communications carrier; and Summit Financial Corporation, a Greenville, South Carolina-based bank holding company.

         G. Michael Cassity became our President and Chief Operating Officer and a Director in March 2000. From 1999 until joining TriVergent, Mr. Cassity served as vice president and chief procurement officer for BellSouth Telecommunications in Atlanta. From 1998 to 1999, Mr. Cassity was vice president of network operations for BellSouth's northern states. Since 1971, Mr. Cassity has also held other positions at BellSouth in Atlanta, including vice president of the strategic management unit and vice president of organization planning and development.

         Shaler P. Houser, a co-founder of TriVergent, Senior Vice President of Corporate Development and Strategy and a Director, has nine years of experience in the telecommunications industry. Prior to co-founding our company in 1997, Mr. Houser was senior vice president and co-founder of Seruus Ventures, LLC. From 1991 to 1996, Mr. Houser served in various capacities, including product development, business development, international development and carrier sales, at Corporate Telemanagement Group and its successor parent company, LCI International, both long distance companies. Shaler P. Houser is Charles S. Houser's son.

         Clark H. Mizell has served as our Senior Vice President and Chief Financial Officer since August 1998. From 1979 to 1984, Mr. Mizell was an accountant with PriceWaterhouse in its Dallas, Texas office, covering both tax and audit areas. In 1984, Mr. Mizell joined KPMG Peat Marwick, where he became a partner in 1990 and served in that capacity until joining TriVergent.

         Russell W. Powell serves as our Senior Vice President of Sales. From December 1997 until March 2000, Mr. Powell served as our President. From August until November 1997, Mr. Powell was vice president of sales for BTI Telecom Corp., a facilities-based long distance and competitive local exchange services provider. From 1991 to August 1997, Mr. Powell was employed by Corporate Telemanagement Group and, following their merger by LCI International, in various positions, including sales manager for its dealer sales division.

         Riley M. Murphy became our Senior Vice President of Law, General Counsel and Secretary in March 2000. Prior to joining TriVergent, she was executive vice president of legal and regulatory affairs, general counsel and secretary of e.spire Communications, Inc., an integrated services provider. Prior to joining e.spire in 1994, Ms. Murphy was in private practice of telecommunications regulatory law for 12 years.

         Judith C. Slaughter has been our Senior Vice President of Customer Operations since December 1997. From 1991 to 1997, Ms. Slaughter was employed by Corporate Telemanagement Group and, following their merger, by LCI International, in various management positions, including manager of sales support, marketing and operations, director of customer service and provisioning and director of operations for its dealer sales division. Prior to 1991, she served in various sales and operations positions with telecommunications companies including Tel/Man, Inc., SouthernNet and Teleco, Inc.

         G. Randolph McDougald has been our Senior Vice President of Marketing since April 1999. From October 1997 until March 1999, Mr. McDougald served as president of Catalyst Telecom, the telecommunications and computer telephone division of ScanSource, Inc., a point-of-sale equipment distributor. During the years 1996 to 1997 and 1995 to 1996 Mr. McDougald served as regional vice president of sales, southern division, and director of marketing, respectively, for LCI International. Prior to LCI International's purchase of Corporate Telemanagement Group in 1995, Mr. McDougald served as national director of sales for Corporate Telemanagement Group.

         Vincent M. Oddo has been our Senior Vice President and Chief Information Officer since June 1999. From 1995 to May 1999, Mr. Oddo served as senior vice president of operations for Conxus Communications, Inc., a wireless communications firm. Prior to 1995, Mr. Oddo also served as vice president at Geotek Communications.

         Ronald Kirby has been our Senior Vice President of Network Operations since July 1999. From 1990 to 1999, Mr. Kirby was president of Data and Communications Solutions Inc., a South Carolina-based provider of data integration products and services. Additionally, Mr. Kirby was a director of network operations and support from 1987 to 1989 and director of carrier support from 1989 to 1990 for Telecom USA. From 1982 to 1987, Mr. Kirby was director of North Carolina and South Carolina network operations for SouthernNet.

         J. W. Adams has been our Senior Vice President of Network Engineering since November 1999. From March 1996 to November 1999, he was president of Diamond Consulting, LLC of Charlotte, North Carolina, a telecommunications consulting firm. Mr. Adams has also held positions as vice president in the areas of engineering and operations with various telecommunications companies including Access/On

Multimedia, Inc. in North Carolina, Intermedia Communications of Florida, Norlight in Wisconsin and SouthernNet/Telecom USA in Atlanta, as well as president of BellSouth Systems Technology.

         Daniel E.H. Sterling serves as our Vice President of Dealer Sales.
Mr. Sterling joined TriVergent in December 1997, and has held such positions as Vice President of Sales and Marketing and Vice President of Sales. From September 1997 until December 1997, Mr. Sterling served as senior manager for dealer sales with BTI Telecom Corp. From 1993 to 1997, Mr. Sterling was employed by Corporate Telemanagement Group, and following their merger with LCI International in various positions including sales support representative, sales manager for the Mid-Atlantic regional dealer sales division and manager of dealer sales for LCI's northeast region.

         William H. Oberlin has been a Director on our board since September 1988. Mr. Oberlin is founder, chairman and chief executive officer of Bullseye Telecom. From 1996 to 1998, Mr. Oberlin was president and chief executive officer of Midcom Communications. Mr. Oberlin served as president and chief operating officer of Frontier Communications, during 1995 after its acquisition of Allnet where Mr. Oberlin had served as chief operating officer from 1988 to 1995. Mr. Oberlin has also worked at Bell System, Sprint, DHL Business Systems and Cable and Wireless. Mr. Oberlin is a joint owner of Telecom Locator of Des Moines, Iowa, and has served on the boards of directors of Savvis, LDMI, Allnet and Frontier. Presently, Mr. Oberlin serves on the board of directors of Bullseye, and is on the board of advisors of Western Integrated Networks, LLC.

         Joseph A. Lawrence has been a Director on our board since July 1999. Mr. Lawrence is currently retired. Mr. Lawrence became senior vice president of finance and corporate development of LCI International in 1997 and served in that capacity until LCI was acquired by Qwest Communications Corporation in March 1998. Mr. Lawrence served as LCI's chief financial officer from 1993 to 1997. From 1983 to 1993, Mr. Lawrence was employed in numerous positions with MCI Telecommunications Corporation including senior vice president of finance, vice president of finance and administration for the Consumer Division and vice president of finance for the Mid-Atlantic Division.

         Jack Tyrrell has been a Director on our board since October 1998. Currently a managing partner at Richland Ventures, Mr. Tyrrell has been a founding partner of five venture capital funds since 1985. Mr. Tyrrell serves on the boards of Genus.net, PRIMIS, Aperture Credentialing, Media1st.com, TriVergent Communications, First Insight, Darwin Networks and National Health Investors. Mr. Tyrrell has served on the boards of Regal Cinemas, Premier Parks, Oxford Health Plans, Medaphis and Regent Communications. Mr. Tyrrell was nominated to serve on our board by Richland Ventures II, L.P., which is entitled to nominate one member of our board under our stockholders' agreement.

         Robert S. Sherman has been a Director on our board since July 1999. Mr. Sherman is a founding general partner of Boston Millennia Partners. Mr. Sherman's previous experience includes five years at Boston Capital Ventures and eight years as a general partner at Hambro International Venture Fund. Mr. Sherman serves on the boards of several private companies. Mr. Sherman was nominated to serve on our board by Boston Millennia Partners Limited Partnership and Boston Millennia Associates I Partnership, which entities are entitled to nominate one member of our board under our stockholders' agreement.

         Alan N. Colner has been a Director on our board since July 1999. Since August 1996, he has served as managing director, Private Equity Investments at Moore Capital Management, Inc. Before joining Moore, he was a managing director of Corporate Advisors, L.P., the general partner of Corporate Partners, a private equity fund affiliated with Lazard Freres & Co. LLC. Mr. Colner also serves as a director of GoTo.com, Inc., iVillage Inc. and Nextcard Inc. Mr. Colner was nominated to serve on our board by Moore Global Investments, Ltd. and Remington Investment Strategies, L.P., which entities are entitled to nominate one member of our board under our stockholders' agreement.

         Watts Hamrick has been a Director of our board since October 1998. Mr. Hamrick has been a senior vice president with First Union Capital Partners, an equity and mezzanine capital investment group of First Union Corp., since March 1995. Mr. Hamrick joined First Union Capital Partners in 1988. Prior to joining First Union Capital Partners, Mr. Hamrick was a senior tax consultant at Price Waterhouse in New York. Mr. Hamrick was nominated to serve on our board by First Union Capital Partners, which is entitled to nominate one member of our board under our stockholders' agreement.

         Lawrence J. Bouman has been our Senior Technology Advisor since October 1999. In that capacity, Mr. Bouman advises the board of directors on new technology to aid us in our development as a facilities-based service provider. Mr. Bouman also works on a regular basis with our management and employees in the analysis of technology. He was senior vice president and chief technology officer of LCI International from October 1995 to January 1999. Prior to that, Mr. Bouman spent twenty years at MCI, most recently holding positions such as vice president for network operations in Richardson, Texas and senior vice president for network engineering in Washington, DC.

COMMITTEES OF THE BOARD OF DIRECTORS

         The board of directors currently has three standing committees: an executive committee, a compensation committee and an audit committee.

         The executive committee has the authority to act as a liaison between the board and executive management and exercise such powers as shall be delegated to it from time to time by the board. Pursuant to our articles of incorporation and the transaction agreement, the executive committee will be comprised of our chief executive officer and may be comprised of four other representatives. One member may be designated by each of Richland Ventures, First Union Capital Partners, Boston Millenia Partners and Moore Capital Management for as long as that investor is entitled to designate a director to the board. The current members of the executive committee are Messrs. Hamrick, Tyrrell, Colner and Sherman.

         The compensation committee administers the 1998 Employee Incentive Plan, or Plan, and reviews and recommends the compensation arrangements for management, including salaries, bonus plans and options granted outside of the Plan, if any. The current members of the compensation committee are Messrs. Tyrrell, Hamrick and Colner.

         The audit committee, among other things, recommends the firm to be appointed as independent accountants to audit our financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our interim and year-end operating results, assesses the adequacy of our internal accounting controls and audit procedures and reviews the non-audit services to be performed by the independent accountants. The audit committee is currently comprised of Messrs. Lawrence, Oberlin and Sherman.

COMPENSATION OF DIRECTORS

         Joseph A. Lawrence and William H. Oberlin each receive $2,000 per month for services provided as a director. Other members of our board of directors currently receive no compensation for services provided as a director or as a member of any board committee. We will reimburse the members of our board of directors for their reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings and related activities. Additionally, we are obligated to maintain our present level of directors' and officers' liability insurance.

EXECUTIVE COMPENSATION

         The following table sets forth compensation earned, awarded or paid for services rendered to us in all capacities for the year ended December 31, 1999 by our Chief Executive Officer and our other executive officers whose annual salary and bonus, on a prorated basis, exceeded $100,000 for all services rendered to us during such period.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                                ------------
                                                                                 SECURITIES
                                                    ANNUAL COMPENSATION          UNDERLYING
                                                    -------------------           OPTIONS/             ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR          SALARY         BONUS          SARS (#)         COMPENSATION(1)
---------------------------           ----                                                         ---------------

Charles S. Houser........             1999(2)     $  62,188      $  7,500            --               $     --
    Chief Executive Officer and
    Chairman of the Board
Shaler P. Houser.........             1999          156,380        18,000            --                  4,752
    Sr. Vice President of
    Corporate Development
Clark H. Mizell..........             1999          131,050        13,200            --                  4,365
    Sr. Vice President and Chief
    Financial Officer
Russell W. Powell........             1999          144,000        33,800            --                  4,320
    Sr. Vice President of
    Sales (3)
Daniel E.H. Sterling.....             1999          102,000         7,650            --                  3,289
    Vice President of
    Dealer Sales (4)

--------------------

(1) Reflects our matching contributions made under our 401(k) plan on behalf of such executive officer.

(2) Mr. C. Houser joined us on May 13, 1999 and the compensation disclosed is for the period from that date through December 31, 1999.

(3)      During 1999, Mr. Powell served as President.

(4)      During 1999, Mr. Sterling was Vice President of Sales.

         The following table sets forth information regarding option grants with respect to common stock made by us to certain executive officers during the fiscal year ended December 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                                                 -----------------
                                                                                              POTENTIAL REALIZABLE
                           NUMBER OF                                                           VALUE AT ASSUMED
                          SECURITIES       PERCENT OF                                        ANNUAL RATES OF STOCK
                          UNDERLYING     TOTAL OPTIONS                                       PRICE APPRECIATION FOR
                            OPTIONS        GRANTED TO        EXERCISE                             OPTION TERM
                            GRANTED        EMPLOYEES        BASE PRICE       EXPIRATION     ------------------------
NAME                          (#)           IN 1999          ($/SH)(1)         DATE(2)         5%            10%
-----------------------   -----------    -------------      ----------       ----------
Charles S. Houser           400,000          15.0%           $3.75            8/13/09       $75,000      $150,000
                             40,000           1.5%            3.75            11/13/09        7,500        15,000
                             40,000           1.5%            3.75            12/15/09        7,500        15,000

Shaler P. Houser             50,000           1.9%            3.75            12/15/09        9,375        18,750

Clark H. Mizell              40,000           1.5%            2.40             1/1/09         4,800         9,600
                              1,041           0.1%            2.40             2/5/09           125           250
                             20,000           0.8%            3.75            12/15/09        3,750         7,500

Russell W. Powell            50,000           1.9%            3.75            12/15/09        9,375        18,750

Daniel E.H. Sterling         18,000           0.7%            2.40             1/1/09         2,160         4,320

------------------------

(1) The exercise base price was set at our determination of the fair market value of our common stock on the date of grant. All options set forth in the table above vest with respect to 20% of the underlying shares on each of the first five anniversaries following the grant date and expire on the tenth anniversary of the grant date.

(2) The plan pursuant to which the options were granted sets forth certain earlier expiration dates upon the option holder's termination of employment.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF
                                                         SECURITIES                          VALUE OF
                                                         UNDERLYING                         UNEXERCISED
                               SHARES                    UNEXERCISED                       IN-THE-MONEY
                            ACQUIRED ON                  OPTIONS AT                         OPTIONS AT
NAME                        EXERCISE (#)              DECEMBER 31, 1999                DECEMBER 31, 1999(1)
----                        ------------              -----------------                --------------------
                                                EXERCISABLE      UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
Charles S. Houser                --                     0            480,000        $      --      $       --
Shaler P. Houser                 --               160,000            690,000          216,000          864,000
Clark  H. Mizell                 --                38,000            213,041           57,000          283,405
Russell W. Powell                --               120,000            530,000          162,000          648,000
Daniel E.H. Sterling             --                60,222            258,888          135,333          565,632

--------------------

(1) Calculated based on a price of $3.75 per share, the fair market value of our capital stock on December 31, 1999 as determined by our board of directors, minus the per share exercise price, multiplied by the number of shares underlying the option.

STOCK PLANS

         EMPLOYEE INCENTIVE PLAN

         In January 1998, we established our Employee Incentive Plan, under which we may issue stock options, bonus stock awards and restricted stock awards to our employees and certain other associated persons. The plan is administered by our board of directors and terminates on January 12, 2008, subject to our board's right to terminate it at an earlier date. Our board, in its sole discretion, has the authority to determine the terms and provisions of all options and stock awards, subject to specific limitations set forth in the plan and applicable law. The plan provides for a maximum of ten million shares of Company common stock to be issued thereunder. At March 31, 2000, we have granted options to purchase 8,784,458 shares of common stock under the plan. No bonus stock or restricted stock awards have been granted. In the event that any options or awards granted under the plan terminate, expire or are canceled, new options or awards may be granted with respect to the shares covered by such options or awards. However, to the extent that options or awards granted under the plan are exercised or become vested, the stock available for grant under the plan is reduced. The plan contains standard anti-dilution provisions to take into account stock dividends, stock splits, recapitalizations, reorganizations, mergers, split ups and similar matters.

         Incentive stock options, bonus stock awards and restricted stock awards may be granted only to our employees. Non-incentive stock options may be granted to employees and other persons selected by our board of directors. Options granted under the employee option plan may be either incentive stock options or non-incentive stock options, as determined by the board. Of the total options granted through March 31, 2000, 4,903,125 were incentive stock options and 3,881,333 were non-incentive stock options.

         Incentive stock options granted under the plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, and are subject to the provisions of the Internal Revenue Code that applicable to such options. The exercise price of an incentive stock option granted to an individual who owns shares possessing more than 10% of the total combined voting power of all classes of our stock will be at least 110% of the fair market value of a share of common stock on the date of grant. The exercise price of an incentive stock option granted to an individual other than a 10% owner and of a non-qualified stock options will be at least 100% of the fair market value of a share of common stock on the date of grant (as determined by the board of directors).

         Stock Options. Both incentive and non-incentive stock options are evidenced by written stock option agreements in such form as may be determined by the board of directors. The term, vesting schedule and exercise price of stock options are determined by the board (subject to the exercise price limitations discussed above with respect to incentive stock options); however, substantially all options to date have ten-year term and vest 20% per year over the first five years of the term, and have a fair market value exercise price. In the event of a merger of us and another company where we are not the surviving corporation, the sale of substantially all of our assets, or a change in our ownership by more than 50%, all outstanding options become immediately exercisable.

         All shares issued pursuant to the exercise of stock options are subject to our right to buy back such shares within six months after the optionee's employment with us is terminated for any reason. The purchase price for such repurchased shares is generally the most recent evaluation of our Common Stock which has been made for general stock transaction purposes (unless the board determines that an appraisal by an independent appraiser should be made). All shares issued pursuant to stock options are also subject to our right of first refusal and may not be sold, assigned or otherwise transferred unless first offered to us on the same terms and conditions.

         The board may impose such conditions and restrictions upon the exercise of options as it may deem advisable. However, special rules apply to incentive stock options. The plan provides that if an employee dies while still our employee, incentive stock options granted under the plan may be exercised after his death only to the extent that they were exercisable at death and then for a period not to exceed the lesser of (1) the remaining term of such option, or (2) nine months after the employee's death. Except where employment is terminated as a result of the death of the employee, incentive stock options are not exercisable after the employee ceases to be our employee, unless the board, in its sole discretion, extends the exercise date of such incentive stock options for a period of 90 days following the date of such termination of the employee's employment.

         Options and awards are exercisable only by the employee to whom it is granted and are not assignable other than by will or by the laws of descent and distribution. Grants of tandem stock options are prohibited. Also, incentive and non-incentive stock options may not be granted under any sort of arrangement where the exercise of one affects the right to exercise the other.

         Restricted Stock Awards. Restricted stock awards are evidenced by written agreements in such form as may be determined by the board of directors. The term, forfeiture schedule and purchase price of the restricted stock are determined by the board. In the event of a merger of us and another company where we are not the surviving corporation, the sale of substantially all of our assets, or a change in our ownership by more than 50%, the risks of forfeiture with respect to restricted stock lapses.

         Shares of restricted stock are subject to the same assignability, buyback and right of first refusal limitations are as applicable to the stock options (described above). A grantee of restricted stock shall have the right to vote such shares and to receive all dividends, cash or stock, paid or delivered thereon. However, such shares may not be sold, assigned, pledged, hypothecated or otherwise transferred prior to the vesting of such shares.

         Bonus Stock Awards. Bonus stock awards are evidenced by written agreements in such form as may be determined by the board of directors. Bonus shares are awarded at the fair market value of such shares at date of award. The bonus shares are issued without the payment of any cash consideration by the grantee (subject to our right to require the grantee to pay to us certain amounts to satisfy our withholding obligations with respect to federal and state income taxes. The value of the bonus shares at the time of award is reported on the grantee's W-2 for the year in which the award is made.

         All shares of bonus stock are subject to our right to repurchase these shares upon the termination of the grantee's employment for any reason, as follows: (1) If termination of employment occurs within three years from date of the award, the purchase price is the value of such bonus shares on the initial award date, plus interest at the annual prime rate less 1% during the period from the initial award date through the date of repurchase, or (2) if termination of employment occurs after three years from date of award, the price to be paid upon repurchase is the "fair market value" as described in the repurchase right applicable to the stock options (described above). All shares of bonus stock are also subject to the same right of first refusal applicable to stock options.

401(k) PLAN

         We have adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, covering all of our full-time employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan is intended to qualify under
Section 401 of the Code so that contributions by employees to the 401(k) plan and income earned on plan contributions are not taxable to employees until withdrawn from the 401(k) plan. The trustees under the 401(k) plan, at the direction of each participant, invest such participant's assets in the 401(k) plan in selected investment options. The employees' contributions are fully vested and nonforfeitable at all times.

EMPLOYMENT AGREEMENTS

         On September 17, 1999, we entered into an employment agreement with Clark H. Mizell as Senior Vice President and Chief Financial Officer, on July 21, 1999 with Charles S. Houser as Chief Executive Officer, on September 9, 1999 with Daniel E.H. Sterling as Vice President of Dealer Sales, on July 20, 1999 with Russell W. Powell as President and on July 20, 1999 with Shaler P. Houser as Senior Vice President of Corporate Development.

         Pursuant to these agreements, each employee is paid an initial annual base salary (which may be increased but not decreased), a bonus at the board's discretion and certain benefits. These agreements contain standard confidentiality and non-disclosure provisions, and standard provisions providing for assignment of any intellectual property created by each employee in his or her capacity as an officer of TriVergent.

         The employment agreements have rolling terms of two years. We may fix the term at any time. The agreement may be terminated immediately if the employee is terminated for "cause," as defined in the agreement. The definition of "cause" differs depending on whether it is considered before or after a "change in control." After a "change in control" the standard for cause is more difficult to achieve, and there are increased rights to cure. If the agreement is terminated due to the employee's death or disability, he or she (or his or her estate, as the case may be), is entitled to compensatory payments for the remainder of the term. If we terminate the agreement prior to a "change in control" for any reason other than for "cause" after it fixes the term, the employee is entitled to receive the compensation and benefits payable under the agreement for the remainder of the term. If the employee terminates the agreement because we materially breach the agreement or there is an "involuntary termination," as defined in the agreement, he or she is entitled to severance payments of 24 months, immediate vesting of his or her options, and other benefits. The employee is entitled to have his or her severance payments grossed up for tax purposes if his or her termination occurs after a "change in control."

         A "involuntary termination" is generally defined to mean the termination of the employee's employment by the employee following a "change in control" which, in the sole judgment of the employee, is due to (i) a change of the employee's responsibilities, position, authority or duties (including changes resulting from the assignment to the employee of any duties inconsistent with his or her positions, duties or responsibilities as in effect immediately prior to the "change in control"); or (ii) a change in the terms or status (including the rolling term status) of the agreement; or (iii) a reduction in the employee's compensation or benefits; or (iv) a forced relocation of the employee outside the Greenville metropolitan area; or (v) a significant increase in the employee's travel requirements.

NONCOMPETITION AGREEMENTS

         We have entered into substantially identical, standard noncompetition agreements with each of our executive officers that preclude such officer from participating in, or in any respect being associated with, any telecommunications business that competes with us within any metropolitan statistical service area in which we provide services on the date of the termination of the officer's employment. This period of noncompetition is applicable during such officer's employment with us and for the two year period following termination of his or her employment. The applicable officer may, however, be a passive investor owning less than 5% of a competing business. The agreement prohibits the solicitation of our employees or customers under certain circumstances, and contains standard confidentiality provisions with respect to proprietary and confidential information. The agreement also contains certain provisions that treat as our property all property, including intellectual property, created by the officer during his or her employment that relates to our business.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCK PURCHASES

         Since our inception, certain executive officers, directors and shareholders beneficially owning 5% or more of a class or series of our stock have purchased our capital stock. Each purchase of preferred stock was made pursuant to a preferred stock purchase agreement containing representations, warranties and covenants typical of transactions of this type. In these transactions, we and the purchasers entered into registration rights agreements and a stockholders' agreement. The stockholders' agreement will terminate automatically on the closing of this offering. The registration rights agreements are described below, under the heading "-Registration Rights Agreements."

         In October 1997, Shaler P. Houser, Charles S. Houser and Charles L. Houser purchased 1,900,000, 1,200,000 and 1,800,000 shares of our common stock, respectively, for $0.125 per share. Janie P. Houser, Jennifer L. Houser, and Seruus Ventures, LLC purchased 600,000, 100,000 and 200,000 shares of TriVergent common stock, respectively, for $0.098 per share. Russell Powell purchased 800,000 shares of TriVergent common stock for $0.005 per share. Janie
P. Houser is the wife of Charles S. Houser and the mother of Shaler P. and Charles L. Houser. Jennifer L. Houser is the daughter of Charles S. Houser and the sister of Shaler P. and Charles L. Houser. Seruus Ventures, LLC is a Greenville, South Carolina-based venture capital firm of which Charles S. Houser and Shaler P. Houser are principals.

         In March 1998, Seruus Telecom Fund, L.P., Russell W. Powell and Judith
C. Slaughter purchased 750,000, 100,000 and 100,000 shares of our common stock, respectively, for $1.00 per share. Charles S. Houser and Shaler P. Houser are principals of Seruus Capital Partners, LLC, which is the manager of Seruus Telecom Fund, L.P.

         In May 1998, Shaler P. Houser, Charles S. Houser, Seruus Telecom Fund, L.P., the Houser Charitable Remainder Unitrust (of which Charles S. Houser and Janie P. Houser are trustees), Jennifer L. Houser and Russell Powell purchased 4,000, 55,114, 111,110, 44,444, 44,446 and 4,000 shares of our common stock, respectively, for $2.25 per share.

         In October 1998, we sold 2,083,334 shares of our Series A Convertible Preferred Stock to each of Richland Ventures II, L.P. and First Union Capital Partners for $2.40 per share. In December 1998, we sold Charles S. Houser, the Houser Charitable Remainder Unitrust and Willou & Co. 41,667, 41,667 and 416,670 shares of its Series A Convertible Preferred Stock, respectively, for $2.40 per share.

         In July 1999, Ronald Kirby and his wife Victoria Kirby received 126,219 and 136,739 shares of TriVergent common stock, respectively, in connection with our acquisition of DCS, Inc. These shares were valued at $2.40 per share by the parties to the merger.

         In July 1999, we sold Richland Ventures II, L.P., Richland Ventures III, L.P. (an affiliate of Richland Ventures II, L.P.), First Union Capital Partners, Inc., Moore Global Investments, Ltd., Remington Investment Strategies, L.P. (an affiliate of Moore Global Investments, Ltd.), Boston Millennia Partners Limited Partnership, Boston Millennia Associates I Partnership (an affiliate of Boston Millennia Partners Limited Partnership), John R. Tyrrell (an affiliate of Richland Ventures II, L.P. and Richland Ventures III, L.P.), Charles S. Houser, the Houser Charitable Remainder Unitrust, Joseph A. Lawrence and William H. Oberlin 666,666, 2,666,667, 1,466,667, 2,666,667, 2,666,667, 1,844,257, 22,410, 20,000, 166,666, 66,666,
53,333 and 26,667 shares of our Series B Convertible Preferred Stock, respectively, at $3.75 per share.

         In February 2000, we sold Richland Ventures II, L.P., Richland Ventures III, L.P., First Union Capital Partners, Inc., Moore Global Investments, Ltd., Remington Investment Strategies, L.P., Boston Millennia Partners Limited Partnership, Boston Millennia Associates I Partnership, Toronto Dominion Capital, Inc.,

Newcourt Commercial Finance, BancAmerica Capital Investors, William H. Oberlin and Joseph A. Lawrence 588,235, 1,035,295, 1,176,471, 1,035,295, 1,035,295,
1,279,080, 15,038, 2,352,941, 1,176,471, 1,176,471, 70,588 and 50,000 shares of our Series C Convertible Preferred Stock, respectively, for $4.25 per share.

         In March 2000, we sold Moore Technology Venture Fund II L.P. (an affiliate of Moore Global Investments, Ltd. and Remington Investment Strategies, L.P.), CIBC WMC Inc., Nortel Networks Inc., John R. Tyrrell, Portia
B. Ortale, Laura Farish Chadwick Management Trust, The Chadwick 1998 Children's Trust, Patrick S. Hale, Mark Eric Isaacs, Linda F. Swafford, Beverly Ann Schrichte, G. Michael Cassity, Riley M. Murphy, Ronald Kirby, G. Randolph McDougald and J.W. Adams 282,352, 1,764,706, 1,176,471, 51,765, 28,236, 11,765,
11,765, 5,882, 5,882, 1,176, 1,176, 212,940, 35,000, 52,941, 23,529 and 20,000
shares of our Series C Convertible Preferred Stock, respectively, for $4.25 per share. Portia B. Ortale, Laura Farish Chadwick Management Trust, The Chadwick 1998 Children's Trust, Patrick S. Hale, Mark Eric Isaacs, Linda F. Swafford and Beverly Ann Schrichte are all affiliates of Richland Ventures II, L.P. and Richland Ventures III, L.P.

         In April 1998, we issued Charles S. Houser a warrant for 100,000 shares of our common stock with an exercise price of $2.25 per share as consideration for a personal guaranty of a $1,000,000 line of credit from a commercial bank. In March 1999, we issued each of Charles S. Houser and the Houser Charitable Remainder Unitrust warrants for 9,000 shares of our common stock with an exercise price of $2.00 per share. In April 1999, we issued each of Richland Ventures II, L.P. and First Union National Bank warrants for 18,000 shares of our common stock with an exercise price of $2.00 per share. In May 1999, TriVergent issued Nortel Networks Inc. a warrant for 652,089 shares of our common stock with an exercise price of $2.00 per share. Charles S. Houser, the Houser Charitable Remainder Unitrust, Richland Ventures II, L.P. and First Union National Bank each purchased an aggregate principal amount of our Series 1999 Notes equal to $250,000, $250,000, $500,000 and $500,000 respectively.
Nortel Networks Inc. purchased our Series 1999A Note in the principal amount of $4,000,000 and entered into a credit facility as TriVergent Communications, Inc.'s creditor providing for a line of credit of up to $42,000,000.

REGISTRATION RIGHTS AGREEMENTS

         We have entered into substantially similar registration rights agreements with a number of the purchasers of our capital stock, including all purchasers of our preferred stock. These agreements require us to register our securities held by these shareholders, subject to specified conditions and limitations. After completion of this offering, all our preferred stock will be converted to common stock, and these registration rights will relate to the sale of shares of our common stock. These agreements will continue in effect after this offering. These agreements generally provide for three "types" of registration rights: (1) "demand rights," where a specified percentage of the shareholders party to an agreement can require us to register their shares, (2) "S-3 rights," which is a short-form registration statement available under certain circumstances and (3) "piggy-back rights," which entitle the holders to include their shares in a primary or secondary registered public offering of our stock. Subject to certain limitations, we are required to bear all registration expenses, including the cost of independent legal counsel for the selling holders of registrable shares, and other expenses in connection with these registrations (but excluding underwriting discounts and commissions). We must also provide appropriate indemnification to our selling shareholders under these agreements. These registration rights also contain other provisions typical of such agreements. The table below sets forth information with respect to these registration rights agreements.

         The registration rights under these agreements have been waived, and the shareholders have agreed not to sell their shares for certain periods as described under the heading "Shares Eligible for Future Sale--Lock-Up Agreements."

                                                                                AMOUNT             SHARES OF COMMON
                               NUMBER OF      SHELF (S-3)     PIGGY-BACK      REQUIRED TO        STOCK SUBJECT TO THE
           HOLDERS           DEMAND RIGHTS      RIGHTS           RIGHTS         DEMAND                 AGREEMENT
           -------           -------------    -----------     -----------     -----------        --------------------
Seruus Telecom Fund, L.P.           1            None              Yes       Majority                   880,500

                                                                             50% of Series A
Holders of Series A                                                          registrable
Preferred Stock                     3            Unlimited         Yes       shares                   4,711,872

                                                                             30% of Series B
Holders of Series B                                                          registrable
Preferred Stock                     3            Unlimited         Yes       shares                  13,866,663

                                                                             30% of Series C
Holders of Series C                                                          registrable
Preferred Stock                     3            Unlimited         Yes       shares                  15,776,471



TRANSACTIONS WITH AFFILIATES

         On November 13, 1998, we entered into an arrangement with Seruus Ventures, LLC, an investment services firm, to provide investment-related services to us. During 1998 and 1999, we paid $13,788 and $61,448, respectively, to Seruus Ventures under this arrangement. Charles S. Houser and Shaler P. Houser are principals of Seruus Ventures, LLC.

         In connection with Riley M. Murphy's employment, we loaned Ms. Murphy $148,750 at an interest rate of 10% per year, with the principal on such loan being due and payable on March 15, 2003. Interest payments are payable on each anniversary of the note until maturity. The proceeds of this loan were used to purchase our preferred stock.

         In connection with Michael Cassity's employment, we loaned Mr. Cassity $749,998 at an interest rate of 8.12% per year, with the principal on such loan being due and payable on the earlier of March 6, 2003 and sixty days after the termination of Mr. Cassity's employment with us. We, in our sole discretion, may extend the maturity date of the note one or more times by a period of one year. Interest is payable annually in arrears. The proceeds of this loan were used to purchase our preferred stock.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information regarding the beneficial ownership of our common stock, including preferred stock on an as converted basis, as of March 31, 2000, and the percentages of such stock held at that date as adjusted to reflect the sale of the shares offered by us in this offering for:

         - each person who is known by us to own beneficially more than 5% of any class of our capital stock, including preferred stock;
         -        each of our directors;
         -        each executive officer named in the compensation table; and
         -        all directors and executive officers as a group.

         Unless otherwise indicated below, each entity or person listed below maintains a mailing address of c/o TriVergent Corporation, 200 North Main Street, Greenville, SC 29601. Unless otherwise indicated below, to our knowledge each person or group identified possesses sole voting and investment power with respect to the shares beneficially owned by such stockholder, subject to community property laws where applicable.

         The numbers of shares and percentages are determined on the basis of
(a) 11,864,960 shares of common stock outstanding on March 31, 2000, (b) 34,354,806 shares of common stock issuable on the automatic conversion, on the issuance of the shares offered by this prospectus, of all outstanding shares of preferred stock and accrued dividends thereunder (calculated on the basis of an assumed public offering price of $ per share), (c) shares offered by this prospectus, assuming no exercise of the underwriters' over-allotment option, and (d) treating shares issuable pursuant to options or warrants that are exercisable currently or within 60 days of March 31, 2000, as owned by the person holding those securities and as outstanding for computing the percentage ownership of that person, but not the percentage ownership of any other person.

                                                                               PERCENT OF COMMON STOCK
                                                             NUMBER OF               OUTSTANDING
                                                               SHARES          -----------------------
                                                            BENEFICIALLY       PRIOR TO        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                           OWNED           OFFERING      OFFERING
------------------------------------                        ------------
DIRECTORS AND EXECUTIVE OFFICERS
Charles S. Houser                                           1,173,349  (1)        2.53%              %
G. Michael Cassity                                            294,118                *
Shaler P. Houser                                            2,219,834  (2)        4.77%
Clark H. Mizell                                                56,208  (3)           *
Russell W. Powell                                           1,144,000  (4)        2.46%
Riley M. Murphy                                                35,000                *
Judith C. Slaughter                                           224,044  (5)           *
Randy McDougald                                                73,529  (6)           *
Vincent M. Oddo                                                39,000  (7)           *
Ronald Kirby                                                  335,900  (8)           *
J.W. Adams                                                     20,000                *
William Oberlin                                               103,255  (9)           *
Joseph Lawrence                                               103,333                *
Jack Tyrrell                                                7,044,510  (10)      15.24%
Robert S. Sherman                                           2,734,118  (11)       5.97%
Alan N. Colner                                              7,686,276  (12)      16.61%
Watts Hamrick                                               4,726,472  (13)      10.23%
ALL DIRECTORS & EXECUTIVE OFFICERS AS A GROUP              28,792,554            61.00%
(17 PEOPLE)

                                                                               PERCENT OF COMMON STOCK
                                                             NUMBER OF               OUTSTANDING
                                                               SHARES          -----------------------
                                                            BENEFICIALLY       PRIOR TO        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                           OWNED           OFFERING      OFFERING
------------------------------------                        ------------
5% OWNERS (NOT INCLUDED ABOVE)
Houser Group                                                 7,598,670  (14)     16.26%
Moore Group                                                  7,686,276  (15)     16.61%
Richland Group                                               7,044,510  (16)     15.24%
First Union Capital Partners, Inc.                           4,726,472  (17)     10.23%
Boston Millennia Group                                       2,760,785  (18)      5.97%
Toronto Dominion Capital (USA), Inc.                         2,352,941            5.09%

---------
*     Denotes less than one percent.

(1) Includes only shares directly owned by Charles S. Houser and 109,000 shares issuable upon the exercise of options and warrants exercisable within 60 days of March 31, 2000. See note 14 for a description of other shares that might be construed as beneficially owned by Mr. Houser.
(2) Includes only shares directly owned by Shaler P. Houser and 320,000 shares issuable upon the exercise of options and warrants exercisable within 60 days of March 31, 2000. See note 14 for a description of other shares that might be construed as beneficially owned by Mr. Houser.
(3) Includes 10,000 shares in Mr. Mizell's SSB IRA Rollover and 46,208 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000.
(4) Includes 240,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000.
(5) Includes 124,444 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000.
(6) Includes 50,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000.
(7) Includes 29,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000.
(8) Includes 136,739 shares owned by Mr. Kirby's wife Victoria Kirby, 20,000 shares issuable upon the exercise of options held by Mr. Kirby and exercisable within 60 days of March 31, 2000. Mr. Kirby disclaims beneficial ownership of all shares beneficially owned by Ms. Kirby.
(9) Includes 6,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000.
(10) Includes 7,044,510 shares beneficially owned by the Richland Group (see note 16 below). Mr. Tyrrell disclaims beneficial ownership of all of these shares.
(11) Represents shares beneficially owned by the Boston Millennia Group (see note 18 below). Mr. Sherman disclaims beneficial ownership of all of these shares.
(12) Includes 7,686,276 shares beneficially owned by the Moore Group (see note 15 below). Mr. Colner disclaims beneficial ownership of all of these shares.
(13) Includes 4,726,472 shares beneficially owned by First Union Capital Partners, Inc. (see note 17 below). Mr. Hamrick disclaims beneficial ownership of all of these shares.
(14) The following table sets forth common stock beneficial ownership information with respect to all members of the Houser family and entities controlled by members of the Houser family. Each person listed below disclaims beneficial ownership of all shares not shown on the table below as being directly owned by that person.

                                                                                                PERCENT OF COMMON STOCK
                                                                               NUMBER OF              OUTSTANDING
                                                                                 SHARES         -----------------------
                                                                              BENEFICIALLY       PRIOR TO       AFTER
NAME                                  RELATIONSHIP                               OWNED           OFFERING      OFFERING
----                                  ------------                            ------------       --------      --------
Charles S. Houser                                                                1,173,349         2.53%
Shaler P. Houser                      Charles S. Houser's son                    2,219,834         4.77%
Charles L. Houser                     Charles S. Houser's son                    1,605,000         3.47%
Seruus Telecom Fund, L.P.             Charles. S and Shaler P. Houser are          861,110         1.86%
                                      principals
Janie P. Houser                       Charles S. Houser's wife                     549,098         1.19%
Houser Enterprises, L.P.              Family Limited Partnership                   360,000            *              *
                                      Shaler P. Houser, general partner
Melissa Houser                        Charles L. Houser's wife                     240,000            *              *
Seruus Ventures, LLC                  Charles S. and Shaler P. Houser are          150,000            *              *
                                      principals
Jennifer L. Houser                    Charles S. Houser's daughter                 100,000            *              *
Houser Charitable Remainder           Charles S. and Janie P. Houser are           152,777            *              *
Unitrust                              trustees
Irrevocable Trust FBO Jennifer L.     Trust for Charles S. Houser's                 50,000            *              *
Houser                                daughter
Charles Schwab & Co., Inc. FBO        Trust for Charles S. Houser                   44,446            *              *
Charles S. Houser
Mr. & Mrs. Robert L. Sims             Charles L. Houser's parents-in-law            35,000            *              *
Charles S. Houser Family Trust        Estate Planning Trust                      13,333.33            *              *
Agreement I
Charles S. Houser Family Trust        Estate Planning Trust                      13,333.33            *              *
Agreement II
Charles S. Houser Family Trust        Estate Planning Trust                      13,333.33            *              *
Agreement III
Nicole Houser                         Shaler P. Houser's wife                        6,000            *              *
Charles Davis Houser                  Shaler P. Houser's minor son                   4,166            *              *
Charles Davis Houser Trust            Trust for Shaler P. Houser's son               4,000            *              *
David R. Houser                       Charles S. Houser's brother                    1,000            *              *
John R. Houser                        Charles S. Houser's brother                    1,000            *              *
Morton Houser                         Charles S. Houser's brother                    1,000            *              *
Sue M. Houser                         Charles S. Houser's mother                     1,000            *              *
Total                                                                            7,598,670        16.26%


----------------------
*        Denotes less than one percent.

         The number of shares shown as beneficially owned by the Houser Charitable Remainder Unitrust includes 9,000 shares issuable upon exercise or warrants. The numbers of shares shown as beneficially owned by Charles S. Houser, Shaler P. Houser and Charles L. Houser include 109,000, 320,000, and 80,000 shares, respectively, issuable upon exercise of options which are exercisable within 60 days of March 31, 2000.
(15) Includes 1,850,981 shares owned by Moore Overseas Technology Venture Fund, LDC, 1,850,981 owned by Moore Technology Venture Fund, LLC, 1,850,981 shares owned by Moore Global Investments, Ltd., 1,850,981 shares owned by Remington Investment Strategies, L.P. and 282,352 shares owned by Moore Technology Venture Fund II, L.P. All of the foregoing entities are affiliates.
(16) Includes 3,701,962 shares owned by Richland Ventures III, L.P., 3,204,901 shares owned by Richland Ventures II, L.P. and 18,000 shares issuable upon exercise of warrants held by Richland Ventures II, L.P., 71,765 shares owned by John R. Tyrrell, 28,236 shares owned by Portia
         B. Ortale, 11,765 shares owned by the Laura Farish Chadwick Management Trust, 11,765 shares owned by The Chadwick 1998 Children's Trust, 5,882 shares owned by Patrick S. Hale, 5,882 shares owned by Mark Eric Isaacs, 1,176 shares owned by Linda Swafford and 1,176 shares owned by Beverly Ann Schrichte. All of the foregoing entities and individuals are affiliates.
(17) Includes 18,000 shares issuable upon exercise of warrants held by First Union Capital Partners, Inc.
(18) Includes 2,696,670 shares owned by Boston Millennia Partners Limited Partnership and 37,448 shares owned by Boston Millennia Associates I Partnership.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

         Our total authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of "blank check" preferred stock. As of March 31, 2000, there were 11,864,960 shares of our common stock outstanding, held of record by 68 stockholders. As of March 31, 2000, there were an aggregate of 34,354,806 shares of convertible preferred stock outstanding consisting of 4,711,672 shares of Series A preferred stock, 13,866,663 shares of Series B preferred stock and 15,776,471 shares of Series C preferred stock. All outstanding shares of preferred stock will be automatically converted into an aggregate of 34,354,806 shares of common stock upon the closing of this offering and will no longer be issued and outstanding. After this conversion, we will have 50,000,000 shares of "blank check" preferred stock authorized and unissued. After this offering, we will have
outstanding          shares of common stock if the underwriters do not
exercise their over-allotment option, or        shares of common stock if the
underwriters exercise their over-allotment option in full.

COMMON STOCK

         The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the board of directors may from time to time determine subject to the prior rights of the holders of any preferred stock. The shares of common stock are not convertible and the holders have no preemptive or subscription rights to purchase any of our securities. However, our board of directors may, without further action by our stockholders, grant such convertible preemptive or subscription rights from time to time. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of any holders of preferred stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

         We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "TRIV."

PREFERRED STOCK

         At the closing of this offering, our outstanding shares of preferred stock will be automatically converted into common stock. For a description of the preferred stock please see note 7 to the notes to the financial statements included elsewhere in the prospectus. Because there will be no shares of preferred stock outstanding when we complete this offering, the following information pertains to preferred stock we may issue in the future under our certificate of incorporation.

         Our board of directors has the sole authority, without shareholder vote, to issue shares of authorized but unissued preferred stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The relative rights, preferences and limitations of the preferred stock are determined by our board of directors in its sole discretion. Among other things, the Board may designate with respect to the preferred stock, without further action of our shareholders, the dividend rate and whether dividends shall be cumulative or participating or possess other special rights, the voting rights, the rights and terms of redemption, the liquidation preferences, any rights of conversion and any terms related thereto, and the price or other consideration for which the preferred stock shall be issued. The preferred stock could be utilized to impede the ability of third parties who attempt to acquire control of us without the cooperation of our board of directors. Upon completion of this offering, there will be no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

WARRANTS

         The table below lists all of the outstanding warrants to purchase our common stock and the exercise prices and expiration dates of the warrants. All of these warrants are currently exercisable.

                                             AGGREGATE
                                             NUMBER OF
                                            UNDERLYING
              NUMBER OF WARRANTS         COMMON SHARES(#)      EXERCISE PRICE         EXPIRATION DATE
              ------------------         -------------         --------------         ---------------
                        15                    232,560              $ 2.00         from 3/16/02 to 5/3/02
                         2                    652,089                2.00                5/27/06
                         2                    200,000                2.25                 none


ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND DELAWARE GENERAL CORPORATION LAW

         OUR CERTIFICATE OF INCORPORATION AND DELAWARE GENERAL CORPORATION LAW

         Certain provisions of Delaware law and our certificate of incorporation could make the following more difficult:

         -        the acquisition of us by means of a tender offer;
         -        acquisition of us by means of a proxy contest or otherwise;
                  or
         -        the removal of our incumbent officers and directors.

         These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

         ELECTION AND REMOVAL OF DIRECTORS

         Our certificate of incorporation provides that, except as otherwise provided by law, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board may be filled only by:

         - a majority of the directors then in office, though less than a quorum is then in office; or
         -        by the sole remaining director.

         In addition, our certificate of incorporation states that directors may only be removed for cause by at least two-thirds of the outstanding stock entitled to vote.

         STOCKHOLDER MEETINGS

         Under our certificate of incorporation, only a majority of the board of directors, which the corporation would have if there were no vacancies, may call special meetings of stockholders.

         REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS

         Our by-laws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

         DELAWARE ANTI-TAKEOVER LAW

         We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

         ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT

         Upon the completion of the offering, our certificate of incorporation will eliminate the right of stockholders to act by written consent without a meeting. This provision may have the effect of discouraging, delaying or making more difficult a change in control of our company or preventing the removal of incumbent directors even if a majority of our stockholders were to deem such an action to be in our best interests.

         UNDESIGNATED CAPITAL STOCK

         The authorization of undesignated capital stock will make it possible for our board of directors to issue stock with voting or other rights or preferences that could impede the success of any attempt to change control of TriVergent. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control of our company or management.

         LIMITATION OF LIABILITY

         As permitted by the Delaware general corporation law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

         - for any breach of the director's duty of loyalty to us or our stockholders;
         - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
         - under Section 174 of the Delaware general corporation law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or
         - for any transaction from which the director derives an improper personal benefit.

         As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

         Our certificate of incorporation provides that we will indemnify of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, and we have purchased such insurance on behalf of our directors and officers. The indemnification provided under our certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. If we do not pay a claim for indemnification within 60 days after we have received a written claim, the claimant may at any time thereafter bring an action to recover the unpaid amount of the claim and, if successful, the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts. In any such action, we shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

REGISTRATION RIGHTS

         We are a party to certain registration rights agreements with certain of our shareholders. See "Certain Relationships and Related
Transactions--Registration Rights Agreement."

STOCK TRANSFER AGENT

         The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C. New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

         If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

         Upon completion of this offering, we will have outstanding an
aggregate of           shares of our common stock, assuming the issuance of
          shares of common stock offered by us, no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act; provided however, that any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, may be sold only in compliance with Rule 144 summarized below.

         The additional           shares of common stock held by existing
stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act and are restricted shares. Restricted shares can be resold pursuant to a registered transaction, or Rule 144 or 701. All these shares will be subject to lock-up agreements described below, on the effective date of this offering. Giving effect to the lock-up agreements, the restricted shares set forth in the table below will become eligible for sale on the dates set forth below. In addition, holders of stock options could exercise such options and sell certain of the restricted shares issued for exercise as described below.

                                                                          ELIGIBILITY OF RESTRICTED SHARES
         NUMBER OF DAYS AFTER THE DATE OF THIS PROSPECTUS                    FOR SALE IN PUBLIC MARKET
         ------------------------------------------------                    -------------------------
         Immediately after the date of this prospectus(1)
         90 days, in some cases, to price and volume limitations
         135 days, in some cases, to price and volume limitations
         180 days, in some cases, to price and volume limitations

---------------------

(1) Assumes no exercise of underwriters' option to purchase additional shares in the offering or the sale of shares of underlying stock.

RULE 144

         In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

         - 1% of the number of shares of our common stock then outstanding, which will equal approximately ___ shares immediately after this offering; or

         - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

         Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

REGISTRATION RIGHTS

         Upon completion of this offering, holders of      shares of our common
stock will have the right to demand registration under the Securities Act of 1933 at our expense of all or a portion of the shares of common stock they own. See "Certain Relationships and Related Transactions--Registration Rights Agreements."

LOCK-UP AGREEMENTS

         All of our officers, directors and stockholders have entered into lock-up agreements under which they agreed not to offer, pledge, sell, contract to sell, sell any contract or option to purchase, purchase any contract or option to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a 180 day period after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation Incorporated on behalf of the underwriters, subject to limited exceptions. However, holders of such shares who have not been employees of ours on or since the date of this prospectus may offer, sell or otherwise dispose of 25% of their shares on the later of the end of the 90-day period after the date of this prospectus or on the second trading day after the first public release of our quarterly results if the last reported sale price on the Nasdaq National Market for 20 of the 30 trading days ending on the last trading day of this 90-day period is at least twice the price per share in the initial public offering. These stockholders may also offer, sell or otherwise dispose of an additional 25% of their shares after the end of the 135-day period after the date of this prospectus if the price per share of common stock has achieved the same target level. However, Donaldson, Lufkin & Jenrette Securities Corporation, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. Furthermore, any shares released under these conditions must be sold through Donaldson, Lufkin & Jenrette Securities Corporation or any of its affiliates acting as broker. For more information, please see "Underwriting."

RULE 701

         In general, under Rule 701 of the Securities Act, any of our employees, directors, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, without compliance with some of the restrictions, including the holding period, contained in Rule 144.

         Following this offering, we intend to file a registration statement on
Form S-8 under the Securities Act covering approximately       shares of common
stock issued or issuable upon the exercise of stock options, subject to outstanding options or reserved for issuance under the 1998 Employee Incentive Plan. Accordingly, shares registered under such registration statement will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions or the contractual restrictions described above. See "Management--Stock Plans."

                                  UNDERWRITING

         Subject to the terms and conditions contained in the underwriting
agreement dated        , 2000, the underwriters named below, who are represented
by Donaldson, Lufkin & Jenrette Securities Corporation, Credit Suisse First Boston Corporation, First Union Securities, Inc., Thomas Weisel Partners LLC and DLJdirect Inc., have severally agreed to purchase from us the respective number of shares of common stock set forth opposite their names below.


UNDERWRITERS                                                        NUMBER OF SHARES

Donaldson, Lufkin & Jenrette Securities
     Corporation........................................
Credit Suisse First Boston Corporation..................
First Union Securities, Inc.............................
Thomas Weisel Partners LLC..............................
DLJdirect Inc...........................................
                                                                    ----------------
     Total..............................................
                                                                    ================

         The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of our common stock included in this offering are subject to approval of legal matters by their counsel and to customary conditions. The underwriters are obligated to purchase and accept delivery of all the shares of our common stock offered in this prospectus, other than those covered by the over-allotment option described below, if they purchase any of the shares of our common stock.

         The underwriters propose to initially offer some of the shares of our common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and some of the shares of our common stock to dealers (including the underwriters) at the initial public offering
price less a concession not in excess of $       per share. The underwriters may
allow, and those dealers may reallow, a concession not in excess of $       per
share on sales to other dealers. After the initial public offering of our shares to the public, the representatives of the underwriters may change the public offering price and such concessions at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

         Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-managing underwriter in 159 filed public offerings of equity securities, of which 110 have been completed, and has acted as a syndicate member in an additional 88 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

         DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a member of the selling group, is facilitating the distribution of the shares sold in this offering over the Internet. The underwriters have agreed to allocate a limited number of shares to DLJdirect for sale to its brokerage account holders. An electronic prospectus is available on the Internet site maintained by DLJdirect Inc. Other than the prospectus in electronic format, the information on the Internet site relating to our offering is not part of this prospectus, has not been approved or endorsed by us or any underwriter and should not be relied on by prospective purchasers.

         The following table shows the underwriting discount we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock:

                                                     FEES PAID BY TRIVERGENT
                                         -----------------------------------------------
                                                     NO                          FULL
                                                  EXERCISE                     EXERCISE
Per share............................    $                            $
Total................................    $                            $

         We have granted to the underwriters an option, exercisable for 30 days
after the date of the underwriting agreement, to purchase up to      additional
shares of our common stock at the initial public offering price less the underwriting fees. The underwriters may exercise their option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise their option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to their initial purchase commitment. We will pay all of the offering expenses, estimated to be $ .

         We have agreed to indemnify the underwriters against specified civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

         We, our executive officers and directors and substantially all of our stockholders have agreed, for a period of 180 days after the date of this prospectus, not to, without prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

         - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

         - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock, regardless of whether any of the transactions described in these clauses are to be settled by the delivery of common stock, or such other securities, in cash or otherwise.

         However, 25% of the shares of common stock subject to the restrictions described above (other than shares owned by our employees) will be released from these restrictions if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 90-day period after the date of this prospectus. These shares will be released on the later to occur of the end of the 90-day period after the date of this prospectus or the second trading day after the first public release of our quarterly results. An additional 25% of the shares subject to the restrictions described above will be released from these restrictions if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 135-day period after the date of this prospectus. These shares will be released on the end of the 135-day period after the date of this prospectus. Furthermore, any shares released under these conditions must be sold through Donaldson, Lufkin & Jenrette Securities Corporation or any of its affiliates acting as broker.

         However, we may:

         - grant stock options or stock awards under our existing benefit or compensation plans;

         - issue shares of our common stock upon the exercise of options, warrants or rights or the conversion of currently outstanding securities; and

         - issue, offer and sell shares of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock in transactions not involving a public offering, or in connection with future acquisitions, as long as each recipient of the securities agrees in writing to be bound by the restrictions in this paragraph.

         In addition, during this period, we have agreed not to file any registration statement with respect to, and each of our executive officers and directors and a significant majority of our stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (other than a registration statement registering options or shares granted under a stock option plan) without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

         Prior to this offering, there was no established trading market for our common stock. The initial public offering price for our common stock will be determined by negotiation among us and the representatives of the underwriters.

         The factors to be considered in determining the initial public offering price include:

         - the history of and the prospects for the industry in which we compete;
         -        the ability of our management;
         -        our past and present operations;
         -        our prospects for future earnings;
         - the general condition of the securities markets at the time of this offering; and
         - the recent market prices of securities of generally comparable companies.

         Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock offered in this prospectus in any jurisdiction where action for that purpose is required. The shares of our common stock offered in this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of our common stock to be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of the jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of our common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

         In connection with this offering, some underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of our common stock in the open market to cover syndicate short positions or to stabilize the price of our common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed shares of our common stock in syndicate covering transactions, stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

         At our request, the underwriters have reserved up to eight percent of the shares offered by this prospectus for sale at the initial public offering price to our employees, officers, directors and other individuals associated with us and members of their families. The number of shares of common stock available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares of our common stock. Any employees, directors or other persons purchasing such reserved shares will be prohibited from selling, transferring, assigning, pledging or hypothecating such shares for a period of three months following the effective date of this offering.

         We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "TRIV."

                                 LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by our counsel, Wyche, Burgess, Freeman & Parham, P.A., Greenville, South Carolina. At the time of completion of this offering, attorneys of Wyche, Burgess, Freeman & Parham, P.A. are expected to own approximately 33,333 shares of our common stock and warrants to purchase 4,500 shares at $2.00 per share. Certain legal matters will be passed on for us by Cravath, Swaine & Moore, New York, New York. Various regulatory matters in connection with this offering are being passed upon for us by Kelley Drye & Warren LLP, Washington, D.C. Various legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.


                                    EXPERTS

         The consolidated financial statements and schedule of TriVergent Corporation and subsidiaries as of December 31, 1998 and 1999, and for the period from October 29, 1997 (date of inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and our common stock, you should refer to the registration statement. Any statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement you should refer to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

         You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the Commission. You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet site maintained by the Commission at http://www.sec.gov.

         We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can request copies of these documents, for a copying fee, by writing to the SEC. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Accountants....................................................................... F-2

Consolidated Balance Sheets as of December 31, 1998 and 1999............................................ F-3

Consolidated Statements of Operations for the period from October 29, 1997 (date of inception)
   through December 31, 1997 and for the years ended December 31, 1998 and 1999......................... F-4

Consolidated Statements of Stockholders' Equity for the period from October 29, 1997
  (date of inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999...... F-5

Consolidated Statements of Cash Flows for the period from October 29, 1997 (date of inception)
   through December 31, 1997 and for the years ended December 31, 1998 and 1999......................... F-6

Notes to Consolidated Financial Statements.............................................................. F-7

Schedule I - Condensed Financial Information of Registrant............................................. F-23

Once the name of State Communications, Inc., has been changed to TriVergent Corporation, we will be in a position to render the following report.

                                            KPMG LLP

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
TriVergent Corporation:

     We have audited the accompanying consolidated balance sheets of TriVergent Corporation and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from October 29, 1997 (date of inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TriVergent Corporation and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from October 29, 1997 (date of inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999 in conformity with generally accepted accounting principles.

Greenville, South Carolina
February 25, 2000

                    TRIVERGENT CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                                  1998           1999
                                                              ------------   ------------
                           ASSETS
CURRENT ASSETS:
     Cash and cash equivalents..............................  $  1,399,204   $ 15,236,706
     Investments held to maturity...........................            --      2,691,377
     Accounts receivable, net of allowance for uncollectible
      accounts of $1,976,000 in 1998 and $186,000 in 1999...     2,603,643      1,316,695
     Stock subscriptions receivable.........................     4,208,002             --
     Prepaid expenses and other current assets..............       222,933        694,829
                                                              ------------   ------------
          Total current assets..............................     8,433,782     19,939,607
Property and equipment......................................     1,464,939     45,362,889
     Less accumulated depreciation..........................      (150,595)    (1,305,658)
                                                              ------------   ------------
          Net property and equipment........................     1,314,344     44,057,231
Goodwill, net of accumulated amortization of $163,214.......            --      2,283,087
Deferred financing costs and other assets...................       194,275        996,739
                                                              ------------   ------------
          Total assets......................................  $  9,942,401   $ 67,276,664
                                                              ============   ============
          LIABILITIES, REDEEMABLE PREFERRED STOCK,
                 AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
     Accounts payable.......................................  $  1,820,561   $ 10,564,550
     Accrued expenses.......................................     2,684,205      3,498,294
     Current portion of capital lease obligation............            --        392,086
                                                              ------------   ------------
          Total current liabilities.........................     4,504,766     14,454,930
Term loan...................................................            --     17,099,889
Long-term portion of capital lease obligation...............            --      1,042,632
Note payable to bank........................................        83,382         57,396
                                                              ------------   ------------
          Total liabilities.................................     4,588,148     32,654,847
                                                              ------------   ------------
REDEEMABLE PREFERRED STOCK:
     Series A 5.5% cumulative convertible preferred stock
      $.01 par value; 10,000,000 shares authorized;
      4,711,672 shares issued and outstanding in 1998 and
      1999; (redemption value of $11,365,876 and $18,282,174
      in 1998 and 1999).....................................    11,295,468     12,685,163
     Series B 5.5% cumulative convertible preferred stock
      $.01 par value; 14,133,329 shares authorized;
      13,866,662 shares issued and outstanding in 1999;
      (redemption value of $53,213,327 in 1999).............            --     53,094,446
                                                              ------------   ------------
          Total redeemable preferred stock..................    11,295,468     65,779,609
                                                              ------------   ------------
STOCKHOLDERS' DEFICIT:
     Common stock, $.001 par value, 50,000,000 shares
      authorized in 1998 and 100,000,000 in 1999; 10,324,462
      and 11,147,920 shares issued in 1998 and 1999,
      respectively..........................................        10,324         11,148
     Additional paid-in-capital.............................     6,811,359      7,466,423
     Accumulated deficit....................................   (12,762,898)   (38,426,743)
     Treasury stock, 69,540 common shares in 1999, at
      cost..................................................            --       (208,620)
                                                              ------------   ------------
          Total stockholders' deficit.......................    (5,941,215)   (31,157,792)
                                                              ------------   ------------
          Total liabilities, redeemable preferred stock, and
            stockholders' deficit...........................  $  9,942,401   $ 67,276,664
                                                              ============   ============

          See accompanying notes to consolidated financial statements.

                    TRIVERGENT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
       FOR THE PERIOD ENDED OCTOBER 29, 1997 (DATE OF INCEPTION) THROUGH
        DECEMBER 31, 1997 AND THE YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                 INCEPTION
                                                  THROUGH
                                                DECEMBER 31,
                                                    1997           1998           1999
REVENUES: ....................................   $       --    $  5,261,146   $ 25,037,450
     Cost of services.........................           --       3,802,036     17,703,754
                                                 ----------    ------------   ------------
           Gross profit.......................           --       1,459,110      7,333,696
                                                 ----------    ------------   ------------
OPERATING EXPENSES:
     Selling, general and administrative
        expenses..............................      (39,851)    (12,165,893)   (23,523,165)
     Provision for uncollectible accounts.....           --      (1,976,000)    (7,285,528)
     Depreciation and amortization............           --        (150,595)    (1,318,277)
                                                 ----------    ------------   ------------
           Total operating expenses...........      (39,851)    (14,292,488)   (32,126,970)
                                                 ----------    ------------   ------------
           Operating loss.....................      (39,851)    (12,833,378)   (24,793,274)
                                                 ----------    ------------   ------------
INTEREST INCOME (EXPENSE):
     Interest income..........................           --         123,233        816,057
     Interest expense.........................           --         (12,902)    (1,468,991)
                                                 ----------    ------------   ------------
           Interest income (expense), net.....           --         110,331       (652,934)
                                                 ----------    ------------   ------------
           Loss before extraordinary item.....      (39,851)    (12,723,047)   (25,446,208)
Extraordinary item -- early extinguishment of
  debt........................................           --              --       (217,637)
           Net loss...........................      (39,851)    (12,723,047)   (25,663,845)
           Preferred stock accretion..........           --         (57,863)    (2,603,040)
                                                 ----------    ------------   ------------
           Net loss to common stockholders....   $  (39,851)   $(12,780,910)  $(28,266,885)
                                                 ==========    ============   ============
           Net loss per common share, basic
             and dilutive.....................   $     (.01)   $      (1.37)  $      (2.60)
                                                 ==========    ============   ============
           Weighted average common shares
             outstanding, basic and
             dilutive.........................    6,390,476       9,308,771     10,868,729
                                                 ==========    ============   ============

          See accompanying notes to consolidated financial statements.

                    TRIVERGENT CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
        FOR THE PERIOD FROM OCTOBER 29, 1997 (DATE OF INCEPTION) THROUGH
      DECEMBER 31, 1997 AND FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                   ADDITIONAL
                                                    PAID-IN-                                  TOTAL
                                         COMMON     CAPITAL     ACCUMULATED   TREASURY    STOCKHOLDERS'
                                          STOCK      AMOUNT       DEFICIT      STOCK     EQUITY (DEFICIT)
Balance, October 29, 1997 (date of
  inception)...........................  $    --           --            --         --              --
Issuance of common stock, 6,600,000
  shares in initial private offering at
  average..............................    6,600      698,400            --         --         705,000
  price of $.11 per share
Net loss...............................       --           --       (39,851)        --         (39,851)
                                         -------   ----------   -----------   --------     -----------
Balance, December 31, 1997.............    6,600      698,400       (39,851)        --         665,149
Issuance of common stock, 1,761,000
  shares at $1.00 per share............    1,761    1,759,239            --         --       1,761,000
Issuance of common stock, 1,963,462
  shares at $2.25 per share, net of
  $4,243 issue costs...................    1,963    4,411,583            --         --       4,413,546
Net loss...............................       --           --   (12,723,047)        --     (12,723,047)
Accretion of preferred stock...........       --      (57,863)           --         --         (57,863)
                                         -------   ----------   -----------   --------     -----------
Balance, December 31, 1998.............   10,324    6,811,359   (12,762,898)        --      (5,941,215)
Issuance of common stock in
  acquisitions, 808,792 shares at $2.40
  per share............................      809    1,940,292            --         --       1,941,101
Issuance of 14,666 shares of common
  stock at $1.50 and $2.25 per share
  pursuant to exercise of stock
  options..............................       15       22,484            --         --          22,499
Issuance of 884,649 common stock
  detachable warrants, net of $7,933
  issue costs..........................       --    1,295,328            --         --       1,295,328
Acquisition of 69,540 shares of common
  stock at $3.00 per share.............       --           --            --   (208,620)       (208,620)
Net loss...............................       --           --   (25,663,845)        --     (25,663,845)
Accretion of preferred stock...........       --   (2,603,040)           --         --      (2,603,040)
                                         -------   ----------   -----------   --------     -----------
Balance, December 31, 1999.............  $11,148    7,466,423   (38,426,743)  (208,620)    (31,157,792)
                                         =======   ==========   ===========   ========     ===========

          See accompanying notes to consolidated financial statements.

                    TRIVERGENT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
        FOR THE PERIOD FROM OCTOBER 29, 1997 (DATE OF INCEPTION) THROUGH
        DECEMBER 31, 1997 AND THE YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                          INCEPTION
                                                           THROUGH
                                                         DECEMBER 31,
                                                             1997           1998           1999
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................    $(39,851)    $(12,723,047)  $(25,663,845)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Provision for uncollectible accounts..............          --        1,976,000      7,285,528
     Depreciation and amortization.....................          --          150,595      1,318,277
     Other amortization................................          --               --        145,833
     Amortization of debt discount.....................          --               --        339,727
     Extraordinary item -- early extinguishment of
       debt............................................          --               --        217,637
     Changes in operating assets and liabilities:
       Accounts receivable.............................          --       (4,579,643)    (5,568,734)
       Other assets....................................          --         (194,275)       194,275
       Prepaid expenses and other current assets.......     (16,607)        (206,326)      (229,100)
       Accounts payable................................          --        1,820,561      1,196,743
       Accrued expenses................................          --        2,684,205        807,198
                                                           --------     ------------   ------------
          Net cash used in operating activities........     (56,458)     (11,071,930)   (19,956,461)
                                                           --------     ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investments held to maturity.........................          --               --     (2,691,377)
  Purchases of property and equipment..................          --       (1,464,939)   (34,965,980)
  Cash paid for acquisition, net of cash acquired......          --               --     (1,106,630)
                                                           --------     ------------   ------------
          Net cash used in investing activities........          --       (1,464,939)   (38,763,987)
                                                           --------     ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of note payable to bank.......          --           90,000             --
  Principal payments on note payable to bank...........          --           (6,618)       (25,986)
  Proceeds from Series 1999 notes payable and
     warrants..........................................          --               --     10,460,000
  Payment of Series 1999 notes payable.................          --               --     (4,210,000)
  Purchase of treasury stock...........................          --               --       (208,620)
  Proceeds from exercise of stock options..............          --               --         22,499
  Proceeds from issuance of preferred stock............          --        7,029,603     49,839,121
  Proceeds from issuance of common stock...............     109,500        6,770,046             --
  Deferred financing costs.............................          --               --     (1,142,572)
  Proceeds from term loan and warrants.................          --               --     17,834,394
  Other................................................          --               --        (10,886)
                                                           --------     ------------   ------------
          Net cash provided by financing activity......     109,500       13,883,031     72,557,950
                                                           --------     ------------   ------------
  Net increase in cash and cash equivalents............      53,042        1,346,162     13,837,502
  Cash and cash equivalents at beginning of year.......          --           53,042      1,399,204
                                                           --------     ------------   ------------
  Cash and cash equivalents at end of year.............    $ 53,042     $  1,399,204   $ 15,236,706
                                                           ========     ============   ============
SUPPLEMENTAL DISCLOSURES:
  Interest paid........................................    $     --     $      1,952   $    939,381
                                                           ========     ============   ============
  Stock subscriptions receivable.......................    $595,500     $  4,208,002   $         --
                                                           ========     ============   ============
  Notes payable exchanged for preferred stock..........    $     --     $         --   $  6,250,000
                                                           ========     ============   ============
  Accounts payable incurred for property and
     equipment.........................................    $     --     $         --   $  7,380,319
                                                           ========     ============   ============

          See accompanying notes to consolidated financial statements

                    TRIVERGENT CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1999

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  (A) ORGANIZATION

          TriVergent Corporation, formerly State Communications, Inc., (the "Company") a broadband telecommunications provider, was organized in October 1997 as a South Carolina corporation. The Company offers broadband data and voice telecommunications services primarily to residential and small and medium-sized business markets in the southeastern United States. The Company's services include high speed data and Internet service, principally utilizing digital subscriber line technology, local exchange service and long distance service.

          The Company has limited operating history and is changing certain of its business strategies. As a result, the Company is in the process of entering additional markets. Since inception, the Company has recognized operating losses and negative cash flows and expects to incur losses in the future as the Company expands its network. The expansion and development of the Company's business and deployment of its networks, services and systems will require significant amounts of additional capital.

  (B) PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries, which include TriVergent Communications, Inc., TriVergent Communications South, Inc., TriVergent Leasing LLC and Carolina OnLine, Inc. All significant intercompany transactions are eliminated in consolidation.

  (C) REVENUE RECOGNITION

          The Company bills customers in advance for fixed monthly service fees and in arrears for actual local and long-distance usage amounts. Revenues are recognized ratably over the service period for fixed fees and on usage for local and long distance services. Accounts receivable as of December 31, 1998 and 1999 include revenues of approximately $728,161 and $226,276, respectively, for which services were provided in December and billed in the subsequent period.

  (D) CONCENTRATION OF CREDIT RISK

          Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, trade accounts receivable and investments held to maturity. In determining the nature of the Company's cash and cash equivalents and held to maturity investments, the Company's policy is to invest in highly rated commercial paper and corporate bonds. Although the Company's customer base is fairly centralized geographically, there is no particular concentration of industry. As a result, management believes no additional credit risk beyond amounts provided for collection losses is inherent in accounts receivable.

                    TRIVERGENT CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999

  (E) CASH AND CASH EQUIVALENTS

            Cash and cash equivalents are highly liquid investments with maturities from time of purchase of three months or less. The cost of the cash equivalents approximates fair market value.

            The Company had letters of credit totaling $313,000 for vendor guarantees as of December 31, 1999. Letters of credit are primarily collateralized by cash.

  (F) INVESTMENT SECURITIES

            The Company does not have any trading securities or available-for-sale securities at December 31, 1999 or December 31, 1998. The investments held-to-maturity include highly rated corporate bonds with original maturities of six months or less and are reported at amortized cost. The carrying value of the corporate bonds approximates the fair value. The investments have been classified as held-to-maturity because the Company has the intent and the ability to hold all such securities until maturity.

  (G) DEFERRED FINANCING COSTS

            Deferred financing costs consist of legal fees and other fees related to the Company's line of credit. These costs are being amortized on a straight-line basis over the term of the related debt (four years). Amortization expense for these costs is included as a component of interest expense in the consolidated statements of operations.

  (H) PROPERTY AND EQUIPMENT

            Property and equipment is stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets ranging from 3 to 7 years. Switch equipment will be depreciated when placed in service during fiscal year 2000 using the straight-line method over a useful life of 7 years.

  (I) EQUIPMENT UNDER CAPITAL LEASE

            The Company leases certain of its data communication equipment under a lease agreement accounted for as a capital lease. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under the capital lease are amortized over the term of the lease and such amortization is included in depreciation expense.

  (J) GOODWILL

            Goodwill represents the excess of the purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is amortized on a straight-line basis over 10 years.

                    TRIVERGENT CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999

  (K) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

          The Company accounts for long-lived assets including goodwill in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There have been no impairments through December 31, 1999. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (L) INCOME TAXES

          The Company records income taxes under the asset and liability method. As such, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (M) STOCK SPLIT

          On May 1, 1998, the Company issued a two-for-one stock split of its common stock in the form of a stock dividend. A total of 4,180,500 shares of common stock were issued in connection with the two-for-one stock split. The stated par value of each share was not changed from $.001. All common stock share data have been retroactively adjusted to reflect this change.

  (N) STOCK OPTION PLAN

          SFAS No. 123 allows an entity to apply the provisions of APB Opinion No. 25 and provide pro forma net loss and, if loss per share is presented, pro forma loss per share disclosures for employee stock option grants made as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the intrinsic-value-based method under the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                    TRIVERGENT CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999

  (O) SEGMENT INFORMATION

          In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which requires a "management approach" to segment information. The management approach designates the internal reporting that is used by management for making operating decisions and assessing performance as the source of reportable segments. The Company operates in a single industry segment, "Communication Services." Operations are managed and financial performance is evaluated based on the delivery of multiple communications services to customers.

  (P) RECENT ACCOUNTING PRONOUNCEMENTS

          In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires that every derivative be recorded as either an asset or liability in the balance sheet and measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair market value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that require hedge accounting. The Company is required to adopt SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133," on a prospective basis for interim periods and fiscal years beginning January 1, 2001. The Company does not anticipate that adoption SFAS No. 133 will have a material effect on its financial statements.

          In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 must be applied to financial statements no later than the second fiscal quarter of 2000. The Company does not believe adoption will have a material impact on its consolidated financial position or results of operations.

  (Q) FAIR VALUE OF FINANCIAL INSTRUMENTS

          The Company considers the recorded value of its current assets and liabilities, consisting primarily of cash and cash equivalents, investments, accounts receivable, other current assets, accounts payable, and accrued expenses to approximate fair value because of the short term maturity of the instruments. The fair value of long-term debt, including the current portion, is estimated based on quoted market prices for the same or similar issues or on the current rates

                    TRIVERGENT CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999

     offered to the Company for debt of the same maturities. Due to the fact that the Company's long-term debt has a variable interest rate, the carrying value approximates fair value.

  (R) USE OF ESTIMATES

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, such as the allowance for uncollectible accounts, and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (S) COMPREHENSIVE INCOME

            In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 established reporting and disclosure requirements for comprehensive income and its components within the financial statements. Other than net loss applicable to common stockholders, there were no comprehensive income components for the three years ended December 31, 1999.

2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                         1998         1999
Switch equipment....................................  $       --   $34,920,377
Computer equipment and software.....................   1,338,688     9,090,448
Furniture, fixtures and other equipment.............     126,251       986,645
Leasehold improvements..............................          --       365,419
                                                      ----------   -----------
                                                       1,464,939    45,362,889
Less accumulated depreciation.......................    (150,595)   (1,305,658)
                                                      ----------   -----------
                                                      $1,314,344   $44,057,231
                                                      ==========   ===========

     No depreciation expense was recorded in 1999 on the switch equipment costs. Depreciation of the switch equipment will begin once the switches are placed in service in 2000. Depreciation expense amounted to $150,595 and $1,155,063 in 1998 and 1999, respectively.

3. ACQUISITIONS

     In March 1999, the Company acquired the assets and liabilities of Carolina Online, Inc., a South Carolina based internet service provider, for a total purchase price of approximately $1.8 million which included cash and stock. Common stock issued for the Carolina Online acquisition was 545,833 shares valued at $2.40 per share. The Carolina Online acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations of Carolina Online from the period after the acquisition are included in the accompanying consolidated financial

                    TRIVERGENT CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999

statements. The excess cost over the estimated fair value of net assets acquired was allocated to goodwill. A total of approximately $1.6 million was allocated to goodwill and is being amortized on a straight-line basis over 10 years. The pro forma results for 1998 and 1999 as if Carolina Online were acquired at the beginning of each year would not be significantly different than the actual results.

     In July 1999, the Company acquired the assets and liabilities of DCS, Inc. for a total purchase price of approximately $1.0 million in cash, stock and the assumptions of debt. DCS is a telecommunications equipment dealer that provides data integration products and services. The Company issued 262,959 shares of common stock valued at $2.40 per share. The DCS acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations of DCS from the period after the acquisition are included in the accompanying consolidated financial statements. The excess of cost over the estimated fair value of net assets acquired of approximately $812,000 was allocated to goodwill and is being amortized on a straight-line basis over 10 years. The pro forma results for 1998 and 1999 as if DCS were acquired at the beginning of each year would not be significantly different than the actual results.

     In addition, the Company acquired two companies in February 2000 as described in Note 15.

4. TERM LOAN

     In May 1999, the Company entered into a term loan facility ("term loan") with Nortel, a major equipment vendor. The term loan provides the Company with maximum borrowings of $42.0 million at London interbank offered rate plus 4.75% interest (10.75% at December 31, 1999). The term loan is due in May 2003. The term loan is secured by all assets of the Company.

     In conjunction with the term loan, the Company issued Nortel warrants to purchase 508,089 shares of common stock at $2.00 per share, expiring on May 27, 2006. The fair value of the warrants was determined to be $1.67 per share. The fair value of the warrants has been recorded as additional paid-in capital and as debt discount. The total debt discount of $848,509 is being amortized over the term of the loan as interest expense. As of December 31, 1999, the unamortized discount amounted to $724,768.

     In February 2000, the Company paid in full the balance of the term loan. (See note 15).

5. NOTES PAYABLE

     The Company borrowed $90,000 on September 29, 1998 from a bank. The loan had an outstanding balance of $83,382 and $57,396 as of December 31, 1998 and 1999, respectively. The loan bears interest at 8.75%, matures September 29, 2001, and is collateralized by furniture and fixtures. This loan was paid in full in January 2000.

     In March 1999, the Company issued $6,460,000 of Series 1999 notes with a stated interest rate of 13% due January 3, 2000. As part of the agreement, the Company issued warrants to purchase 232,560 shares of common stock at $2.00 per share expiring three years from issuance. The fair

                    TRIVERGENT CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999

value of the warrants was determined to be $1.20 per share. The fair value of the warrants was recorded as additional paid-in capital and as debt discount. The debt discount was being amortized over the term of the loan as interest expense. Notes payable of $6,250,000 were converted to Series B preferred stock in July 1999, resulting in an extraordinary loss of $167,443 from early extinguishment of debt. The remaining $210,000 was paid in full in October 1999.

     In May 1999, the Company issued $4.0 million of Series 1999A notes to the lender with detachable warrants. The notes had an original maturity of January 2000 and an interest rate of 13%. The warrants were issued to purchase 144,000 shares of common stock at $2.00 per share expiring on May 27, 2006. The fair value of the warrants was determined to be $1.67 per share. The fair value of the warrants was recorded as additional paid-in capital and as debt discount. The debt discount was being amortized over the term of the loan as interest expense. This loan was paid in full in October 1999, resulting in an extraordinary loss of $50,194 from early extinguishment of debt.

6. REDEEMABLE PREFERRED STOCK

  SERIES A PREFERRED STOCK

     During October 1998, the Company privately sold 4,711,672 shares of its Series A 5.5% cumulative convertible preferred stock for $2.40 per share. Net proceeds from the subscriptions from this stock of $7,029,603 were received in 1998. The balance of $4,208,002 was received by the Company in January 1999.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A preferred stock would be entitled to receive, prior and in preference to the holders of common stock, (i) an amount for each share of Series A preferred stock held by them equal to the Series A original purchase price (as adjusted for stock dividends, splits, combinations, etc.) plus (ii) any accrued and unpaid dividends.

     Each holder of Series A preferred stock has the right to convert each share into shares of common stock on a one-for-one basis subject to certain conversion price adjustments. All shares of Series A preferred stock shall automatically be converted into shares of common stock, (i) at the election of 75% of the holders or (ii) in the event of a qualified public offering of the Company's common stock as defined.

     Each holder of Series A preferred stock may cause the Company to redeem up to one-third of the preferred stock originally issued to such holder on the following dates: (i) February 1, 2005, (ii) February 1, 2006 and (iii) February 1, 2007. In the event that there is a change in control or reorganization or liquidation or insolvency of the Company, the holders of the Series A preferred would have the right to request that their shares be redeemed. Such redemptions would be at a price equal to the greater of fair market value of the Series A preferred stock on the day of redemption or the original Series A preferred price (as adjusted for stock dividends, splits, combinations, etc.) plus accrued and unpaid dividends.

                    TRIVERGENT CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999

     Each share of Series A preferred stock is entitled to a single vote for every share of common stock then issuable upon conversion. The holders of the Series A preferred stock would vote with common stock on all matters except as specifically provided herein or as otherwise required by law.

     The holders of the Series A preferred stock would be entitled to receive cumulative dividends in preference to any dividend on the common stock at the rate of 5.5% of the original Series A purchase price when and as declared by the Board of Directors. Any accrued unpaid dividends will be payable upon an initial public offering, an acquisition or liquidation of the Company. Accrued unpaid dividends at December 31, 1999 amounted to $671,267.

  SERIES B PREFERRED STOCK

     During July 1999, the Company privately sold 12,200,000 shares of its Series B 5.5% cumulative convertible preferred stock for $3.75 per share. Gross proceeds before expenses from the subscriptions for this stock of $45,750,000 were received during 1999. In addition, $6,250,000 notes payable, discussed in note 5, were converted into 1,666,662 shares of Series B preferred stock. Total consideration for the Series B issuance was $52.0 million.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series B preferred will be entitled to receive, prior and in preference to the holders of Common Stock, (i) an amount for each share of Series B preferred stock held by them equal to the Series B original purchase price (as adjusted for stock dividends, splits, combinations, etc.) plus (ii) any accrued and unpaid dividends.

     Each holder of Series B preferred stock has the right to convert each share into shares of common stock on a one-for-one basis subject to certain conversion price adjustments. All shares of Series B preferred stock shall automatically be converted into shares of common stock, (i) at the election of 50% of the holders or (ii) in the event of a qualified public offering of the Company's common stock as defined.

     Each holder of Series B preferred stock may cause the Company to redeem up to one-third of the preferred stock originally issued to such holder on the following dates: (i) February 1, 2005, (ii) February 1, 2006 and (iii) February 1, 2007. In the event that there is a change in control or reorganization or liquidation or insolvency of the Company, the holders of the Series B preferred would have the right to request that their shares be redeemed. Such redemptions would be at a price equal to the greater of fair market value of the Series B preferred stock on the day of redemption or the original Series B preferred price (as adjusted for stock dividends, splits, combinations, etc.) plus accrued and unpaid dividends.

     Each share of Series B preferred stock is entitled to a single vote for every share of common stock then issuable upon its conversion. The holders would vote with common stock on all matters except as specifically provided or as otherwise required by law.

     The holders would be entitled to receive cumulative dividends in preference to any dividend on the common stock at the rate of 5.5% of the original Series B purchase price when and as declared

                    TRIVERGENT CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999

by the Board of Directors. Any accrued but unpaid dividends will be payable upon an initial public offering, an acquisition or liquidation of the Company. Accrued unpaid dividends at December 31, 1999 amounted to $1,213,345.

     As of December 31, 1999 all preferred stock shareholders have deferred their redemption rights until the repayment of the term loan described in note 4.

  PREFERRED STOCK ACCRETION

     The Company periodically increases the carrying amount of its redeemable preferred stock through accretion using the interest method so that the carrying amount will equal the expected redemption amount at the expected redemption dates. In addition, the Company increases the carrying amount of its preferred stock by amounts representing cumulative dividends not currently declared or paid, but will be due and payable upon redemption. The Company recorded no accretion for 1997 and accretion of $57,863 and $2,603,040 for the years ended December 31, 1998 and 1999.

7. LEASES

     The Company leases office space and other equipment. Rent expense for the years ended December 31, 1998 and 1999 totaled $106,717 and $807,011, respectively. Future minimum lease payments under capital and noncancelable operating leases for the years subsequent to December 31, 1999 are as follows:

                                                       CAPITAL      OPERATING
                                                        LEASE        LEASES
2000................................................  $  392,086   $ 2,169,464
2001................................................     481,745     2,295,039
2002................................................     481,745     2,162,030
2003................................................     459,946     1,994,011
2004................................................          --     1,851,443
Thereafter..........................................          --     8,818,908
                                                      ----------   -----------
Total minimum lease payments........................   1,815,522   $19,290,895
                                                                   ===========
Less amount representing interest (12.5%)...........     380,804
                                                      ----------
Present value of minimum lease payments.............   1,434,718
Less current portion of capital lease obligation....     392,086
                                                      ----------
Long-term portion of capital lease obligation.......  $1,042,632
                                                      ==========

                    TRIVERGENT CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999

8. INCOME TAXES

     The income tax benefit for 1997, 1998 and 1999 differed from the amounts computed by applying the Federal income tax rate of 34% as a result of the following:

                                               1997        1998          1999
Computed "expected" tax benefit............  $(14,000)  $(4,326,000)  $(8,726,000)
Increase (decrease) in income taxes
  resulting from:
     State and local income taxes, net of
        Federal income tax effect..........    (1,000)     (420,000)     (841,000)
     Change in the valuation allowance for
        deferred tax assets allocated to
        income tax expense.................    15,000     4,742,000     9,506,000
     Other, net............................        --         4,000        61,000
                                             --------   -----------   -----------
Actual tax benefit.........................  $     --   $        --   $        --
                                             ========   ===========   ===========

     The tax effect of temporary differences and carryforwards which give rise to deferred tax assets and liabilities as of December 31, 1998 and 1999 are as follows:

                                                        1998           1999
DEFERRED TAX ASSETS:
     Accrued liabilities and allowances............  $   740,000   $     72,000
     Capitalized start-up costs....................      436,000        337,000
     Net operating loss carryforwards..............    3,669,000     13,986,000
                                                     -----------   ------------
           Total gross deferred tax assets.........    4,845,000     14,395,000
           Less valuation allowance................   (4,757,000)   (14,263,000)
                                                     -----------   ------------
           Net deferred tax assets.................       88,000        132,000
                                                     -----------   ------------
DEFERRED TAX LIABILITIES:
     Prepaid expenses..............................           --        (18,000)
     Property and equipment, principally due to
        differences in depreciation................      (88,000)      (114,000)
                                                     -----------   ------------
           Total gross deferred tax liabilities....      (88,000)      (132,000)
                                                     -----------   ------------
           Net deferred tax asset (liability)......  $        --   $         --
                                                     ===========   ============

     The valuation allowance for deferred tax assets as of December 31, 1998 and 1999 was $4,757,000 and $14,263,000, respectively. The net change in the total valuation allowance for the years ended December 31, 1998 and 1999 was an increase of $4,742,000 and $9,506,000, respectively.

     At December 31, 1999, the Company has a net operating loss carryforward for Federal and state income tax purposes of approximately $37,495,000 which is available to offset future taxable income, if any, through the year 2019.

                    TRIVERGENT CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income prior to the expiration of the net operating loss carryforward. Management considered the scheduled reversal of deferred tax liabilities in making this assessment. Based upon the level of taxable losses incurred during the start-up phase and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it has established an appropriate valuation allowance at December 31, 1998 and 1999.

9. RELATED PARTY TRANSACTIONS

     The Company purchased investing advice and other services from Seruus Ventures, Inc., an entity in which two executive officers of the Company have an ownership interest. Payments to Seruus totaled $13,788 and $61,448 for the years ended December 31, 1998 and 1999, respectively.

     As discussed in note 5, of the $6,460,000 Series 1999 notes payable, $250,000 were issued to an executive officer of the Company. In July of 1999, these notes were converted to preferred stock. During 1999, the Company recognized interest expense of $12,187 related to these notes.

     During 1999, the Company acquired 69,540 shares of its own stock for $208,620 in satisfaction of a note receivable from an employee. The Company recognized interest income of $14,346.

10. COMMITMENTS

     The Company has a long-distance capacity agreement with a long haul telecommunications provider. Under the agreement, the Company is liable for a yearly minimum usage charge according to the schedule below:

2000........................................................  $30,000,000
2001........................................................    7,000,000
2002........................................................    5,000,000
2003........................................................    4,000,000
2004........................................................    4,000,000

     In the event such yearly commitments are not met, the Company is required to remit 100% of the difference between the yearly commitment and actual usage. Such amount, if necessary, would be recorded as cost of services in the period incurred. The agreement extends through October 2004.

                    TRIVERGENT CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999

11. NET LOSS PER COMMON SHARE

     Basic and diluted loss per share amounts are presented below in accordance with the requirements of SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted net loss per share is determined in the same manner as basic net loss per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and conversion of the Company's convertible preferred stock. Potential common stock (stock options and warrants) have been excluded from the calculation of diluted loss per share, as they are antidilutive. The Series A and Series B convertible preferred stock that are convertible into shares of common stock also are excluded from the calculation of diluted loss per share as they are antidilutive. The following table presents the calculation of basic and diluted loss per share:

                                            1997          1998           1999
Loss before extraordinary item.........  $  (39,851)  $(12,723,047)  $(25,446,208)
Preferred stock accretion..............          --        (57,863)    (2,603,040)
                                         ----------   ------------   ------------
Loss to common stockholders before
  extraordinary item...................     (39,851)   (12,780,910)   (28,049,248)
Extraordinary item.....................          --             --       (217,637)
                                         ----------   ------------   ------------
Net loss to common stockholders........  $  (39,851)   (12,780,910)  $(28,266,885)
                                         ==========   ============   ============
Weighted average common shares
  outstanding, basic and diluted.......   6,390,476      9,308,771     10,868,729
BASIC AND DILUTIVE LOSS PER SHARE:
     Before extraordinary item.........  $     (.01)  $      (1.37)  $      (2.58)
     Extraordinary item................          --             --           (.02)
                                         ----------   ------------   ------------
           Net loss....................  $     (.01)  $      (1.37)  $      (2.60)
                                         ==========   ============   ============

                                                                         1999
SHARES OF COMMON STOCK ISSUABLE UPON
  CONVERSION OF:
     Series A convertible preferred
        stock..........................                                 4,711,672
     Series B convertible preferred
        stock..........................                                13,866,662
     Options for common stock issued to
        employees......................                                 5,276,707
     Warrants for common stock issued
        to non-employees...............                                 1,084,649

12. EMPLOYEE INCENTIVE PLAN

     On January 12, 1998, the Company established an employee incentive plan under which options, bonus stock awards and restricted stock awards may be issued at the discretion of the

                    TRIVERGENT CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999

Board of Directors of the Company. Options and awards for no more than 10,000,000 shares of the Company's common stock may be granted pursuant to this plan. The options vest at the rate of 20% per year for five years and are exercisable for 10 years from date of grant.

     The Company applies APB Opinion No. 25 in accounting for options granted under its employee incentive plan. No compensation cost has been recognized for option grants in the financial statements. Had the Company accounted for compensation cost based on the fair value at the grant date for stock options in the plan under SFAS No. 123, net loss and net loss per common share would have been reported as the pro forma amounts indicated below:

                                             1997         1998           1999
NET LOSS:
     As reported.........................  $(39,851)  $(12,723,047)  $(25,663,845)
     Pro forma...........................   (39,851)   (13,093,427)   (26,598,856)
NET LOSS PER COMMON SHARE, BASIC AND
  DILUTED:
     As reported.........................  $   (.01)  $      (1.37)  $      (2.60)
     Pro forma...........................      (.01)         (1.41)         (2.69)

     For purposes of the pro forma disclosure above, the fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model and the minimum value method permitted by SFAS No. 123 for entities not publicly traded with the following weighted-average assumptions used for grants in 1998 and 1999:

Dividend yield..............................................     0 percent
Risk-free interest rate.....................................  5.00 percent
Expected life...............................................       7 years

     The weighted average fair value of options granted during the years ended December 31, 1998 and 1999 was $.62 and $.96 respectively.

     The following is a summary of the activity in the Company's Plan during the years ended December 31, 1998 and 1999:

                                                1998                   1999
                                        --------------------   --------------------
                                                    WEIGHTED               WEIGHTED
                                                    AVERAGE                AVERAGE
                                                    EXERCISE               EXERCISE
                                         SHARES      PRICE      SHARES      PRICE
Options outstanding, beginning of
  period..............................         --    $  --     2,997,104    $2.11
Options granted.......................  2,997,104     2.11     2,655,371     3.25
Options exercised.....................         --       --       (14,666)    1.53
Options canceled......................         --       --      (361,102)    2.21
                                        ---------    -----     ---------    -----
Options outstanding, end of period....  2,997,104    $2.11     5,276,707    $2.68
                                        =========    =====     =========    =====

                    TRIVERGENT CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999

     The weighted-average remaining contractual life of options outstanding was
8.9 years, with exercise prices ranging from $1.50 to $3.75, as of December 31, 1999. Options exercisable at December 31, 1999 were 548,530 shares at a weighted average exercise price of $2.12. The weighted average remaining contractual life of options outstanding was 9.1 years, with exercise prices ranging from $1.50 to $2.40, as of December 31, 1998. None of the options granted were exercisable at December 31, 1998.

     Options outstanding as of December 31, 1999 consisted of the following:

                                   WEIGHTED
 RANGE                 WEIGHTED     AVERAGE
   OF                  AVERAGE     REMAINING
EXERCISE               EXERCISE   CONTRACTUAL
 PRICE      SHARES      PRICE        LIFE
 $1.50       818,000    $1.50         8.1
  2.25       236,200     2.25         8.5
  2.40     2,494,129     2.40         8.5
  3.00       134,311     3.00         9.3
  3.75     1,594,067     3.75         9.9
           ---------
           5,276,707
           =========

13. EMPLOYEE BENEFIT PLAN

     The Company maintains an employee benefit plan for all eligible employees of the Company under the provisions of the Internal Revenue Code Section 401(k). The TriVergent Communications, Inc. 401(k) Plan allows employee's to contribute up to 15% of compensation and, upon annual approval of the Board of Directors, the Company matches 50% of employee contributions up to 6% of total compensation subject to certain adjustments and limitations. No contribution was made in 1997. A total of $24,332 and $100,086 was charged to operations for the Company's matching contributions in 1998 and 1999, respectively.

14. ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS

     Changes in the allowance for uncollectible accounts for the years ended December 31 were as follows:

                                                        1997        1998         1999
Balance, beginning of year..........................  $     --   $       --   $1,976,000
     Provision for uncollectible accounts...........        --    1,976,000    7,285,528
     Charge-offs....................................        --           --    9,075,528
                                                      --------   ----------   ----------
Balance, end of year................................  $     --   $1,976,000   $  186,000
                                                      ========   ==========   ==========

                    TRIVERGENT CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999

15. SUBSEQUENT EVENTS

     In January 2000, the Company entered into a $40,000,000 senior secured eight-year revolving credit facility and an $80,000,000 senior secured eight-year delayed drawdown term loan facility. The interest rate is a sliding scale based on financial performance and covenants. The interest rate starts at LIBOR plus 4.50% or Prime plus 3.50%. The agreement establishes milestones where the Company must borrow set dollar amounts during the year. The proceeds will be used to fund capital expenditures for the Company's communications facilities and the associated interest expense. The facility provides for certain restrictive financial and operating covenants. The senior secured credit facility is guaranteed by the Company and is secured by all of the assets of TriVergent Communications, Inc. and its subsidiaries.

     During February 2000, the Company privately sold 11,561,768 shares of Series C 5.5% redeemable cumulative convertible preferred stock for $4.25 per share for total proceeds of approximately $49,138,000. Each share of Series C preferred is convertible into one share of common stock. A portion of the proceeds were used to repay the Nortel term loan as discussed in note 4.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series C preferred would be entitled to receive, prior and in preference to the holders of Common Stock, (i) an amount for each share of Series C preferred stock held by them equal to the Series C original purchase price (as adjusted for stock dividends, splits, combinations, etc.) plus (ii) any accrued and unpaid dividends.

     Each holder of Series C preferred stock has the right to convert each share into shares of common stock on a one-for-one basis subject to certain conversion price adjustments. All shares of Series C preferred stock shall automatically be converted into shares of common stock, (i) at the election of 67% of the holders or (ii) in the event of a qualified public offering of the Company's common stock as defined.

     Each holder of Series C preferred stock may cause the Company to redeem up to one-third of the preferred stock originally issued to such holder on the following dates: (i) February 1, 2005, (ii) February 1, 2006 and (iii) February 1, 2007. In the event that there is a change in control or reorganization or liquidation or insolvency of the Company or the Company breaches a term of the related financing documents, the holders of the Series C preferred would have the right to request that their shares be redeemed. Such redemptions would be at a price equal to the greater of fair market value of the Series C preferred stock on the day of redemption or the original Series C preferred price (as adjusted for stock dividends, splits, combinations, etc.) plus accrued and unpaid dividends.

     Each share of Series C preferred stock shall be entitled to a single vote for every share of common stock then issuable upon its conversion. The holders shall vote with common stock on all matters except as specifically provided or as otherwise required by law.

                    TRIVERGENT CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999

     The holders of the Series C preferred stock would be entitled to receive cumulative dividends in preference to any dividend on the common stock at the rate of 5.5% of the original Series C purchase price when and as declared by the Board of Directors. Any accrued but unpaid dividends will be payable upon an initial public offering, an acquisition or liquidation of the Company.

     In February 2000, the Company purchased the assets and liabilities of two companies. The Company purchased Ester Communications for a total purchase price of $4.5 million. Ester Communications, provides local exchange, long distance and integrated voice and data products. Cash of approximately $2.0 million and 587,755 shares of common stock valued at $4.25 per share were exchanged for the company. The Company also purchased Information Services and Advertising Corporation, an internet service provider, for a total purchase price of $800,000. Cash of $300,000 and 117,647 shares valued at $4.25 per share of common stock were exchanged for the company. The acquisitions were accounted for using the purchase method of accounting. In March 2000, the Company also entered into an agreement to purchase $100 million of Nortel switching equipment and services.

16. EVENTS SUBSEQUENT TO AUDITORS' REPORT (UNAUDITED)

     In March 2000, the Company entered into a multiple-advance term loan facility with Nortel. The term loan provides the Company with maximum borrowings of $45.0 million at LIBOR plus 4.75% interest or Prime plus 3.75%. The term loan has a due date of March 2004. The term loan is secured by all assets of TriVergent Communications South, Inc. and provides for certain restrictive financial and operating covenants.

     This subsidiary will own the assets acquired with the proceeds of the loan. In March 2000, the Company also entered into an agreement to purchase $100 million of Nortel switching equipment and services.

     In March 2000, the Company privately sold 4,214,703 shares of Series C 5.5% redeemable cumulative convertible preferred stock for $4.25 per share for gross proceeds before expenses of $17,912,487. See Note 15 for a description of the Series C preferred stock.

     In March 2000, the Company paid $14.0 million to a long haul telecommunications provider for an indefeasible right to use fiber lines for twenty years to connect switching equipment.

                                   SCHEDULE I
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                             TRIVERGENT CORPORATION

                 PARENT COMPANY CONDENSED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

                            CONDENSED BALANCE SHEET

                                                              DECEMBER 31, 1999
ASSETS
Cash and cash equivalents...................................    $ 10,584,386
Investment in subsidiaries..................................      24,616,713
                                                                ------------
           TOTAL ASSETS.....................................    $ 35,201,099
                                                                ============
Liabilities, Redeemable Preferred Stock and Stockholders'
  Deficit
Payable to subsidiaries.....................................         579,282
Redeemable preferred stock..................................      65,779,609
Stockholders' deficit.......................................     (31,157,792)
                                                                ------------
           TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND
            STOCKHOLDERS' DEFICIT...........................    $ 35,201,099
                                                                ============

                       CONDENSED STATEMENT OF OPERATIONS
           FOR THE PERIOD FROM MAY 27, 1999 THROUGH DECEMBER 31, 1999

                                                                PERIOD ENDED
                                                              DECEMBER 31, 1999
Income
Equity in undistributed net loss of subsidiaries............    $(11,287,652)
Interest income from investments............................         321,477
Interest income, other......................................           5,845
                                                                ------------
           Total Income (Loss)..............................     (10,960,330)
Interest expense............................................        (489,225)
                                                                ------------
     Loss before extraordinary item.........................     (11,449,555)
Extraordinary item -- early extinguishment of debt..........        (217,637)
                                                                ------------
     Net loss...............................................    $(11,667,192)
                                                                ============

                             TRIVERGENT CORPORATION

                 PARENT COMPANY CONDENSED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

                      CONSOLIDATED STATEMENT OF CASH FLOWS
           FOR THE PERIOD FROM MAY 27, 1999 THROUGH DECEMBER 31, 1999

                                                                PERIOD ENDED
                                                              DECEMBER 31, 1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................    $(11,667,192)
Adjustments to reconcile net loss to net cash provided by
  operations
     Equity in undistributed net loss of subsidiaries.......      11,287,652
     Amortization of debt discount..........................         181,301
     Extraordinary item -- early extinguishment of debt.....         217,637
     Change in other operating assets.......................         202,775
                                                                ------------
Net cash provided by operating activities...................         222,173
                                                                ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in cash realized from:
     Investment in subsidiaries.............................     (30,000,000)
     Cash paid for acquisition, net of cash acquired........        (368,898)
                                                                ------------
Net cash used for investing activities......................     (30,368,898)
                                                                ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in cash realized from:
     Borrowings from subsidiaries, net......................         579,282
     Payment of Series 1999 note payable....................      (4,210,000)
     Payment of accrued interest on notes payable...........        (114,859)
     Payment of line of credit..............................        (779,557)
     Proceeds of issuance of preferred stock................      45,631,119
     Purchase of treasury stock.............................        (208,620)
     Proceeds from exercise of stock options................          22,499
     Other..................................................        (188,753)
                                                                ------------
Net cash provided by financing activities...................      40,731,111
                                                                ------------
Net increase in cash and cash equivalents...................      10,584,386
Cash and cash equivalents at beginning of period............              --
                                                                ------------
Cash and cash equivalents at end of year....................    $ 10,584,386
                                                                ============

                  NOTES TO THE CONDENSED FINANCIAL STATEMENTS

     Effective May 27, 1999, the Company transferred substantially all of its assets and liabilities to a subsidiary except for the following: note receivable ($202,775), Series 1999 notes payable ($10,574,859) and a balance due under a line of credit ($779,557).

Once the name of State Communications, Inc. has been changed to TriVergent Corporation, we will be in a position to render the following report.

                                            KPMG LLP

The Board of Directors
TriVergent Corporation:

     Under date of February 25, 2000, we reported on the consolidated balance sheets of TriVergent Corporation and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from October 29, 1997 (date of inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

     In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

Greenville, South Carolina
February 25, 2000

================================================================================
            , 2000

                             TRIVERGENT CORPORATION

                             SHARES OF COMMON STOCK


                                -----------------

                               P R O S P E C T U S

                                -----------------



                          DONALDSON, LUFKIN & JENRETTE

                           CREDIT SUISSE FIRST BOSTON

                          FIRST UNION SECURITIES, INC.

                           THOMAS WEISEL PARTNERS LLC

                                 DLJDIRECT INC.

                    ----------------------------------------

         We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of TriVergent Corporation have not changed since the date hereof.

         Until             , 2000 (25 days after the date of this prospectus),
all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.


                    ----------------------------------------

                                     PART-II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses, other than the underwriting discounts and commissions, paid or payable by the Registrant in connection with the distribution of the securities being registered. All expenses of the offering will be paid by the Registrant. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee ..............        $45,540
National Association of Securities Dealers, Inc. filing fee ......         17,750
Nasdaq National Market listing fee ...............................              *
Printing .........................................................              *
Legal fees and expenses ..........................................              *
Accounting fees and expenses .....................................              *
Blue Sky qualifications, related legal fees and expenses .........              *
Transfer Agent and Registrar's fees ..............................              *
Miscellaneous expenses ...........................................              *
                                                                          =======
Total ............................................................        $     *
                                                                          =======

---------------
* To be provided by amendment


   ITEM 14:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation is permitted to indemnify directors, officers, employees and other agents of such corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

         Trivergent's certificate of incorporation provides that TriVergent shall indemnify, to the full extent and under the circumstances permitted by the DGCL in effect from time to time, any past, present or future director or officer, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director, officer, employee or agent, or was serving in such capacities at another entity at the specific request of TriVergent, on the same conditions provided by the DGCL. Trivergent's certificate of incorporation further provides that TriVergent shall indemnify any such person in any threatened, pending or completed action or suit by or on behalf of TriVergent under similar conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has be adjudged to be liable to TriVergent. In addition, Trivergent's certificate of incorporation provides that the board of directors may also grant indemnification to any individual other than an officer or director, as it may determine in its sole discretion. Pursuant to these provisions, TriVergent has entered into an indemnity agreement with each of its directors and executive officers.

         As permitted by Section 102(b)(7) of the DGCL, TriVergent's certificate of incorporation contains a provision eliminating the personal liability of a director to TriVergent or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

         TriVergent maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.


   ITEM 15:  RECENT SALES OF UNREGISTERED SECURITIES

         Since its inception, the Registrant has issued the following securities without registration under the Securities Act (the number of shares set forth below does not give effect to the proposed stock split of the Registrant's common stock referred to in the prospectus).

                  On October 31, 1997, in connection with the Registrant's formation, the Registrant issued 6,600,000 shares of common stock to a total of eight individuals and entities (all of whom were "accredited investors") for aggregate consideration of $705,000. This transaction is exempt from registration under the Securities Act pursuant to
         Section 4(2) of the Securities Act, along with Rule 506 of the accompanying regulations of the Securities Act, as transactions not involving any public offering.

                  On March 1, 1998, the Registrant issued 1,761,000 shares of common stock for $1.00 per share to a total of twelve individuals and entities (all of whom were "accredited investors") for aggregate consideration of $1,761,000. This transaction is exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, along with Rule 506 of the accompanying regulations of the Securities Act, as transactions not involving any public offering.

                  On April 1, 1998, the Registrant issued 200,000 warrants to purchase shares of the Company's common stock at $2.25 per share to two individuals who were "accredited investors" in exchange for each of these investors giving a personal guarantee of the Company's obligations under a $1,000,000 line of credit with a commercial bank. This transaction is exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, along with Rule 506 of the accompanying regulations of the Securities Act, as transactions not involving any public offering.

                  On May 15, 1998, the Registrant issued 1,963,462 shares of common stock for $2.25 per share to a total of 42 individuals and entities (all of whom were "accredited investors") for aggregate consideration of $4,417,789.50. This transaction is exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, along with Rule 506 of the accompanying regulations of the Securities Act, as transactions not involving any public offering.

                  In October 1998, the Registrant sold an aggregate of 4,166,668 shares of Series A Convertible Preferred Stock at $2.40 per share. These securities were sold to two entities which were "accredited investors" for aggregate consideration of $10,000,003.20. This transaction is exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, along with Rule

         506 of the accompanying regulations of the Securities Act, as a transaction not involving any public offering.

                  In December 1998, the Registrant sold an aggregate of 545,004 shares of Series A Convertible Preferred Stock at $2.40 per share. These securities were sold to a total of four individuals and entities (all of whom were "accredited investors") for aggregate consideration of $1,308,009.60. This transaction is exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, along with Rule 506 of the accompanying regulations of the Securities Act, as a transaction not involving any public offering.

                  In March 1999, the Registrant issued 545,833 shares of its common stock to the five shareholders of Carolina Online, Inc., a South Carolina corporation, in connection with the acquisition of Carolina Online, Inc. by the Company. The parties to the merger ascribed a value of $2.40 per share to the common stock. This transaction is exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering.

                  In March and April 1999, the Registrant sold an aggregate of $6,460,000 Series 1999 Notes (convertible into common stock at $2.40 per share subject to adjustment) with accompanying Warrants to purchase 232,560 shares of common stock at an exercise price of $2.00 per share. These securities were sold to a total of 15 individuals and entities (all of whom were "accredited investors") for aggregate consideration of $6,460,000. This transaction is exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, along with Rule 506 of the accompanying regulations of the Securities Act, as transactions not involving any public offering.

                  On May 27, 1999, the Registrant sold a $4,000,000 Series 1999A Note (convertible into common stock at $2.40 per share subject to adjustment) and Warrants to purchase 652,089 shares of common stock at an exercise price of $2.00 per share to Nortel Networks Inc., the creditor under the Company's then existing credit facility. The consideration provided by Nortel Networks Inc. included $4,000,000 in cash and the entry of Nortel into the transactions contemplated in the credit facility, including without limitation the commitment to extend up to $42 million of credit to the Company pursuant to the terms of the credit facility. This transaction is exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering.

                  On July 20, 1999, the Registrant issued 262,958 shares of its common stock to the two shareholders of DCS, Inc., a South Carolina corporation, in connection with the acquisition of DCS, Inc. by the Company. The parties to the merger ascribed a value of $2.40 per share to the common stock. This transaction is exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering.

                  On July 29 and August 4, 1999, the Registrant sold an aggregate of 13,186,665 shares of Series B Convertible Preferred Stock at $3.75 per share. These securities were sold to a total of nineteen individuals and entities (all of whom were "accredited investors") for aggregate consideration of $49,449,993.75. This amount included cancellation of an aggregate principal amount of $6,249,978.75 of Series 1999 Notes. This transaction is exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, along with Rule 506 of the accompanying regulations of the Securities Act, as transactions not involving any public offering.

                  On February 1, 2000, the Registrant sold an aggregate of 11,561,768 shares of Series C Convertible Preferred Stock at $4.25 per share. These securities were sold to a total of fifteen individuals and entities (all of whom were "accredited investors") for aggregate consideration of

         $49,137,514.00. This transaction is exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, along with Rule 506 of the accompanying regulations of the Securities Act, as transactions not involving any public offering.

                  On February 8, 2000, the Registrant issued 117,647 shares of its common stock to the sole shareholder of Information Services and Advertising Corporation, a North Carolina corporation, in connection with the acquisition of DCS, Inc. by the Company. The parties to the merger ascribed a value of $4.25 per share to the common stock. This transaction is exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering.

                  On February 9, 2000, the Registrant issued 587,755 shares of its common stock to the two shareholders of Ester Communications, Inc., a North Carolina corporation, in connection with the acquisition of Ester Communications, Inc. by the Company. The parties to the merger ascribed a value of $4.25 per share to the common stock. This transaction is exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering.

                  On March 20, 2000, the Registrant sold an aggregate of 4,214,703 shares of Series C Convertible Preferred Stock at $4.25 per share. These securities were sold to a total of 23 individuals and entities (all of whom were "accredited investors") for aggregate consideration of $17,912,487.75. This transaction is exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, along with Rule 506 of the accompanying regulations of the Securities Act, as transactions not involving any public offering.

                  On January 12, 1998, the Registrant established its Employee Incentive Plan. A total of 10,000,000 shares of common stock have been reserved for issuance thereunder. Since January 14, 1998, the following options have been issued (all of which were issued to employees of the Company):


                           NUMBER OF           EXERCISE
                             SHARES         PRICE PER SHARE       DATES ISSUED
                           ---------        ---------------    -----------------
                             888,000            $1.50          1/14/98 - 4/01/98
                             420,620             2.25          5/01/98 - 3/08/99
                           2,592,124             2.40          1/14/98 - 9/12/99
                             904,976             3.00          2/01/99 - 3/06/00
                           1,902,133             3.75          1/03/99 - 1/25/00
                             876,585             4.25          2/01/00 - 3/15/00
                             600,000            10.00          2/23/00
                             600,000            15.00          2/23/00

                  Through the date hereof, a total of 8,878,458 options have been granted, a total of 14,666 options have been exercised, and a total of 388,843 options have been forfeited and returned to the plan. These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, along with Rule 701 of the accompanying regulations of the Securities Act, as transactions not involving any public offering.

ITEM 16: EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (A) EXHIBITS

         Generally, schedules, exhibits, appendices and attachments to documents included as exhibits which TriVergent believes are not material have been omitted from the exhibits. TriVergent will provide the Commission with such omitted schedules, exhibits, appendices and/or attachments upon request.

Exhibit No.

1.1      Form of Underwriting Agreement. *

3.1      Articles of Incorporation. *

3.2      By-Laws *

4.1.1    Form of Certificate for the Registrant's Common Stock. *

4.1.2    Form of Warrant.

4.2.1 State Communications, Inc. Second Amended and Restated Stockholders' Agreement dated February 1, 2000.

4.2.2 Master Amendment Agreement (amending the agreements included as Exhibits 4.2.1 & 4.3.5 hereto) dated March 20, 2000.

4.3.1 Amended and Restated Registration Rights Agreement dated February 19, 1998 between the Company and Seruus Telecom Fund, L.P.

4.3.2 Registration Rights Agreement dated May 27, 1999 between Registrant and Nortel Networks Inc.

4.3.3 Registration Rights Agreement dated October 28, 1998, by and among Registrant and each of the other parties listed on Schedule I thereto (certain holders of Series A Convertible Preferred Stock).

4.3.4 Registration Rights Agreement dated July 29, 1999, by and among Registrant and each of the other parties listed on Schedule I thereto (certain holders of Series B Convertible Preferred Stock).

4.3.5 Registration Rights Agreement dated February 1, 2000, by and among Registrant and each of the other parties listed on Schedule I thereto (certain holders of Series C Convertible Preferred Stock).

4.4 Warrant Agreement dated as of May 27, 1999 by and between Registrant and Nortel Networks Inc.

5.1 Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the Registrant.*

10.1     Amended and Restated State Communications Employee Incentive Plan

10.2.1 Loan Agreement dated February 1, 2000, (the "TD Facility") by and among TriVergent Communications, Inc., the Financial Institutions Whose Names Appear as Lenders on the Signature Pages thereof, TD Securities (USA), Inc. and Capital Syndication Corporation, as affiliate of The CIT Group, Inc., as co-lead arrangers and co-book runners, Newcourt Commercial Finance Corporation, as affiliate of The CIT Group, Inc., as documentation agent, First Union National Bank, as syndication agent, and Toronto Dominion (Texas), Inc., as administrative agent for the lenders and Assignment and Assumption Agreements dated March 9 and March 30, 2000 adding additional Lenders.

10.2.2   Parent Guaranty of Registrant of the TD Facility dated February 1,
         2000.

10.2.3 Parent Pledge Agreement dated February 1, 2000, by and among Registrant and Toronto Dominion (Texas), Inc., as administrative agent for the lenders.

10.3.1 Credit Agreement dated as of March 7, 2000, by and among TriVergent Communications South, Inc., as Borrower, and Nortel Networks Inc., as Administrative Agent, and the Lenders Named Therein.

10.3.2 Parent Pledge Agreement dated March 7, 2000, by and between Registrant and Nortel Networks Inc.

10.4.1 Master Purchase Agreement dated May 26, 1999, by and between State Communications, Inc. and Nortel Networks Inc. *

10.4.2 Amendment No. 1 to Master Purchase Agreement dated September 1, 1999, by and between State Communications, Inc., Nortel Networks Inc. and TriVergent Communications, Inc. *

10.4.3 Amendment No. 2 to Master Purchase Agreement dated March 7, 2000, by and between TriVergent Communications, Inc. and Nortel Networks Inc. *

10.4.4 Master Asset Lease Agreement dated March 7, 2000 between TriVergent Leasing South, LLC and TriVergent Communications South, Inc.

10.5.1 Preferred Stock Purchase Agreement for 4,166,668 Shares of Series A Convertible Preferred Stock dated October 28, 1998.

10.5.2 Preferred Stock Purchase Agreement for 13,186,665 Shares of Series B Convertible Preferred Stock dated July 29, 1999. Form of Joinder Agreements of Joseph Lawrence, William Oberlin, David C. Poole, Terry
         E. Richardson and Capital Insights Growth Investors, L.P.

10.5.3 Preferred Stock Purchase Agreement for 11,561,768 Shares of Series C Convertible Preferred Stock dated February 1, 2000.

10.5.4 Preferred Stock Purchase Agreement for 4,214,703 Shares of Series C Convertible Preferred Stock dated March 20, 2000.

10.9.1 Form of Employment Agreement dated October 28, 1998 of Charles S. Houser, Shaler P. Houser, Russell W. Powell, and Clark H. Mizell and schedule of material details for each such person.

10.9.2 Employment Agreement between G. Michael Cassity and State Communications, Inc. dated March 10, 2000.

10.9.3 Employment Agreement between Riley Murphy and State Communications, Inc. dated March 15, 2000.

10.10 Form of Non-Disclosure and Non-Competition Agreement between State Communications, Inc., Richland Ventures II, L.P., First Union Capital Partners, Inc. and each of Charles S. Houser, Shaler P. Houser, Russell
         W. Powell and Clark H. Mizell and schedule of material details for each such person.

10.11 Form of Indemnity Agreement by and between Registrant and each of its directors and executive officers. *

10.12 Lease by and between TriVergent Communications, Inc., Alan B. Kahn and Windsor City Partnership.

21.1     Listing of subsidiaries.

23.1     Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibit
         5.1.

23.2     Consent of KPMG LLP, independent auditors.

24.1 The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.

27.1     Financial Data Schedule for the year ended December 31, 1999.

----------------
* To be filed by amendment.

   (B) FINANCIAL STATEMENT SCHEDULES.

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

         No other financial statement schedules are included. The information is either included in the financial statements and notes thereto or is not required.


   ITEM 17: UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         The undersigned Registrant hereby undertakes that:


         (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2)for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on April 12, 2000.

                                                   TRIVERGENT CORPORATION

                                              By:  /s/  Charles S. Houser
                                                   -----------------------------
                                                   Charles S. Houser
                                                   Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles S. Houser and Clark H. Mizell, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated:


Signature                                   Title                                               Date
                                            --------------------------------------              --------------

                                            Chairman of the Board of Directors;
                                            Chief Executive Officer (principal
/s/ Charles S. Houser                       executive officer)                                  April 12, 2000
-------------------------------
Charles S. Houser


                                            Senior Vice President, Chief Financial
                                            Officer (principal financial and
/s/ Clark H. Mizell                         accounting officer)                                 April 12, 2000
-------------------------------
Clark H. Mizell



/s/ William H. Oberlin                      Director                                            April 12, 2000
-------------------------------
William H. Oberlin



/s/ Joseph A. Lawrence                      Director                                            April 12, 2000
-------------------------------
Joseph A. Lawrence



/s/ Jack Tyrrell                            Director                                            April 12, 2000
-------------------------------
Jack Tyrrell




/s/ Robert S. Sherman                       Director                                            April 12, 2000
-------------------------------
Robert S. Sherman



/s/ Alan N. Colner                          Director                                            April 12, 2000
-------------------------------
Alan N. Colner



/s/ Watts Hamrick                           Director                                            April 12, 2000
-------------------------------
Watts Hamrick



/s/ Shaler P. Houser                        Director                                            April 12, 2000
-------------------------------
Shaler P. Houser



/s/ G. Michael Cassity                      Director                                            April 12, 2000
-------------------------------
G. Michael Cassity


                                  EXHIBIT INDEX


Exhibit       Description
              -----------


1.1           Form of Underwriting Agreement. *

3.1           Articles of Incorporation. *

3.2           By-Laws *

4.1.1         Form of Certificate for the Registrant's Common Stock. *

4.1.2         Form of Warrant.

4.2.1         State Communications, Inc. Second Amended and Restated Stockholders'
              Agreement dated February 1, 2000.

4.2.2         Master Amendment Agreement (amending the agreements included as
              Exhibits 4.2.1 & 4.3.5 hereto) dated March 20, 2000.

4.3.1         Amended and Restated Registration Rights Agreement dated February 19,
              1998 between the Company and Seruus Telecom Fund, L.P.

4.3.2         Registration Rights Agreement dated May 27, 1999 between Registrant and
              Nortel Networks Inc.

4.3.3         Registration Rights Agreement dated October 28, 1998, by and among
              Registrant and each of the other parties listed on Schedule I thereto
              (certain holders of Series A Convertible Preferred Stock).

4.3.4         Registration Rights Agreement dated July 29, 1999, by and among
              Registrant and each of the other parties listed on Schedule I thereto
              (certain holders of Series B Convertible Preferred Stock).

4.3.5         Registration Rights Agreement dated February 1, 2000, by and among
              Registrant and each of the other parties listed on Schedule I thereto
              (certain holders of Series C Convertible Preferred Stock).

4.4 Warrant Agreement dated as of May 27, 1999 by and between Registrant and Nortel Networks Inc.

5.1           Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the Registrant.*

10.1          Amended and Restated State Communications Employee Incentive Plan

10.2.1        Loan Agreement dated February 1, 2000, (the "TD Facility") by and among
              TriVergent Communications, Inc., the Financial Institutions Whose Names
              Appear as Lenders on the Signature Pages thereof, TD Securities (USA),
              Inc. and Capital Syndication Corporation, as affiliate of The CIT
              Group, Inc., as co-lead arrangers and co-book runners, Newcourt
              Commercial Finance Corporation, as affiliate of The CIT Group, Inc., as documentation agent, First Union National Bank, as syndication agent, and Toronto Dominion (Texas), Inc., as administrative agent for the lenders and Assignment and Assumption Agreements dated March 9 and
              March 30, 2000 adding additional Lenders.

10.2.2        Parent Guaranty of Registrant of the TD Facility dated February 1,
              2000.

10.2.3        Parent Pledge Agreement dated February 1, 2000, by and among Registrant and Toronto Dominion (Texas), Inc., as administrative agent for the lenders.
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

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
10.3.1        Credit Agreement dated as of March 7, 2000, by and among TriVergent
              Communications South, Inc., as Borrower, and Nortel Networks Inc., as
              Administrative Agent, and the Lenders Named Therein.

10.3.2        Parent Pledge Agreement dated March 7, 2000, by and between Registrant and Nortel Networks Inc.

10.4.1        Master Purchase Agreement dated May 26, 1999, by and between
              State Communications, Inc. and Nortel Networks Inc. *

10.4.2        Amendment No. 1 to Master Purchase Agreement dated September 1, 1999, by and between State Communications, Inc., Nortel Networks Inc. and
              TriVergent Communications, Inc. *

10.4.3        Amendment No. 2 to Master Purchase Agreement dated March 7, 2000, by and between TriVergent Communications, Inc. and Nortel Networks Inc. *

10.4.4        Master Asset Lease Agreement dated March 7, 2000 between TriVergent
              Leasing South, LLC and TriVergent Communications South, Inc.

10.5.1        Preferred Stock Purchase Agreement for 4,166,668 Shares of Series A
              Convertible Preferred Stock dated October 28, 1998.

10.5.2        Preferred Stock Purchase Agreement for 13,186,665 Shares of Series B
              Convertible Preferred Stock dated July 29, 1999. Form of Joinder
              Agreements of Joseph Lawrence, William Oberlin, David C. Poole, Terry
              E. Richardson and Capital Insights Growth Investors, L.P.

10.5.3        Preferred Stock Purchase Agreement for 11,561,768 Shares of Series C
              Convertible Preferred Stock dated February 1, 2000.

10.5.4        Preferred Stock Purchase Agreement for 4,214,703 Shares of Series C
              Convertible Preferred Stock dated March 20, 2000.

10.9.1        Form of Employment Agreement dated October 28, 1998 of Charles S.
              Houser, Shaler P. Houser, Russell W. Powell, and Clark H. Mizell and schedule of material details for each such person.

10.9.2        Employment Agreement between G. Michael Cassity and State
              Communications, Inc. dated March 10, 2000.

10.9.3        Employment Agreement between Riley Murphy and State Communications,
              Inc. dated March 15, 2000.

10.10         Form of Non-Disclosure and Non-Competition Agreement between State
              Communications, Inc., Richland Ventures II, L.P., First Union Capital
              Partners, Inc. and each of Charles S. Houser, Shaler P. Houser, Russell
              W. Powell and Clark H. Mizell and schedule of material details for each such person.

10.11         Form of Indemnity Agreement by and between Registrant and each of its directors and executive officers. *

10.12         Lease by and between TriVergent Communications, Inc., Alan B. Kahn and
              Windsor City Partnership.

21.1          Listing of subsidiaries.

23.1          Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibit
              5.1.

23.2          Consent of KPMG LLP, independent auditors.

24.1          The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.

27.1          Financial Data Schedule for the year ended December 31, 1999.
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* To be filed by amendment.